Exhibit 10.33
LOAN AGREEMENT

Dated as of February 14, 2020

By and Among

MANDALAY PROPCO, LLC and MGM GRAND PROPCO, LLC,
collectively, as Borrower

and

CITI REAL ESTATE FUNDING INC.,
BARCLAYS CAPITAL REAL ESTATE INC.,
DEUTSCHE BANK AG, NEW YORK BRANCH and
SOCIETE GENERALE FINANCIAL CORPORATION,
collectively, as Lender

and

CITI REAL ESTATE FUNDING INC.,
as Administrative Agent

- i -

- ii -

Section 10.29. EU Bail In Rule	198
Section 10.30. Gaming Laws	199
- iii -

SCHEDULES
Schedule 1.1(a)    –    Allocated Loan Amounts
Schedule 1.1(b)    –    Qualified Casino Operators
Schedule 1.2    –    Qualified Managers
Schedule 1.3    –    Venue Space
Schedule 4.1.1    –    Organizational Chart of Borrower
Schedule 4.1.26    –    Leases
Schedule 4.1.30    –    SPE Compliance
Schedule 4.1.36    –    Delaware Organization Identification Numbers
Schedule 5.1.19    –    Pre-Approved Alterations
Schedule 5.1.20    –    CBA
Schedule 5.2.9    –    REIT Election
EXHIBITS
Exhibit A    –    Form of Excess Cash Flow Guaranty
Exhibit B    –    Tax Compliance Certificates
Exhibit C    –    Sample Debt Service Coverage Ratio Calculation
Exhibit D    –    Form of Subordination, Non-Disturbance and Attornment Agreement
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LOAN AGREEMENT
This LOAN AGREEMENT, dated as of February 14, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among CITI REAL ESTATE FUNDING INC., having an address at 388-390 Greenwich Street, Tower Floor 8, New York, New York 10013 (together with its successors and/or assigns, “Citi”), BARCLAYS CAPITAL REAL ESTATE INC., a Delaware corporation, having an address at 745 Seventh Avenue, New York, New York 10019 (together with its successors and/or assigns, “Barclays”), DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of Deutsche Bank AG, a German Bank, authorized by the New York Department of Financial Services, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors, assigns and/or alternate branches, “DB”), SOCIÉTE GÉNÉRALE FINANCIAL CORPORATION, having an address at 245 Park Avenue, New York, New York 10167 (together with its successors and/or assigns, “SocGen” and, collectively with Citi, Barclays, DB and any lawful holder of any portion of the Indebtedness, as hereinafter defined, “Lender”), CITI REAL ESTATE FUNDING INC., having an address at 388-390 Greenwich Street, Tower Floor 8, New York, New York 10013, as agent for Lender (in such capacity, together with its successors and/or assigns, “Administrative Agent”) and MANDALAY PROPCO, LLC, a Delaware limited liability company (“Mandalay Bay Borrower”) and MGM GRAND PROPCO, LLC, a Delaware limited liability company (“MGM Grand Borrower”), each having its principal place of business at 1980 Festival Plaza Drive, Suite 750, Las Vegas, NV 89135 (each an “Individual Borrower” and collectively and/or individually, as the context may require, “Borrower”) with respect to each Individual Property set forth on Schedule 1.1(a) attached hereto.
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1.    Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“40% Gap” shall have the meaning set forth in Section 6.1(b) hereof.
“40% Standard” shall have the meaning set forth in Section 6.1(b) hereof.

“60% Gap” shall have the meaning set forth in Section 6.1(b) hereof.
“60% Standard” shall have the meaning set forth in Section 6.1(b) hereof.
“Acceptable Blanket Policy” shall have the meaning set forth in Section 6.1(c) hereof.
“Accor Hotel Manager” shall mean, individually and/or collectively as the context may require, any subsidiary of Accor S.A., and any Successor Brand Manager that assumes the rights and obligations of an Accor Hotel Manager under, and in accordance with the terms of, such Accor Hotel Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Accrued Interest” shall have the meaning set forth in Section 2.3.1(b) hereof.
“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date and (a) prior to a rated Securitization, reasonably satisfactory in form and substance to Lender and from (i) Berger Harris LLP or (ii) counsel otherwise acceptable to Lender, and (b) following a rated Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from (x) Berger Harris LLP or (y) counsel otherwise acceptable to the Approved Rating Agencies.
“Additional Interest” shall have the meaning set forth in Section 2.4.1 hereof.
“Adjusted Interest Rate” shall mean, with respect to each Note, a rate per annum equal to from and including the first day of the Interest Period commencing on the day after the Anticipated Repayment Date through and including the last day of the Interest Period relating to the Maturity Date, the sum of (i) two hundred basis points (2.00%) plus (ii) the greater of (A) the sum of (I) the ARD Treasury Note Rate in effect as of 1:00 p.m., New York City time, on the Anticipated Repayment Date (or, if such day is not a Business Day, the first Business Day immediately preceding the Anticipated Repayment Date), as determined by Lender plus (II) (x) with respect to Note A, 1.52% or (y) with respect to Note B, 1.52%, and (B) the applicable Initial Interest Rate for such Note.
“Administrative Agent” means Citi Real Estate Funding Inc. or any successor thereof in accordance with Section 10.24(d) hereof.
“Administrative Agent Decisions” shall have the meaning set forth in Section 10.24(a) hereof.
“Advisor” shall mean either (a) BX REIT Advisors L.L.C. or (b) another Affiliate of The Blackstone Group Inc. that is at least fifty and one-tenth percent (50.10%) owned, directly or indirectly, by The Blackstone Group Inc. and Controlled by The Blackstone Group Inc.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person, provided that, neither MGM/Mandalay Lease Guarantor nor its Affiliates (including, without limitation, MGM/Mandalay Tenant and/or MGM/Mandalay Operating Subtenant) shall be deemed an Affiliate of Borrower or Advisor for any purpose under the Loan Documents so long as such Person does not Control Borrower. For the avoidance of doubt, Lender and Borrower acknowledge and agree that, as of the Closing Date, neither MGM/Mandalay Lease Guarantor nor its Affiliates (including, without limitation, MGM/Mandalay Tenant and/or MGM/Mandalay Operating Subtenant) Control Borrower.
“Affiliate Lease” shall mean a lease between an Affiliate of Borrower and an Affiliate of MGM/Mandalay Tenant.
“Affiliate Lease Cross Default” shall have the meaning set forth in Section 5.3.2(i) hereof.
“Affiliated Manager” shall mean any Manager which Borrower, Principal, BREIT, MGP or Guarantor Controls or has, directly or indirectly, fifty-one percent (51.0%) or more of the legal, beneficial or economic interest therein.
“Affiliated Mezzanine Lender” shall have the meaning set forth in Section 5.2.10(n).
“Agent” shall mean any Eligible Institution then acting as Agent under the Cash Management Agreement.
“Aggregate LTV Ratio” shall mean the ratio of (a) (i) the outstanding principal balance of the Loan as of the date of the closing of the Mezzanine Loan, plus (ii) the initial principal amount of the Mezzanine Loan to (b) the aggregate value of the Properties as determined pursuant to Appraisals ordered by Lender in connection with the closing of the Mezzanine Loan.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth opposite such Individual Property on Schedule 1.1(a) hereof.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alterations Deposit” shall have the meaning set forth in Section 5.1.19(b) hereof.
“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by or on behalf of MGM/Mandalay Operating Subtenant, MGM/Mandalay Tenant or Borrower, as applicable, in accordance with Section 5.1.11(e) hereof, as applicable, for the applicable Fiscal Year or other period.
“Anticipated Repayment Date” shall mean the Payment Date occurring in March, 2030.
“Applicable Similar Law” shall have the meaning set forth in Section 5.2.8(c) hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Properties are located, who meets the requirements of FIRREA and USPAP and who is otherwise reasonably satisfactory to Lender.
“Approved Alterations” shall have the meaning set forth in Section 5.1.19(b) hereof.
“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.
“Approved Bank” shall mean an Eligible Institution.
“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Morningstar or any other nationally recognized statistical rating agency in each case, which has been approved by Lender and designated by Lender to assign a rating to the Securities and which has assigned a rating to the Securities.
“ARD Failure Event” shall mean Borrower’s failure to repay the Loan in full in accordance with the terms, covenants and provisions of this Agreement on or before the Anticipated Repayment Date.
“ARD Treasury Note Rate” shall mean the rate of interest per annum calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the Business Day ending immediately prior to the Anticipated Repayment Date, of “U.S. Government Securities/Treasury Constant Maturities” with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. In the event Federal Reserve Statistical Release H.15 Selected Interest Rates is no longer published or in the event Federal Reserve Statistical Release H.15 Selected Interest Rates no longer publishes “U.S. Government Securities/Treasury Constant Maturities”, Lender shall select a comparable publication to determine such “U.S. Government Securities/Treasury Constant Maturities” and the applicable ARD Treasury Note Rate. Lender’s determination of the ARD Treasury Note Rate shall be final absent manifest error.
“Assignment of Agreements” shall mean that certain Assignment of Agreements Affecting Real Estate, dated as of the date hereof, by and among Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Security Interests” shall mean that certain Collateral Assignment of Security Interests, dated as of the date hereof, by and among Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to Borrower’s interest in all of the Collateral (as defined therein).
“Assignment of Signature Management Agreement” shall mean that certain Collateral Assignment of Management Agreement, dated as of the date hereof, by MGM Grand Hotel, LLC for the benefit of Lender and acknowledged by The Signature Condominiums, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority to Borrower or any of its Affiliates in connection with a Condemnation in respect of all or any part of any Individual Property.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.
“Barclays” shall have the meaning set forth in the introductory paragraph hereto.
“Basic Carrying Costs” shall mean, with respect to each Individual Property, for any period, the sum of the following costs associated with such Individual Property: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“Borrower’s Knowledge” or “Knowledge” (and words of similar import) shall mean the current actual knowledge, as opposed to constructive or imputed knowledge, of each of (a) Andy Chien and (b) Tyler Henritze and Qahir Madhany, respectively, which individuals constitute the primary individuals tasked with the day to day management of each of MGP OP’s and BREIT OP’s interest in the Borrower, respectively, and shall include any other employees of Borrower or its Affiliates which shall succeed to such positions or perform comparable responsibilities of such individuals. For the avoidance of doubt, in no event shall any of such individuals have any personal liability by virtue of being named in this definition or certifying to matters on behalf of Borrower.
“Brand Management Agreement” shall mean, a Management Agreement with a Brand Manager.
“Brand Manager” shall mean each of Hilton Manager, Hyatt Manager, Marriott Manager, Four Seasons Manager, Accor Hotel Manager, SBE Entertainment Group Manager and any Qualified Casino Operator.

“Brand Mandated Work” shall mean any property improvements that the applicable Brand Manager requires to be performed at an Individual Property.
“BREIT” shall mean Blackstone Real Estate Income Trust, Inc.
“BREIT Affiliate” means an Affiliate of Borrower other than BREIT or BREIT OP which (i) is Controlled by BREIT or BREIT OP and (ii) satisfies the Guarantor Financial Covenants.
“BREIT Holdings” shall mean BREIT Prime Lease Holdings LLC.
“BREIT OP” shall mean BREIT Operating Partnership L.P.
“BREIT Parent” shall mean BREIT RE Parent LLC.
“BREIT Parent Contribution” shall mean the contribution from BREIT OP to BREIT Parent of the limited liability company interests in BREIT Holdings.
“Broad Affiliate” means, as to any particular Person, any Person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with, the Person in question. As used solely in this definition of “Broad Affiliate,” “Control” means (a) the ownership, directly or indirectly, in the aggregate of twenty percent (20%) or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (other than possession of voting or control rights granted to Mezzanine Lender pursuant to the Mezzanine Loan Documents, the exercise of which is contingent upon the occurrence and continuance of an Mezzanine Loan Event of Default, unless and until so exercised by Mezzanine Lender). “Controlled by”, “Controlling” and “under common Control with” shall have the respective correlative meanings thereto.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of (a) national banks in New York, New York, or (b) the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or (c) the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or (d) the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.
“Calculation Date” shall mean the last day of each calendar quarter during the term of the Loan and any day on which there is a prepayment of any portion of the outstanding principal amount of the Loan pursuant to Section 2.4.1 hereof.
“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs and replacements).
“Captive Insurance Company Requirements” shall mean the Captive Insurance Company Requirements as set forth on Exhibit N to the Initial MGM/Mandalay Lease.

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Lender and any Agent which may become a party to such agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Trap Event” shall mean the occurrence of any one or more of the following events: (a) an Event of Default, (b) a DSCR Trigger Event, (c) a MGM/Mandalay Tenant Bankruptcy Event, (d) an OpCo Trigger Event, or (e) an ARD Failure Event.
“Cash Trap Event Cure” shall mean (a) no Event of Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of an Event of Default, Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default, (b) in the event that the related Cash Trap Event occurred as a result of a DSCR Trigger Event, the achievement of a DSCR Cure, (c) in the event that the related Cash Trap Event occurred as a result of a MGM/Mandalay Tenant Bankruptcy Event, the achievement of a MGM/Mandalay Tenant Bankruptcy Event Cure or (d) in the event that the related Cash Trap Event occurred as a result of an OpCo Trigger Event, the achievement of a OpCo Trigger Event Cure. Notwithstanding the foregoing, in no instance shall (x) a Cash Trap Event caused by an ARD Failure Event be capable of being cured or be deemed to expire and (y) a Cash Trap Event be deemed to expire in the event that any other Cash Trap Event then exists.
“Cash Trap Period” shall mean the period commencing on the occurrence of a Cash Trap Event and terminating on the date of a Cash Trap Event Cure. For the avoidance of doubt, a Cash Trap Period occurring due to an ARD Failure Event shall not expire and shall continue until the Debt is indefeasibly paid in full.
“Cash Trap Sweep Instructions” shall have the meaning set forth in Section 2.6.1(f) hereof.
“Casino Components” shall mean those portions of each Individual Property devoted to the operation of casino gaming operations and shall include those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas, in each case, to the extent the operation thereof requires a gaming or similar license under applicable Legal Requirements.
“Casino Management Agreement” means any lease or management agreement relating to the management and operation of the Casino Components that may be entered into by Borrower which is (a) either (i) a lease or management agreement with a Casino Operator, which lease or management agreement shall (A) have been entered into by Borrower and such Casino Operator on an arm’s length basis and otherwise on commercially reasonable terms and (B) contain economic terms and management fees comparable to existing local market rates, or (ii) a lease or management agreement with a Casino Operator, which lease or management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), following a rated Securitization, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such lease or management agreement and (b) together with an assignment of casino management agreement and subordination of management fees pursuant to a subordination and non-disturbance agreement substantially in form and substance reasonably acceptable to Lender, provided, that in the event such Manager is an Affiliated Manager (other than a manager that is affiliated with a nationally recognized brand), any replacement casino lease or management agreement shall include a subordination of management fees pursuant to a subordination and non-disturbance agreement in form and substance reasonably acceptable to Lender, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Casino Management Default Election Notice” shall have the meaning set forth in Section 8.1(a)(xv) hereof.
“Casino Operator” shall mean any Qualified Casino Operator in its capacity as manager under any Casino Management Agreement and/or Brand Management Agreement, as applicable, entered into in accordance with the terms and conditions of the Loan Documents.
“Casualty” shall have the meaning set forth in Section 6.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(f) hereof.
“Casualty/Condemnation Threshold Amount” shall mean five percent (5.00%) of the original Allocated Loan Amount for the applicable Individual Property.
“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”, (e) the death or incapacity of such Independent Director or (f) any other reason for which the prior written consent of Lender shall have been obtained.
“CBA” shall have the meaning set forth in Section 5.1.20(e) hereof.
“CBA Multiemployer Plans” shall have the meaning set forth in Section 5.1.20(f) hereof.
“Citi” shall have the meaning set forth in the introductory paragraph hereto.

“Closing Date” shall mean the date of the funding of the Loan.
“Closing Date Debt Service Coverage Ratio” shall mean 5.17x.
“Closing Date Delano License Agreement” shall mean that certain License Agreement dated August 8, 2012 by and between Morgans Hotel Group Management LLC and Mandalay Corp. d/b/a Mandalay Bay Resort and Casino, as amended by the First Amendment thereto, dated March 11, 2015, as further modified, amended and/or supplemented as of the date hereof or from time to time in accordance with the terms and conditions of this Agreement and the MGM/Mandalay Lease.
“Closing Date Four Seasons Management Agreement” shall mean, collectively, (i) that certain Hotel Management Agreement dated March 10, 1998 by and among Four Seasons Hotels Limited, Mandalay Corp. and Circus Circus Enterprises, Inc. and (ii) that certain Hotel License Agreement between Four Seasons Hotels Limited and Mandalay Corp., in each case, as modified, amended and/or supplemented as of the date hereof or from time to time in accordance with the terms and conditions of this Agreement and the MGM/Mandalay Lease.
“Co-Lender” shall mean, at any time when the Loan is held by more than one Lender, each such Lender together with its respective successors and/or assigns.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean, collectively, whether now or hereafter acquired, (a) each Individual Property, (b) Borrower’s interest in the MGM/Mandalay Lease and the other MGM/Mandalay Lease Documents, (c) Borrower’s interest in all of the Tenant’s Pledged Property (as defined in the MGM/Mandalay Lease), including any security interest therein, (d) Borrower’s interest in the MGM/Mandalay Restricted Reserve Accounts and MGM/Mandalay Restricted Reserve Funds, including any security interest therein and (e) any other asset or property subject to the Lien of a Mortgage or the Assignment of Agreements.
“Componentization Event” shall mean any Securitization or syndication of the Loan involving an A/B or senior/subordinate structure (including any Securitization involving a Securitization Vehicle or the sale of so-called “B” Note or subordinate participation interest).
“Componentization Notice” shall have the meaning set forth in Section 2.1.5 hereof.
“Components” shall have the meaning set forth in Section 2.1.5 hereof.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consent Request Date” shall have the meaning set forth in Section 10.24(e) hereof.
“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.
“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the date hereof, by and among each Individual Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.
“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(e) hereof.
“Custodial Funds” shall mean the following funds collected by Borrower on a third-party’s behalf that must be paid or remitted to a third-party and so are not properly considered “revenue” of Borrower: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid in cash or check or received via credit card and owed to employees working at the Property; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels, (iii) amounts paid out to hotel guests or patrons for checks cashed or (iv) per diem expense allowances paid.
“DB” shall have the meaning set forth in the introductory paragraph hereto.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon (including, after a Securitization, any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any Interest Period, prepayment date or the Maturity Date), the Defeasance Payment Amount, Yield Maintenance Premium that becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the scheduled interest payments due under this Agreement and the Note.
“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
(a)    the numerator is the sum of EBITDAR for (x) so long as the MGM/Mandalay Lease is in effect: (i) to the extent there are one or more MGM/

Mandalay Operating Subtenants for an Individual Property, each applicable MGM/Mandalay Operating Subtenant and (ii) if there is no MGM/Mandalay Operating Subtenant at an Individual Property (or portion thereof), the MGM/Mandalay Tenant (with respect to such Individual Property or portion thereof) or (y) if the MGM/Mandalay Lease is not in effect, each Individual Property, in each case, for such period; and
(b)    the denominator is the sum of the aggregate amount of Debt Service for each of the Notes for such period.
For reference purposes only, a sample calculation of the Debt Service Coverage Ratio is attached as Exhibit C to this Agreement.
“Deemed Approval Requirements” means, with respect to a request by Borrower for Lender’s approval or consent, that:
(i)    if the first correspondence from Borrower to Lender requesting such approval or consent contains a bold faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2020 MGM GRAND LAS VEGAS-MANDALAY BAY LOAN. FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period; and
(ii)    if Lender fails to grant or withhold its approval to such request within such ten (10) Business Day period, a second notice requesting approval is delivered to Lender from Borrower containing a bold faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE 2020 MGM GRAND LAS VEGAS-MANDALAY BAY LOAN. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as reasonably requested by Lender in writing prior to the expiration of such five (5) Business Day period, and if Lender fails to grant or withhold its approval to such request (or denies such request without stating the grounds for such denial in reasonable detail) prior to the expiration of such five (5) Business Day period.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to any Note, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate otherwise applicable to such Note.
“Defeasance Date” shall have the meaning set forth in Section 2.8.1(a)(i) hereof.
“Defeasance Event” shall have the meaning set forth in Section 2.8.1(a) hereof.
“Defeasance Payment Amount” shall mean the amount which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.
“Defeasance Security Agreement” shall have the meaning set forth in Section 2.8.1(a)(v) hereof.
“Defeased Note” shall have the meaning set forth in Section 2.8.1 hereof.
“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet or other similar offering documents provided to prospective investors, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization and designated as a “Disclosure Document” by Lender in its reasonable discretion.
“Discounted Payoff’ shall have the meaning set forth in Section 5.2.10(k) hereof.
“DSCR Cure” shall mean (a) no Event of Default shall be continuing and (b) the achievement of a Debt Service Coverage Ratio equal to or exceeding the Required DSCR Ratio for the two (2) consecutive calendar quarters immediately preceding the Calculation Date based upon the trailing twelve (12) month period immediately preceding such Calculation Date (which Required DSCR Ratio may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Service Coverage Ratio equal to or exceeding the Required DSCR Ratio; provided that in the event the Required DSCR Ratio is achieved by such prepayment, the DSCR Trigger Period shall terminate immediately upon such prepayment without the obligation to wait two (2) consecutive calendar quarters).
“DSCR Trigger Event” shall mean a Debt Service Coverage Ratio, as determined by Lender, of less than the Required DSCR Ratio on any Calculation Date for the two (2) consecutive calendar quarters immediately preceding the Calculation Date, based upon the trailing twelve (12) month period immediately preceding such Calculation Date.
“DSCR Trigger Period” shall mean the period commencing on the occurrence of a DSCR Trigger Event and continuing until the occurrence of a DSCR Cure.
“EBITDA” shall mean, for an applicable period, and with respect to any Person or each Individual Property (as applicable), the sum of (a) Net Income of such Person or Individual Property for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or Individual Property for that period, less (e) interest income of such Person or Individual Property for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or Individual Property for that period excluding gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or Individual Property for that period excluding gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which shall be limited to third-party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (1) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or Individual Property for that fiscal period which shall be limited to costs related directly to the Individual Property’s Primary Intended Use (as defined in the MGM/Mandalay Lease), minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, plus or minus (p) any equity income from the earnings of an equity method investee and plus (q) any equity loss from the earnings of an equity method investee, in each case, as determined in accordance with the MGM/Mandalay Lease and GAAP, consistently applied using the Existing Accounting Guidelines (as defined in the MGM/Mandalay Lease). For the avoidance of doubt, (x) the revenues and expenses of the Signature Entities (as defined in the Initial MGM/Mandalay Lease) arising out of the Signature Hotel Units (as defined in the Initial MGM/Mandalay Lease) (including from any Signature Rental Management Operations (as defined in the Initial MGM/Mandalay Lease)) shall be included for purposes of calculating the EBITDA of the MGM Grand Property (or any MGM/Mandalay Operating Subtenant of the MGM Grand Property (or MGM/Mandalay Tenant with respect to any portion of the MGM Grand Property that is not subject to an MGM/Mandalay Operating Sublease)) and (y) other than as set forth in the immediately preceding clause (x), no revenues and expenses of MGM/Mandalay Tenant or any MGM/Mandalay Operating Subtenant other than those derived from the applicable Individual Property shall be included for purposes of calculating EBITDA.
“EBITDAR” shall mean, for the applicable period, with respect to any Person or Individual Property (as applicable), EBITDA plus, without duplication, any MGM/Mandalay Lease Rent reflected in Net Income, and, without duplication, in each case as determined in accordance with the MGM/Mandalay Lease and GAAP, consistently applied using the Existing Accounting Guidelines (as defined in the MGM/Mandalay Lease).
“EEA Bail In Action” means the exercise of any EEA Write Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail In Legislation Schedule.
“EEA Bail In Legislation Schedule” means the EU Bail In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EEA Write Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail In Legislation for the applicable EEA Member Country, which write down and conversion powers are described in the EEA Bail In Legislation Schedule.
“Eligibility Requirements” means, with respect to any Person, that such Person together with its Affiliates (i) is regularly engaged in the business of making, originating or owning commercial mortgage real estate loans or interests in such commercial mortgage loans and holds at least Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00) of such commercial real estate loans (except with respect to a pension advisory firm, asset manager or similar fiduciary, provided, such Person’s account manager satisfies the requirements of this clause (i)), (ii) has not been and is not an Embargoed Person and has never been convicted of, or pled guilty or no contest to, any unlawful activity, including money laundering, terrorism or terrorism activities, (iii) has not been a debtor in any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors or the subject of any material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non appealable judgment for attempting to hinder, delay or defraud creditors, each within seven (7) years prior to the date of determination and (iv) if such Person is not a bank or an insurance company, has no material then outstanding and unpaid judgments against such Person.
“Eligible Account” shall mean either a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company that complies with the definition of Eligible Institution acting in its fiduciary capacity and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Assignee” shall mean (A) during the continuance of an Event of Default, any Person and (B) so long as no Event of Default has occurred and is continuing, any Person (other than a natural person) that is any of the following, provided that any such Person shall at the time it acquires its interest in the Loan satisfy the Eligibility Requirements: (a) a commercial bank or investment bank organized under the laws of the United States, or any state thereof which regularly invests in or makes commercial real estate loans; (b) a commercial bank or investment bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country which regularly invests in or makes commercial real estate loans (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (c) a Person that is engaged in the business of commercial real estate banking and that is: (1) an affiliate of a Lender, or (2) a Person of which a Lender is a subsidiary; (d) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which regularly invests in or makes commercial real estate loans; (e) a fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans, or (f) any Lender (other than a Lender that is a defaulting lender under any Lender Document). “Eligible Assignee” shall not include (x) any Lender that is a defaulting lender under any Lender Document or (y) any direct competitor of BREIT, Advisor, MGP or any Affiliate thereof that primarily engaged in the business of owning or operating commercial real estate in the ordinary course but not including any Affiliates of such competitors that are in the business of commercial real estate lending including Affiliates whose investment guidelines permit investments in both debt, equity and securities or any of the foregoing.
“Eligible Institution” shall mean (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A 1+” by S&P (to the extent S&P is an Approved Rating Agency), “P 1” by Moody’s (to the extent Moody’s is an Approved Rating Agency) and “F 1+” by Fitch (to the extent Fitch is an Approved Rating Agency) in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by S&P (to the extent S&P is an Approved Rating Agency), “Aa3” by Moody’s (to the extent Moody’s is an Approved Rating Agency) and “A+” by Fitch (to the extent Fitch is an Approved Rating Agency)) and (ii) Chase Bank, N.A., Capital One N.A., PNC Bank, N.A., US Bank, National Association, Wells Fargo Bank, National Association and Bank of America, N.A.; provided that, with respect to clause (ii), the ratings by each of the Approved Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of such institution is at least equal to the lower of the ratings in effect as of the date hereof or as set forth in clause (i).
“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
“Enforcement Action” shall have the meaning set forth in Section 8.3 hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any Person that for purposes of Title W of ERISA is a member of the Borrower’s or Guarantor’s controlled group, or under common control with the Borrower or Guarantor within the meaning of Section 414(b) or (c) of the Code.
“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
“Excess Cash Flow” shall mean all remaining amounts on deposit in the Cash Management Account (other than any required minimum balance) after the payment or disbursement of all amounts which are required to be paid or disbursed pursuant to Sections 3.4(a) through 3(g) of the Cash Management Agreement.
“Excess Cash Flow Guarantor” shall mean any of (a) (x) BREIT OP or a BREIT Affiliate and (y) MGP OP or an MGP Affiliate, on a several basis consistent with the terms set forth in Section 1.2(d) of the Guaranty executed as of the Closing Date (provided, the Liability Percentages (as defined in the Excess Cash Flow Guaranty) of BREIT OP or such BREIT Affiliate, as applicable, and MGP OP or such MGP Affiliate, as applicable, shall be adjusted to reflect the applicable Liability Percentage (as defined in the Excess Cash Flow Guaranty) of BREIT OP and MGP OP as of the date the applicable Excess Cash Flow Guaranty is entered into), (b) BREIT OP or (c) a BREIT Affiliate.
“Excess Cash Flow Guaranty” shall mean an Excess Cash Flow Guaranty entered into by an Excess Cash Flow Guarantor for the benefit of Lender in the form of the Excess Cash Flow Guaranty attached hereto as Exhibit A and entered into, as permitted by, and in accordance with Section 7.5.2(c) hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.
“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.
“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.
“Exchange Act” shall have the meaning set forth in Section 9.1.1(h) hereof.
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a securitization.
“Excluded Entity” shall mean (i) BREIT, (ii) BREIT OP; provided that BREIT OP is owned, managed or Controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle, (iii) any Public Vehicle, (iv) any direct or indirect legal or beneficial owner of BREIT, BREIT OP (to the extent clause (ii) is satisfied), a Public Vehicle, including, without limitation, any shareholder, partner, member and/or non-member manager of the foregoing, (v) Windmill REIT solely with respect to the Series A Members (as defined in the Windmill REIT LLCA) and solely with respect to any direct or indirect legal or beneficial owner of any Series A Member, (vi) MGP and (vii) MGP OP, provided that MGP OP is managed and Controlled by MGP, a Qualified Transferee or a Public Vehicle. For the avoidance of doubt, the parties hereto acknowledge and agree that MGM, MGM/Mandalay Tenant, MGM/Mandalay Lease Guarantor, Replacement MGM/Mandalay Lease Guarantor, Replacement MGM/Mandalay Tenant and each of their respective direct or indirect legal or beneficial owners and any Affiliates of such entities which are also not subsidiaries of MGP OP and/or BREIT OP are Excluded Entities (other than any MGM/Mandalay Operating Subtenant, which is required to be a subsidiary of MGM, subject to the terms and conditions of the MGM/Mandalay Lease).
“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes with respect to an applicable interest in a Loan or commitment resulting from any law in effect on the date such Lender acquires such interest in a Loan or commitment pursuant to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), and (d) any Section 2.7 Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.
“FF&E” shall mean, collectively, with respect to each Individual Property, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, Gaming Equipment and all other customary hotel and casino resort equipment and other tangible property owned by (a) so long as the MGM/Mandalay Lease is in effect: (i) to the extent there are one or more MGM/Mandalay Operating Subtenants for such Individual Property, each applicable MGM/Mandalay Operating Subtenant and (ii) if there is no MGM/Mandalay Operating Subtenant at such Individual Property (or any portion thereof), the MGM/Mandalay Tenant or (b) if the MGM/Mandalay Lease is not in effect, the applicable Individual Borrower, or in which MGM/Mandalay Tenant, MGM/Mandalay Operating Subtenant or the applicable Individual Borrower, as applicable, has or shall have an interest, now or hereafter located at each Individual Property and useable in connection with the present or future operation and occupancy of each Individual Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, (b) items owned by tenants, guests or by third-party operators or (c) such items which constitute “Excluded Assets” under the MGM/Mandalay Lease.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
“Fitch” shall mean Fitch, Inc.
“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired by (a) so long as the MGM/Mandalay Lease is in effect: (i) to the extent there are one or more MGM/Mandalay Operating Subtenants for such Individual Property, each applicable MGM/Mandalay Operating Subtenant and (ii) if there is no MGM/Mandalay Operating Subtenant at such Individual Property (or any portion thereof), the MGM/Mandalay Tenant or (b) if the MGM/Mandalay Lease is not in effect, the applicable Individual Borrower, in each case, that is related to the Land and the Improvements forming part of the Individual Property that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the

Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof, provided, however, that Fixtures shall not include such items which constitute “Excluded Assets” under the MGM/Mandalay Lease.
“Foreclosure” shall have the meaning set forth in Section 9.3(b)(viii) hereof.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Four Seasons Manager” shall mean, individually and/or collectively as the context may require, any subsidiary of Four Seasons Hotels Limited, and any Successor Brand Manager that assumes the rights and obligations of a Four Seasons Manager under, and in accordance with the terms of, such Four Seasons Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Franchise/License Agreement” shall mean any one or more of: (i) any franchise, trademark and/or license agreement relating to the operation of the Hotel Components that may be entered into by Borrower which is (a) a franchise, trademark and/or license agreement with a Franchisor/Licensor, which franchise, trademark and/or license agreement shall have been entered into by Borrower and such Franchisor/Licensor on an arm’s-length basis and otherwise on commercially reasonable terms, with economic terms and franchise, trademark and/or license fees, as applicable, comparable to existing local market rates or (b) a franchise, trademark and/or license agreement with a Franchisor/Licensor, which franchise, trademark and/or license agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (b), following a rated Securitization, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such franchise, trademark and/or license agreement; and (ii) together with a replacement comfort letter or new comfort letter in form and substance reasonably acceptable to Lender executed and delivered to Lender by Borrower and such Franchisor/Licensor at Borrower’s expense, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Franchise/License Default Election Notice” shall have the meaning set forth in Section 8.1(a)(xvii) hereof.
“Franchisor/Licensor” shall mean a Qualified Franchisor/Licensor.
“Full Replacement Cost” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Gaming Authorities” shall mean any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming board, commission, or other governmental gaming regulatory body or agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at any Individual Property or any successor to such authority or is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.
“Gaming Equipment” shall mean all equipment and supplies used in the gaming operations of a casino, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, mobile gaming systems, and all other gaming devices (as defined in NRS 463.0155), cashless wagering systems (as defined in NRS 463.014) and associated equipment (as defined in NRS 463.0136) which are (a) owned or leased by Borrower, MGM/Mandalay Tenant, MGM/Mandalay Operating Subtenant or a Casino Operator and (b) used or useable exclusively in the present or future operation of slot machines, gaming devices, gambling games and live games at any Individual Property, together with all improvements and/or additions thereto and mobile gaming systems.
“Gaming Laws” shall mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code applicable to the gaming activities at any Individual Property as amended from time to time, and all other rules, regulations, orders, ordinances, regulations and Legal Requirements of any Gaming Authority applicable to gaming activities at any Individual Property.
“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization of a Gaming Authority relating to gaming, the gaming business, the ownership of Gaming Equipment, or the operation of a casino under the Gaming Laws or required by the Gaming Authorities, in each case, which are necessary or appropriate for the ownership and/or operation of the casino gaming operations at each Individual Property, including the lease of each Individual Property to MGM/Mandalay Tenant for the gaming activities at each Individual Property (and any sublease of such Individual Property by MGM/Mandalay Tenant to MGM/Mandalay Operating Subtenant in accordance with the terms and conditions of the MGM/Mandalay Lease) and any Casino Management Agreement, as applicable.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, all Gaming Authorities, having jurisdiction over any Individual Property (and any operations conducted thereat) or Borrower.
“Guaranteed Excess Cash Flow” shall means, in the event any Excess Cash Flow Guaranty is outstanding, (x) the aggregate amount of Excess Cash Flow that is disbursed to Borrower in lieu of being deposited into the Excess Cash Flow Reserve Account on account of the delivery of an Excess Cash Flow Guaranty less (y) the aggregate amount of such Excess

Cash Flow that Borrower would have been permitted to withdraw from the Excess Cash Flow Reserve Account, and that Borrower or an Affiliate thereof actually spends, for the items listed in Section 7.5.2 hereof. The Guaranteed Excess Cash Flow will be recalculated as of the first day of each month, and certified to Lender, pursuant to Section 5.1.11(j).
“Guarantor” shall mean, Initial Guarantor and any (i) Replacement Guarantor, (ii) Substitute Guarantor or (iii) other replacement guarantor, in each case, delivering a Substitute Guaranty pursuant to the express terms and conditions hereof and the Guaranty, it being understood that the definition of Guarantor shall not include the Shortfall Collection Guarantor.
“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor (other than Shortfall Collection Guarantor) under any guaranty or indemnity issued in connection with the Loan (other than the Shortfall Collection Guaranty) shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan (other than the Shortfall Collection Guaranty) or if Guarantor or such other guarantor or indemnitor (other than the Shortfall Collection Guarantor) shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor (other than the Shortfall Collection Guarantor), or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor (other than the Shortfall Collection Guarantor) shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor (other than the Shortfall Collection Guarantor), upon the same not being discharged, stayed or dismissed within ninety (90) days.
“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.
“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hilton Manager” shall mean, individually and/or collectively as the context may require, any subsidiary of Hilton Worldwide Inc., and any Successor Brand Manager that assumes the rights and obligations of a Hilton Manager under, and in accordance with the terms of, such Hilton Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Hotel Components” shall mean, collectively, those portions of each Individual Property devoted to the operation of a hotel and related facilities, excluding the applicable Casino Component, but including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, bars, night clubs, conference centers, meeting, banquet and other public rooms, retail space, spa, parking spaces and other facilities of the hotel portion of each Individual Property, and (b) any arenas, theaters or performing arts spaces in each Individual Property.

“Hotel Taxes” shall mean all sales and occupancy taxes collected by Borrower that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government).
“Hyatt Manager” shall mean, individually and/or collectively as the context may require, Hyatt Corporation or any subsidiary of Hyatt Corporation, and any Successor Brand Manager that assumes the rights and obligations of a Hyatt Manager under, and in accordance with the terms of, such Hyatt Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).
“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee (whether or not it is Lender) that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended, any Person who is or will have been involved in the origination of the Loan on behalf of Lender, any Person who is or will have been involved in the servicing of the Loan on behalf of Lender secured hereby, any Person in whose name the encumbrances created by the Mortgages are or will have been recorded, any Person who may hold or acquire or will have held or acquired a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third-parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Indemnified Taxes” shall mean (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnifying Person” shall mean Borrower.
“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower or Principal, and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director or Independent Manager, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager, as applicable, be, any of the following:
(a)    a member, partner, equityholder, manager, director, officer or employee of Borrower, Principal or any of their respective equityholders or Affiliates (other than serving as an Independent Director and/or Independent Manager of Borrower, Principal or an Affiliate of Borrower or Principal that is not in the direct chain of ownership of Borrower or Principal (provided that Independent Directors and/or Independent Managers of a Principal shall be permitted to serve as a springing limited partner of its direct subsidiary) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers in the ordinary course of its business);
(b)    a creditor, supplier or service provider (including provider of professional services) to Borrower, Principal or any of their respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to Borrower, Principal or any of their respective Affiliates in the ordinary course of its business);
(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls (whether directly, indirectly or otherwise) any of sub-clauses (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a “single purpose bankruptcy remote entity” affiliated with Borrower or Principal shall be qualified to serve as an Independent Director of the Borrower or Principal, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower or Principal in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “single purpose bankruptcy remote entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of “Special Purpose Entity” in this Agreement.
“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.
“Individual Property” shall mean each parcel or parcels of real property listed on Schedule 1.1(a), the Improvements thereon and all personal property owned by the applicable Individual Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Mortgage and referred to therein as the “Property”.
“Initial Guarantor” shall mean, severally but not jointly in accordance with the terms and conditions of the Guaranty, (a) MGP OP and (b) BREIT OP, together with each of their respective successors and permitted assigns.
“Initial Interest Rate” shall mean, (i) with respect to each Note A, the Note A Interest Rate; and (ii) with respect to each Note B, the Note B Interest Rate.
“Initial MGM/Mandalay Lease” shall mean that certain Master Lease, dated as of the date hereof, by and among Borrower, collectively, as lessor, and Initial MGM/Mandalay Tenant, as tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms and provisions hereof.
“Initial MGM/Mandalay Lease Guarantor” shall mean MGM Resorts International and any successor Tenant’s Parent (as defined in the Initial MGM/Mandalay Lease) delivering a MGM/Mandalay Lease Guaranty under the MGM/Mandalay Lease.
“Initial MGM/Mandalay Lease Guaranty” shall mean that certain Guaranty of Lease Documents, dated as of the date hereof, by and among Initial MGM/Mandalay Lease Guarantor, as guarantor, and Borrower, collectively, as landlord, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms and provisions hereof.
“Initial MGM/Mandalay Tenant” shall mean MGM Lessee II, LLC, together with its successors and assigns.
“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Berger Harris LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Interest Period” shall mean, with respect to each Note, (a) the period commencing on (and including) the Closing Date and ending on (and including) March 5, 2020 and (b) thereafter, the period commencing on (and including) the sixth (6th) day of each calendar month and ending on (and including) the fifth (5th) day of the following calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.
“Interest Rate” shall mean, with respect to each Note, (a) from the Closing Date through and including the last day of the Interest Period in which the Anticipated Repayment Date occurs, the applicable Initial Interest Rate (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate) and (b) from and after the first day of the Interest Period commencing on the day after the Anticipated Repayment Date, the Adjusted Interest Rate (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Joint Venture Lease Document Major Decision” shall mean each “Lease Document Major Decision” as defined, and set forth, in the Windmill Joint Venture Agreement as of the Closing Date.
“KBRA” shall mean Kroll Bond Rating Agency, Inc.
“Land” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
“Lease” shall mean any lease, sublease (including Permitted Subleases (as defined in the MGM/Mandalay Lease)) or subsublease, letting, license, concession or other occupancy agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of any Individual Borrower or MGM/Mandalay Tenant (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time, (iii) agreements for catering, business and similar special events or functions at any Individual Property, (iv) any lease agreement or concession agreement between any Individual Borrower or MGM/Mandalay Tenant, as applicable, and a Franchisor/Licensor, Manager, Casino Operator or their respective Affiliates with respect to sale of liquor (including, without limitation, any liquor lease and liquor management agreement), (v) space license agreements for solar panels, telecommunications equipment and antennas and (vi) de minimis billboard leases, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto); provided that in no event shall the MGM/Mandalay Lease or any MGM/Mandalay Operating Sublease constitute a Lease and excluding any Permitted Equipment and Vehicle Leases.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws and Liquor Laws.
“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Lender Documents” shall mean any agreement among Lender, the Mezzanine Lender and/or any participant or any fractional owner of a beneficial interest in the Loan or the Mezzanine Loan relating to the administration of the Loan, the Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and (i) entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to be an Approved Bank; or (d) during the continuance of an Event of Default and (ii) for which (A) Borrower shall have delivered an Additional Insolvency Opinion in respect of such Letter of Credit in form and substance reasonably satisfactory to Lender if the applicant under such Letter of Credit is (x) BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in Borrower, (y) MGP OP or a subsidiary of MGP OP that directly or indirectly owns 49% or more of the equity interests in Borrower and/or (z) a subsidiary of each of BREIT OP and/or MGP OP that in the aggregate directly or indirectly owns 49% or more of the equity interests in Borrower and (B) such Letter of Credit, when taken in the aggregate with any outstanding amount under any other Letter of Credit and the amount guaranteed under the Excess Cash Flow Guaranty (if any), would exceed fifteen percent (15.00%) of the then outstanding principal balance of the Loan. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting the applicable Individual Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Liquor Authority” shall mean any Governmental Authority, whether now or hereafter in existence, or any officer or official thereof, but only to the extent that such Governmental Authority, or any officer or official thereof, possesses the authority to regulate the sale, distribution and possession of alcoholic beverages at any Individual Property.
“Liquor Laws” shall mean all applicable federal, state and local statutes, laws, rules and regulations pursuant to which Liquor Authorities possess regulatory, licensing or permit authority over the sale, distribution and possession of alcoholic beverages.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Amount” shall mean Three Billion and No/100 Dollars ($3,000,000,000.00).
“Loan Documents” shall mean, collectively, this Agreement, the Note, each Mortgage, the Environmental Indemnity, the Assignment of Agreements, the MGM/Mandalay Lease SNDA, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, the Contribution Agreement, the Assignment of Security Interests, the Assignment of Signature Management Agreement, the Excess Cash Flow Guaranty, if applicable, and all other documents executed and delivered to Lender by Borrower, Guarantor, Excess Cash Flow Guarantor or any Loan Party in connection with the Loan (excluding, for the avoidance of doubt, the Shortfall Collection Guaranty).
“Loan Party” shall mean, collectively, Borrower and Principal.
“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio (expressed as a percentage) of (a) the then current outstanding principal balance of the Loan (or such portion of the Loan as is included in a REMIC Trust) as of the date of such calculation to (b) the fair market value of all Individual Properties (for purposes of the REMIC provisions, based solely on real property and excluding any personal property or going concern value) as proposed by Borrower and determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC Trust (which may include an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to Lender, but shall be based solely on the value of real property and shall exclude personal property and going-concern value).
“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Agreement” shall mean a Deposit Account Control Agreement (Account — With Activation) (or other similarly named agreement) by and among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.
“Lockbox Bank” shall mean the bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.
“Majority Equity Transfer” shall have the meaning given thereto in Section 5.2.9(f).
“Management Agreement” means any one or more management agreements relating to the management and operation of the Hotel Components that may be entered into by Borrower which is (a) either (i) a management agreement with a Manager, which management agreement shall (A) have been entered into by Borrower and such Manager on an arm’s length basis and otherwise on commercially reasonable terms and (B) with economic terms and management fees comparable to existing local market rates, or (ii) a management agreement with a Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), following a rated Securitization, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation with respect to such management agreement and (b) together with (i) if such Management Agreement is a Brand Management Agreement, an assignment of management agreement and subordination of management fees substantially in form and substance reasonably acceptable to Lender and (ii) if such Management Agreement is not a Brand Management Agreement, an assignment of management agreement and subordination of management fees in form and substance reasonably acceptable to Lender, in each instance, executed and delivered to Lender by Borrower and such Manager at Borrower’s expense, provided, that in the event such Manager is an Affiliated Manager (other than a Brand Manager or any other manager that is affiliated with a nationally recognized brand), any replacement management agreement shall include a subordination of management fees in form and substance reasonably acceptable to Lender, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Manager” shall mean, if the context requires, a Qualified Manager or Qualified Casino Operator, as applicable, who is managing the Hotel Components in accordance with the terms and provisions of this Agreement pursuant to a Management Agreement.
“Manager Accounts” shall mean with respect to any (x) Brand Management Agreement, the bank accounts maintained by the Brand Manager in the name of the Borrower in accordance with the terms and conditions of such Brand Management Agreement and (y) Casino Management Agreement, the bank accounts maintained by the Casino Operator in the name of the Borrower in accordance with the terms and conditions of such Casino Management Agreement.
“Mandalay Bay Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Mandalay Bay Property” shall mean that certain Individual Property located at 3950 South Las Vegas Boulevard, Las Vegas, Nevada and commonly referred to as The Mandalay Bay Resort and Casino.
“Marriott Manager” shall mean, individually and/or collectively as the context may require, any subsidiary of Marriott International Inc., and any Successor Brand Manager that assumes the rights and obligations of a Marriott Manager under, and in accordance with the terms of, such Marriott Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Material Lease” shall mean any Lease (other than any lease of Venue Space and, for the avoidance of doubt, excluding the MGM/Mandalay Lease) which either individually or when taken together with any other Lease at the Property with the same Tenant or an Affiliate of such Tenant covers more than 50,000 rentable square feet (which, for the avoidance of doubt, shall not include any lease of Venue Space, even if the demised premises under such Lease shall cover more than 50,000 rentable square feet).
“Maturity Date” shall mean the Payment Date occurring in March, 2032, or such other date on which the outstanding principal balance of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Mezzanine Borrower” shall mean a newly-formed special purpose vehicle that serves as borrower under the Mezzanine Loan and owns the limited liability company interests of Borrower.
“Mezzanine Default Rate” shall mean “Default Rate” under the Mezzanine Loan Documents.
“Mezzanine Lender” shall mean any holder of the Mezzanine Loan, together with their respective successors and/or assigns.
“Mezzanine Loan” shall have the meaning set forth in Section 5.2.9 hereof.
“Mezzanine Loan Agreement” shall mean the loan agreement entered into in connection with the Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or modified, from time to time.
“Mezzanine Loan Debt Service” shall mean “Debt Service” under the Mezzanine Loan Documents.
“Mezzanine Loan Documents” shall mean the “Loan Documents” under the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default” shall mean “Event of Default” under the Mezzanine Loan Documents.
“MGM” shall mean MGM Resorts International and its subsidiaries (and any successor entities thereto).
“MGM Grand Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.
“MGM Grand Property” shall mean that certain Individual Property located at 3799 South Las Vegas Boulevard, Las Vegas, Nevada and commonly referred to as The MGM Grand Las Vegas Hotel & Casino.
“MGM/Mandalay Brand Names” shall mean (i) with respect to the MGM Grand Property, “MGM Grand” and/or “Grand Garden” or (ii) with respect to the Mandalay Bay Property, “Mandalay Bay” and/or “Mandalay Place” (or any other brand name that replaces “Mandalay Bay” and/or “Mandalay Place” as the primary brand name used to identify the Mandalay Bay Property).
“MGM/Mandalay Lease” shall mean (i) the Initial MGM/Mandalay Lease, (ii) any Replacement MGM/Mandalay Lease or (iii) any Separate Lease, as each may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“MGM/Mandalay Lease Default” shall have the meaning set forth in Section 8.3 hereof.
“MGM/Mandalay Lease Documents” shall mean, collectively, the MGM/Mandalay Lease and MGM/Mandalay Lease Guaranty.
“MGM/Mandalay Lease Guarantor” shall mean, as the context may require, (i) Initial MGM/Mandalay Lease Guarantor, or (ii) Replacement MGM/Mandalay Lease Guarantor.
“MGM/Mandalay Lease Guaranty” shall mean, as the context may require, (i) Initial MGM/Mandalay Lease Guaranty, or (ii) Replacement MGM/Mandalay Lease Guaranty.
“MGM/Mandalay Lease Guaranty Claim” shall have the meant set forth in Section 5.3.2(d) hereof.
“MGM/Mandalay Lease Opinion Delivery Requirements” shall mean delivery to Lender of (a) a true lease opinion letter with respect to New York law delivered subsequent to the Closing Date and (i) prior to a rated Securitization, reasonably satisfactory in form and substance to Administrative Agent and from (I) Locke Lord LLP or (II) counsel otherwise reasonably acceptable to Administrative Agent and (ii) following a rated Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from (I) Locke Lord LLP or (II) counsel otherwise acceptable to the Approved Rating Agencies and (b) a true lease opinion letter with respect to Nevada law delivered subsequent to the Closing Date and (i) prior to a rated Securitization, reasonably satisfactory in form and substance to Administrative Agent and from (I) Bailey Kennedy, LLP or (II) counsel otherwise reasonably acceptable to

Administrative Agent and (ii) following a rated Securitization, satisfactory in form and substance to the Approved Rating Agencies and from (I) Bailey Kennedy, LLP or (II) counsel otherwise acceptable to the Approved Rating Agencies.
“MGM/Mandalay Lease Rent” shall mean all rent and other amounts due to Borrower under the MGM/Mandalay Lease but excluding any amounts that are paid to Borrower to reimburse Borrower for amounts that were (x) paid by Borrower or its Affiliates on behalf of MGM/Mandalay Tenant under the MGM/Mandalay Lease, provided that upon request by Lender, Borrower shall provide evidence of payment of such amounts by Borrower on behalf of MGM/Mandalay Tenant, or (y) paid by Borrower or its Affiliates to Lender or the Mezzanine Lender or any other Person indemnified by Borrower or its Affiliates under the Loan Documents.
“MGM/Mandalay Lease SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of the Closing Date, by and among Borrower, Lender and Initial MGM/Mandalay Tenant, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms and provisions hereof.
“MGM/Mandalay Operating Sublease” shall mean each “Operating Sublease” (as defined in the MGM/Mandalay Lease).
“MGM/Mandalay Operating Subtenant” shall mean, collectively, each Person to whom all or any portion of an Individual Property is sublet by MGM/Mandalay Tenant pursuant to an MGM/Mandalay Operating Sublease pursuant to the express terms and conditions of the MGM/Mandalay Lease.
“MGM/Mandalay Policies” shall have the meaning set forth in Section 6.1(h) hereof.
“MGM/Mandalay Restricted Reserve Accounts” shall mean, collectively, the “FF&E Reserve” and when established, the “CapEx Reserve”, as each is defined in the MGM/Mandalay Lease.
“MGM/Mandalay Restricted Reserve Funds” shall mean, collectively, the “CapEx Reserve Funds” and “FF&E Reserve Funds”, as each is defined in the MGM/Mandalay Lease.
“MGM/Mandalay Tenant” shall mean, as the context may require, (i) Initial MGM/Mandalay Tenant or (ii) a Replacement MGM/Mandalay Tenant.
“MGM/Mandalay Tenant Annual Budget” each operating and capital budget for each MGM/Mandalay Operating Subtenant prepared by or on behalf of MGM/Mandalay Tenant and delivered to Borrower pursuant to the express terms and conditions of the MGM/Mandalay Lease (including, without limitation, each budget required to be prepared by MGM/Mandalay Tenant and delivered to Borrower pursuant to Section 23.1 of the MGM/Mandalay Lease).
“MGM/Mandalay Tenant Bankruptcy Event” shall mean if MGM/Mandalay Tenant shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for MGM/Mandalay Tenant or if MGM/Mandalay Tenant shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, MGM/Mandalay Tenant, or if any proceeding for the dissolution or liquidation of MGM/Mandalay Tenant shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by MGM/Mandalay Tenant, upon the same not being discharged, stayed or dismissed within ninety (90) days.
“MGM/Mandalay Tenant Bankruptcy Event Cure” shall mean the occurrence of any of the following events: (i) MGM/Mandalay Tenant, as debtor in possession, or by a trustee for MGM/Mandalay Tenant, has assumed the MGM/Mandalay Lease pursuant to Section 365 of the Bankruptcy Code, and an order authorizing the assumption of the MGM/Mandalay Lease has been granted by the applicable court and MGM/Mandalay Tenant has satisfied its obligations under Section 365(d)(3) of the Bankruptcy Code; or (ii) a MGM/Mandalay Tenant has entered into a MGM/Mandalay Lease in accordance with the terms and provisions hereof, provided that if the MGM/Mandalay Lease is terminated and not otherwise replaced in accordance with the terms and provisions hereof, a MGM/Mandalay Tenant Bankruptcy Event Cure shall be deemed to have occurred if either (x) the Debt Service Coverage Ratio equals or exceeds the Required DSCR Ratio for two (2) consecutive calendar quarters following the occurrence of the related MGM/Mandalay Tenant Bankruptcy Event or (y) Borrower makes voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Service Coverage Ratio equal to or exceeding the Required DSCR Ratio; provided that in the event the Required DSCR Ratio is achieved by such prepayment, the MGM/Mandalay Tenant Bankruptcy Event shall terminate immediately upon such prepayment without the obligation to wait two (2) consecutive calendar quarters.
“MGM/Mandalay Tenant Insurance Conditions” shall have the meaning set forth in Section 6.1(h) hereof.
“MGM/Mandalay Tenant Lender” shall have the meaning set forth in Section 5.3.2(l)(ii) hereof.
“MGM/Mandalay Tenant Loan” shall have the meaning set forth in Section 5.3.2(l)(ii) hereof.
“MGM/Mandalay Tenant Loan Intercreditor Agreement” shall have the meaning set forth in Section 5.3.2(1)(ii) hereof.
“MGP” shall mean MGM Growth Properties LLC, a Delaware limited liability company.
“MGP Affiliate” means an Affiliate of Borrower other than MGP or MGP OP which (i) is Controlled by MGP or MGP OP and (ii) satisfies the Guarantor Financial Covenants.
“MGP OP” shall mean MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.
“Monthly Additional Interest Amount” shall mean, with respect to each Note, on each Payment Date after the Anticipated Repayment Date, the amount equal to (a) interest which accrues on such Note for the Interest Period in which the Payment Date occurs, calculated at the Adjusted Interest Rate, minus (b) the Monthly Debt Service Payment Amount for such Payment Date.
“Monthly Debt Service Payment Amount” shall mean, with respect to each Note, on each Payment Date, the amount equal to interest at the applicable Initial Interest Rate (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate) which accrues on the outstanding principal balance of such Note for the Interest Period in which the Payment Date occurs. For the avoidance of doubt, in no event shall the Monthly Debt Service Payment Amount be calculated using the Adjusted Interest Rate.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.
“Mortgage” or “Mortgages” shall mean, with respect to each Individual Property, that certain first-priority Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the date hereof, executed and delivered by the related Individual Borrower to Administrative Agent for the benefit of Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mortgage Mandatory Prepayment Amount” shall have the meaning set forth in Section 2.4.2 hereof.
“Net Income” shall mean, with respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with the MGM/Mandalay Lease and GAAP, consistently applied using the Existing Accounting Guidelines (as defined in the MGM/Mandalay Lease).
“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(c)(c) hereof.
“Net Revenue” shall mean, collectively, with respect to any fiscal period, the net revenue derived from each Individual Property (in each case broken out for each Individual Property by (i) “Casino Division”, “Hotel Division”, “Food & Beverage Division”, “Retail Division”, “Entertainment Division” and “Other Operations Division” in accordance with the terms of the Initial MGM/Mandalay Lease and (ii) substantially similar divisions pursuant to the terms of a Replacement MGM/Mandalay Lease) for that period, determined in accordance with the MGM/Mandalay Lease and GAAP, consistently applied using the Existing Accounting Guidelines (as defined in the MGM/Mandalay Lease).

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by such Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.
“Net Worth” shall mean an entity’s equity as its total assets minus its total liabilities (in each case exclusive of such entity’s interests in and liabilities related to the Property), in each case in accordance with GAAP.
“New TRS Borrower” shall have the meaning set forth in Section 5.2.9(1) hereof.
“Non-Consenting Lender” shall have the meaning set forth in Section 10.24(e) hereof.
“Note” shall mean, collectively, Note A and Note B.
“Note A” shall mean, collectively, Note A-1, Note A-2, Note A-3 and Note A-4.
“Note A Defeased Note” shall have the meaning set forth in Section 2.8.1(a)(xii) hereof.
“Note A Interest Rate” means, with respect to each Note A, a rate equal to 3.308% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Note A Undefeased Note” shall have the meaning set forth in Section 2.8.1(a)(xii) hereof.
“Note A-1” shall mean that certain Promissory Note A-1, dated as of the Closing Date, in the principal amount of SEVEN HUNDRED FIFTY-FOUR MILLION SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($754,600,000.00), made by Borrower in favor of Citi and any replacement or split notes made by Borrower in favor of Citi, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-2” shall mean that certain Promissory Note A-2, dated as of the Closing Date, in the principal amount of THREE HUNDRED SEVENTY SEVEN MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($377,300,000.00), made by Borrower in favor of Barclays and any replacement or split notes made by Borrower in favor of Barclays, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-3” shall mean that certain Promissory Note A-3, dated as of the Closing Date, in the principal amount of THREE HUNDRED SEVENTY SEVEN MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($377,300,000.00), made by Borrower in favor of DB and any replacement or split notes made by Borrower in favor of DB, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note A-4” shall mean that certain Promissory Note A-4, dated as of the Closing Date, in the principal amount of THREE HUNDRED SEVENTY SEVEN MILLION THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($377,300,000.00), made by Borrower in favor of SocGen and any replacement or split notes made by Borrower in favor of SocGen, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note B” shall mean, collectively, Note B-1, Note B-2, Note B-3 and Note B-4.
“Note B Defeased Note” shall have the meaning set forth in Section 2.8.1(a)(xii) hereof.
“Note B Interest Rate” means, with respect to each Note B, a rate equal to 3.308% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
“Note B Undefeased Note” shall have the meaning set forth in Section 2.8.1(a)(xii) hereof.
“Note B-1” shall mean that certain Promissory Note B-1, dated as of the Closing Date, in the principal amount of FOUR HUNDRED FORTY-FIVE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($445,400,000.00), made by Borrower in favor of Citi and any replacement or split notes made by Borrower in favor of Citi, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note B-2” shall mean that certain Promissory Note B-2, dated as of the Closing Date, in the principal amount of TWO HUNDRED TWENTY-TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($222,700,000.00), made by Borrower in favor of Barclays and any replacement or split notes made by Borrower in favor of Barclays, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note B-3” shall mean that certain Promissory Note B-3, dated as of the Closing Date, in the principal amount of TWO HUNDRED TWENTY-TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($222,700,000.00), made by Borrower in favor of DB and any replacement or split notes made by Borrower in favor of DB, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Note B-4” shall mean that certain Promissory Note B-4, dated as of the Closing Date, in the principal amount of TWO HUNDRED TWENTY-TWO MILLION SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($222,700,000.00), made by Borrower in favor of SocGen and any replacement or split notes made by Borrower in favor of SocGen, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower, which is signed by an authorized officer of Borrower, or the general partner, managing member or sole member of Borrower.
“OpCo Event of Default” shall mean an Event of Default (as defined in the MGM/Mandalay Lease) under the MGM/Mandalay Lease.
“OpCo Trigger Event” shall mean the occurrence and continuance of all of the following conditions simultaneously: (i) an OpCo Event of Default has occurred and is continuing, (ii) (x) the Managing Member (as defined in the Windmill Joint Venture Agreement) of the Windmill Joint Venture is an MGP Affiliate and (y) MGP OP is Controlled by MGM and (iii)    such Managing Member is permitted under the terms of the Windmill Joint Venture Agreement to take any action constituting a Joint Venture Lease Document Major Decision without the consent of (x) Windmill REIT or (y) if applicable, a Qualified Transferee that is not an Affiliate of MGM/Mandalay Tenant which owns a fifteen percent (15%) or greater direct and/or indirect interest in Borrower.
“OpCo Trigger Event Cure” shall mean, as applicable, (i) Borrower shall have provided evidence to Lender of the cure of the OpCo Event of Default, (ii) Borrower shall have waived such OpCo Event of Default, provided that such waiver is approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed or (iii) in the event that the OpCo Event of Default has resulted in a termination of the MGM/Mandalay Lease in accordance with the terms and conditions of this Agreement, either (a) (I) Borrower and MGM/Mandalay Tenant have entered into a new lease on terms and conditions substantially similar or reasonably equivalent to those contained in the MGM/Mandalay Lease as of the Closing Date and (II) the MGM/Mandalay Lease Opinion Delivery Requirements have been satisfied or (b) after giving effect to the termination of the MGM/Mandalay Lease, the Required DSCR Ratio shall be satisfied, which for the avoidance of doubt, may be achieved, at Borrower’s sole discretion, by making voluntary prepayments in accordance with the terms of this Agreement in amounts necessary to achieve a Debt Service Coverage Ratio equal to or exceeding the Required DSCR Ratio.
“Operating Expenses” shall mean, without duplication, the sum of all ordinary costs and expenses of operating, maintaining, directing, managing and supervising each Individual Property (excluding, (i) depreciation and amortization, (ii) any Debt Service and Mezzanine Loan Debt Service, (iii) any Capital Expenditures in connection with the Property, (iv) any deposits made to the Reserve Funds, (v) leasing commissions, (vi) non-recurring items, and (vii) the costs of any other things specified to be done or provided at Borrower’s sole expense), incurred by Borrower, a Casino Operator pursuant to any Casino Management Agreement or a Manager pursuant to any Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program), and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” pursuant to GAAP; (c) the cost of all other goods and services obtained by Borrower, a Casino Operator or a Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third-parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property (other than of a capital nature); (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower has specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower with respect to the operation of the Property; provided that the same shall be adjusted for any change in Taxes and Other Charges or Insurance Premiums over the next twelve (12) months known as of the time of determination; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property, reasonably acceptable to Lender; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any subsidiary of Guarantor in connection therewith, provided that such employment of Guarantor or any such subsidiary of Guarantor is reasonably approved in advance by Lender; provided, further, however, that if such costs and expenses have not been included in an Approved Annual Budget, then during a DSCR Trigger Period, if such costs exceed $50,000 in any one instance the same shall be subject to the reasonable approval by Lender; (i) all expenses for advertising for the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, a Casino Operator, a Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of Individual Property under a Casino Management Agreement or Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by Borrower, a Casino Operator, a Manager, Guarantor or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower, any Casino Operator which is an Affiliate of Borrower, any Affiliated Manager, Guarantor or any of their Affiliates related to meetings between Borrower, a Casino Operator, a Manager, Guarantor or any of their Affiliates with respect to administration of a Casino Management Agreement, a Management Agreement or of the Property involving travel away from such party’s principal executive offices); (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system, including, without limitation, any provided by a Casino Operator, Manager or Franchisor/Licensor; (l) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to a Manager under a Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to a Franchisor/Licensor under a Franchise/License Agreement; (o) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to a Casino Operator under a Casino Management Agreement; and (p) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.
“Organizational Documents” means as to any Person, the certificate of organization or certificate of formation and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to any Lender or Agent, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Obligations” shall have the meaning as set forth in the Mortgage.
“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise, or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lender’s use of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Otherwise Rated Insurers” shall have the meaning set forth in Section 6.1(h) hereof.
“PACE Debt” means any amounts owed by Borrower in respect of energy retrofit lending programs, commonly known as “PACE Loans”. For avoidance of doubt, PACE Debt is not Permitted Indebtedness and Liens securing PACE Debt are not Permitted Encumbrances.
“Partial Defeasance Collateral” shall mean U.S. Obligations, which provide for interest payments (and on the Permitted Par Prepayment Date, interest payments and principal prepayments) (i) on or prior to, but as close as possible to, the Business Day immediately preceding all scheduled Payment Dates under each Defeased Note after the Partial Defeasance Date and up to and including the Permitted Par Prepayment Date (assuming such Defeased Note is required to be prepaid in full as of such Permitted Par Prepayment Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Payment Dates.
“Partial Defeasance Date” shall have the meaning set forth in Section 2.8.1 hereof.
“Partial Defeasance Event” shall have the meaning set forth in Section 2.8.1 hereof.
“Participant Register” shall have the meaning set forth in Section 9.7(a) hereof.
“Payment Date” shall mean, with respect to any Note, the fifth (5th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day and the first Payment Date for purposes of this Agreement shall be April 5, 2020.
“Permitted Assumption” shall have the meaning given thereto in Section 5.2.9(f).
“Permitted Defeasance Date” shall mean the earlier of (i) date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust which holds the portion of the Note last to be securitized and (ii) the third (3rd) anniversary of the Closing Date.
“Permitted Encumbrances” shall mean (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy related to such Individual Property or any part thereof (including liens disclosed in the title commitments for which Lender has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions from the applicable Title Insurance Policy and such items were so removed), (c) Liens, if any, for Section 2.7 Taxes, Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all easements, rights of way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to the Property, (iii) the fair market value of the Property, or (iv) the use or operation of the Property, (f) rights of Tenants as Tenants only, (g) mechanics’, materialmen’s or similar Liens, in each case only if such liens are discharged or bonded over within sixty (60) days of their filing and do not materially and adversely affect the value or use of the Property or Borrower’s ability to repay the Loan, (h) Liens relating to Permitted Equipment and Vehicle Leases and customary purchase money security interests of sellers of goods that satisfy the conditions set forth in the definition of “Permitted Indebtedness”, (i) intentionally omitted and (j) all Liens, encumbrances and other matters that are permitted with respect to the Property (including, without limitation, with respect to any Personal Property and FF&E) under the MGM/Mandalay Lease (including, without limitation, pursuant to Sections 6.2, 7.2(c), 8.3 and 11.1 thereof).
“Permitted Equipment and Vehicle Leases” means equipment or personal property financing or vehicle financing (a) that is entered into on arm’s length terms and conditions in the ordinary course of Borrower’s business, (b) that relate to Personal Property or vehicles which will be (i) used in connection with the operation and maintenance of any Individual Property in the ordinary course of Borrower’s business and (ii) readily replaceable without material interference or interruption to the operation of the applicable Individual Property and (c) which is secured only by the financed equipment or Personal Property or vehicle.
“Permitted Equipment Transfer” shall mean the removal or Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of an Individual Property, provided (x) no Event of Default is continuing and (y) such Transfer will not materially and adversely affect the value, use or operation of such Individual Property.
“Permitted Indebtedness” shall mean, collectively (a) the Note and the Other Obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents, (b) key money provided to Borrower by a Franchisor/Licensor as provided for in a Franchise/License Agreement, Manager as provided for in a Management Agreement, or Casino Operator as provided for in a Casino Management Agreement, (c) Permitted Equipment and Vehicle Leases, (d) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on any Individual Property (other than Liens being properly contested in accordance with the provisions of this Agreement) and customary purchase money security interests of sellers of goods, provided that such trade payables and other amounts in clauses (b) through (d) of this definition (excluding Capital Expenditures and Basic Carrying Costs) (i) do not exceed, with respect to any Individual Property at any one time, in the aggregate four percent (4.00%) of the original Allocated Loan Amount related to such Individual Property, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced and (v) are not evidenced by a note, (e) obligations pursuant to the express terms and conditions of the MGM/Mandalay Lease, (f) Taxes, Insurance Premiums and Other Charges, (g) Capital Expenditures incurred in accordance with the Loan Documents, (h) for so long as the MGM/Mandalay Lease is not in effect, trade payables due (but not yet delinquent, subject to the right to contest in accordance with the provisions of this Agreement) in connection with utility or HVAC services provided to any Individual Property, (i) for so long as the MGM/Mandalay Lease is not in effect, usual and customary gaming deposits accepted in the ordinary course of business (including slot club point liability, customer deposits, unpaid tickets and progressive reserves) and (j) customary and ordinary course indemnification of Manager and any liquor license holders in connection with the operation of any Individual Property. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) with respect to any amounts of Permitted Indebtedness then being contested by Borrower, Borrower shall furnish such security as may be required in the proceeding or (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a rated Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, (D) a Letter of Credit, (E) cash equivalents or (F) an alternative security reasonably acceptable to Lender (or a combination thereof), to insure the payment of any amounts contested, together with all interest and penalties thereon to the extent that the aggregate amount at issue exceeds Fifteen Million and No/100 Dollars ($15,000,000.00), and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(a)    the following obligations of, or the following obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year:
(i)    U.S. Treasury obligations (all direct or fully guaranteed obligations);
(ii)    U.S. Department of Housing and Urban Development public housing agency bonds (previously referred to as local authority bonds);
(iii)    Federal Housing Administration debentures;
(iv)    Government National Mortgage Association (GNMA) guaranteed mortgage bank securities or participation certificates;
(v)    RefCorp debt obligations;

(vi)    SBA guaranteed participation certificates and guaranteed pool certificates;
(b)    federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short term debt obligations of which are rated (a) “A 1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long term rating of “A2” or a short term rating of “P 1”, (2) for maturities between one and three months, a long term rating of “A1” and a short term rating of “P 1”, (3) for maturities between three months to six months, a long term rating of “Aa3” and a short term rating of “P 1” and (4) for maturities over six months, a long term rating of “Aaa” and a short term rating of “P 1”, or following a rated Securitization, such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F 1” and (2) for maturities greater than three months, a long term rating of “AA “ and a short term rating of “F 1+”;
(c)    deposits that are fully insured by the Federal Deposit Insurance Corp.;
(d)    commercial paper rated (a) “A 1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long term rating of “A2” or a short term rating of “P 1”, (ii) for maturities between one and three months, a long term rating of “A1” and a short term rating of “P 1”, (iii) for maturities between three months to six months, a long term rating of “Aa3” and a short term rating of “P 1” and (iv) for maturities over six months, a long term rating of “Aaa” and a short term rating of “P 1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long term rating of “AA” and a short term rating of “F 1+”; and
(e)    following a rated Securitization, such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii)

shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Par Prepayment Date” shall mean the Payment Date occurring in September, 2029.
“Permitted REIT Distributions” means disbursements from the Excess Cash Flow Reserve Funds from time to time to fund Required REIT Distributions, provided such disbursements in the aggregate shall not exceed ten percent (10%) of all deposits made into the Excess Cash Flow Reserve Account through any date of determination.
“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.9 hereof, (d) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.18, (e) Permitted Encumbrances, (f) Permitted Equipment Transfers, (g) the release of any Individual Property (and an Unencumbered Borrower) in connection with a release in accordance with Section 2.4.2, Section 2.4, Section 2.5, Section 2.8 or Section 6.4 hereof, (h) any Sale or Pledge of an Excluded Entity, (i) any Transfer of any interest in an Affiliated Manager, if such Transfer does not otherwise result in a Transfer of an interest in Borrower that is not permitted hereunder, (j) any Sale or Pledge of the direct interests in any Guarantor so long as after giving effect to such Sale or Pledge, (A) (x) Borrower is indirectly Controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided, that, (I) BREIT OP is owned, managed or Controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle and (II) MGP OP is managed and Controlled by MGP, a Public Vehicle or a Qualified Transferee, or (B) a Public Vehicle or Qualified Transferee continues to Control and own at least 51% of the indirect interests in Borrower and Guarantor, (k) any Transfer of Publicly Traded Shares in a Public Vehicle or of any direct or indirect equity interest of any Person whose only equity interest in Borrower consists of Publicly Traded Shares in a Public Vehicle, (1) any issuance of or Transfer of direct or indirect interests in BREIT and/or BREIT OP, provided that after giving effect to such Transfer, (A) BREIT OP is owned, managed or Controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle and (B) Borrower remains managed and Controlled, directly or indirectly, by a Qualified Advisor, (m) the contribution or assignment of the limited liability company interests in Borrower to Mezzanine Borrower, (n) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by Mezzanine Borrower to the Mezzanine Lender of the direct or indirect ownership interests in Borrower, any Principal, any Principal (as defined under the Mezzanine Loan) and/or Mezzanine Borrower and other collateral pursuant to the Mezzanine Loan Agreement, (o) any issuance of or Transfer of direct or indirect interests in MGP and/or MGP OP, provided, that, MGP OP shall be managed and Controlled by MGP, a Public Vehicle or a Qualified Transferee or (p) so long as no Transfer pursuant to Section 5.2.9(f) shall have occurred, the BREIT Parent Contribution.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage with respect to each Individual Property.
“PIP” shall mean, collectively, any “PIP” or similar plan for alterations, repairs and maintenance of the Property with which Borrower is required to comply under a Franchise/License Agreement.
“PIP Work” shall mean all of the covenants and agreements required to be performed and observed by it under any PIP.
“Plan Asset Regulations” shall have the meaning set forth in Section 4.1.9 hereof.
“Pledge Agreement” shall mean the “Pledge Agreement” as defined in the Mezzanine Loan Agreement.
“PLL Policy” shall have the meaning set forth in Section 6.1(a)(xiii) hereof.
“Policies” shall have the meaning set forth in Section 6.1(b) hereof.
“Policy” shall have the meaning set forth in Section 6.1(b) hereof.
“Pre-Approved Alterations” shall have the meaning set forth in Section 5.1.19(b) hereof.
“Prepayment Notice” shall have the meaning set forth in Section 2.4.1 hereof.
“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security, that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not later than, the Permitted Par Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If there is no United States Treasury Security with a yield equal to the remaining term to the Permitted Par Prepayment Date, the Prepayment Rate will be calculated by taking the linear interpolation of the yields with maturity dates (one longer and one shorter) most nearly approximating the remaining term to the Permitted Par Prepayment Date.
“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.
“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or managing member of Borrower, if such Borrower is a limited liability company other than a single member Delaware limited liability company. As of the date hereof, there is no Principal.
“Priority Payment Cessation Event” shall mean (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by this Agreement or the other Loan Documents relating to all or a material portion of the applicable Individual Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing Lender from exercising its remedies under this Agreement or the other Loan Documents.
“Priority Waterfall Payments” shall mean the payments described in Section 3.4(a) through (c) of the Cash Management Agreement of Taxes, Other Charges, Insurance Premiums, Hotel Taxes, Custodial Funds and the fees and expenses of Agent under the Cash Management Agreement; provided, if the Property is subject to a Brand Management Agreement or Casino Management Agreement, that such amounts have not previously been paid or reserved for by the Brand Manager in accordance with the Brand Management Agreement or Casino Operator in accordance with the Casino Management Agreement.
“Property” or “Properties” shall mean, collectively, the Land, the Improvements thereon and all personal property owned by Borrower and encumbered by each Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each Mortgage and referred to therein as the “Property”. For the avoidance of doubt, MGM/Mandalay Tenant’s leasehold interest in the Land and the Improvements does not constitute part of the Property.
“Protective Advances” means all sums advanced for the purpose of payment of Taxes (including special assessments or payments in lieu of real estate taxes), Other Charges, maintenance costs, Insurance Premiums, or other items (including capital expenses and leasing costs) reasonably necessary to protect the Lien of a Mortgage on the Property or any portion thereof including, but not limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Property or any portion thereof or any real property relating to the Property, to make repairs or to pay, purchase, contest or compromise any Lien which is or may reasonably be expected to be prior or superior to the Loan Documents, from forfeiture, casualty, loss or waste, the payment of any amounts to prevent the breach of any management, franchise, license or other agreement relating to the Property which may reasonably be expected to result in a termination of such agreement, or to protect, preserve or defend the Lien of the Loan Documents.

“Provided Information” shall mean any and all financial and other information provided to Lender at any time prepared by, or on behalf of, Borrower, Principal, Mezzanine Borrower, any Affiliated Manager, BREIT, MGP and/or Guarantor.
“Public Sale” shall mean (a) the Sale or Pledge in one or a series of transactions of all or any portion of the direct or indirect legal or beneficial interests in Borrower and Mezzanine Borrower to a Public Vehicle or (b) an event through which, in one or a series of transactions, any direct or indirect owner of a legal or beneficial interest in Borrower and/or Mezzanine Borrower becomes, or is merged with or into, a Public Vehicle.
“Public Vehicle” shall mean a Person with a market capitalization equal to or in excess of Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00) (exclusive of its interests in and any liabilities relating to the collateral securing the Loan) whose securities are listed and traded on (i) the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange or (ii) the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange or the Korea Exchange (KRX), and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.
“Publicly Traded Shares” means securities that are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, the Frankfurt Stock Exchange, the London Stock Exchange, Euronext or the Luxembourg Stock Exchange.
“Qualified Advisor” shall mean (a) Advisor, (b) any Person controlled by a nationally recognized manager of investment funds regularly engaged in investing in equity interests relating to commercial real estate, with total assets (in name or under management) in excess of Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00) and having liquidity of not less than Twenty Million and No/100 Dollars ($20,000,000.00) and that has either (1) at least ten (10) hotels (exclusive of the Individual Properties) in name or under management or (2) has engaged (A) a Qualified Casino Operator for the Property or (B) (x) a Casino Operator with respect to the Casino Components and (y) a Manager with respect to the Hotel Components, or (c) such other Person as may be approved by Lender.
“Qualified Casino Operator” shall mean (a) any of the entities set forth on Schedule 1.1(b) hereto; (b) any casino operator or owner Controlled by or under common Control with any casino operator or owner set forth on Schedule 1.1(b) hereto; or (c) a reputable and experienced casino operator or owner (which may be an Affiliate of Borrower) possessing experience in operating or owning casino properties similar in size, scope, use and value as the Property that is reasonably acceptable to Lender, provided, that (i) with respect to subclause (c) above, if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation with respect to the casino management by such Person, (ii) in the case of subclauses (a), (b), or (c) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion, (iii) in all cases, is not subject to a Bankruptcy Action at the time of execution of the casino management agreement, (iv) in all cases, is duly licensed by the applicable Gaming Authorities and any other applicable Governmental Authorities and (v) with respect to subclause (c), at the time of execution of the casino management agreement, any such casino operator or owner shall possess all applicable Gaming Licenses.
“Qualified Franchisor/Licensor” shall mean (a) a hotel franchisor or licensor that is flagging the hotel as in the “Luxury” category of hotels based on the annual chain scale published by Smith Travel Reports, (b) a reputable and experienced franchisor or licensor (which may be an Affiliate of Borrower) possessing experience in flagging hotel properties similar in size, scope, use and value as the Property that is reasonably acceptable to Lender, (c) Four Seasons Manager, (d) SBE Entertainment Group Manager and/or (e) Morgans Hotel Group Management LLC, provided, that (i) with respect to subclause (b) above, if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation with respect to the franchising or licensing of the Property by such Person, (ii) in the case of subclauses (a), (b), (c), (d) or (e) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion and (iii) in all cases is not subject to a Bankruptcy Action at the time of execution of the applicable agreement.
“Qualified Manager” shall mean (a) any of the entities set forth on Schedule 1.2 hereto; (b) any management company Controlled by or under common Control with any management company set forth on Schedule 1.2 hereto; or (c) a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property that is reasonably acceptable to Lender, provided, that (i) in the case of subclause (c) above if required by Lender following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation with respect to such Manager and its management of the Property, (ii) in the case of subclauses (a), (b) and (c) above, if such Person is an Affiliate of Borrower, if required by Lender, Borrower shall have obtained an Additional Insolvency Opinion and (iii) in all cases, such Person is not subject to a Bankruptcy Action at the time of execution of the management agreement.
“Qualified Transferee” shall mean (a) any entity Controlled by or under common Control with any of the entities set forth on Schedule 1.1(b) hereto or (b) a Person (i) (A) with a Net Worth equal to or in excess of Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00) or (B) approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, (ii) that is not subject to a Bankruptcy Action or a material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude or a civil proceeding in which such Person has been found liable in a final non appealable judgment to have attempted to hinder, delay or defraud creditors, in each case for the past seven (7) years and (iii) is able to remake Borrower’s representations set forth in Section 4.1.35 hereof and is able to comply with Borrower’s covenants set forth in Section 5.1.22 hereof.
“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan held by such Co-Lender to the total outstanding principal amount of the Loan.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Morningstar and KBRA or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, in connection with or following a rated Securitization, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Approved Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation by such Rating Agency shall be deemed instead to require the written reasonable approval of Lender. In no event shall Lender request a Rating Agency Confirmation with respect to any approval or consent to the extent the terms of the Loan Agreement do not explicitly contemplate the obtaining of a Rating Agency Confirmation.
“Register” shall have the meaning set forth in Section 9.7(a) hereof
“REIT” shall mean a real estate investment trust as defined by Sections 856 through 860 of the Code.
“REIT Restructuring” shall have the meaning set forth on Schedule 5.2.9 attached hereto.
“Related Entities” shall have the meaning set forth in Section 5.2.9(f)(v) hereof. For the avoidance of doubt, the parties hereto acknowledge and agree that MGM, MGM/Mandalay Tenant, MGM/Mandalay Operating Subtenant, MGM/Mandalay Lease Guarantor and their respective direct or indirect legal or beneficial owners are not Related Entities of any Affiliate of Borrower.
“Release Amount” shall mean, for an Individual Property, the lesser of:
(a)    the Debt; or
(b)    an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule 1.1(a) multiplied by the following applicable percentage (the “Release Percentage”): (1) one hundred and five percent (105%) until such time that the outstanding principal balance of the Loan has been reduced to $2,250,000,000 (the “Release Percentage Threshold”) and (2) thereafter, one hundred and ten percent (110%).
For the avoidance of doubt, in calculating the Release Amount for an Individual Property, the Release Percentage may initially be one hundred and five percent (105%) until the application of a portion of such prepayment would reach the Release Percentage Threshold and with respect to any remaining prepayment for such Individual Property, the Release Percentage would be one hundred and ten percent (110%).
“Release Percentage” shall have the meaning set forth in the definition of “Release Amount”.
“Release Percentage Threshold” shall have the meaning set forth in the definition of “Release Amount”.

“Release Property” shall have the meaning set forth in Section 2.5.1(a) hereof.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds a Note or a portion thereof.
“Rents” shall mean, with respect to each Individual Property, rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or any of their respective agents or employees from any and all sources arising from or attributable to the such Individual Property, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from entertainment, gaming or other amenities, guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.
“Replacement Guarantor” shall have the meaning set forth in Section 5.2.9(f) hereof.
“Replacement MGM/Mandalay Lease” shall mean a lease with a Replacement MGM/Mandalay Tenant, as tenant, (i) on substantially the same terms as the Initial MGM/Mandalay Lease or (ii) is on an arms’-length basis and otherwise on commercially reasonable terms with economic terms and fees comparable to market rates, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms and provisions of this Agreement, provided, notwithstanding anything to the contrary contained in this clause (ii), any Replacement MGM/Mandalay Lease shall be required to include (i) insurance coverages (including, without limitation, types and amounts of coverages, deductibles and ratings of insurance carriers), (ii) restoration provisions, and (iii) required reserves and required expenditures with respect to Capital Expenditures and FF&E, in each case, substantially similar or reasonably equivalent to those contained in the Initial MGM/Mandalay Lease.
“Replacement MGM/Mandalay Lease Guarantor” shall mean, in connection with any entry into a Replacement MGM/Mandalay Lease or replacement of the MGM/Mandalay Tenant in accordance with the terms and provisions hereof, (a) if the related MGM/Mandalay Tenant is directly or indirectly owned by a Public Vehicle (other than a publicly-traded REIT), such Public Vehicle, (b) if the related MGM/Mandalay Tenant is directly or indirectly owned by a publicly-traded REIT, the operating partnership that owns substantially all of the assets of such publicly-traded REIT, (c) if the related MGM/Mandalay Tenant is neither directly or indirectly owned by a Public Vehicle or a publicly-traded REIT, a creditworthy Person that directly or indirectly owns such MGM/Mandalay Tenant, provided that, with respect to clause (c) only, if, using commercially reasonable efforts Borrower is unable to obtain a Replacement MGM/Mandalay Lease Guaranty from a creditworthy Person, no such Replacement MGM/Mandalay Lease Guarantor or Replacement MGM/Mandalay Lease Guaranty shall be required in connection with the entry into the applicable Replacement MGM/Mandalay Lease, or (d) one or more entities that would be a Qualified Transferee (as defined in the Initial MGM/Mandalay Lease).
“Replacement MGM/Mandalay Lease Guaranty” shall mean a lease guaranty with a Replacement MGM/Mandalay Lease Guarantor, as guarantor, (i) on substantially the same terms as the MGM/Mandalay Lease Guaranty as in effect on the Closing Date or (ii) on an arms’-length basis and otherwise on commercially reasonable terms with economic terms, fees and obligations comparable to market terms, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms and provisions of this Agreement.
“Replacement MGM/Mandalay Tenant” shall mean, as the context requires, (a) a replacement tenant under the MGM/Mandalay Lease that satisfies the requirements as required hereunder that assumes all of the obligations, liabilities and rights of MGM/Mandalay Tenant under the MGM/Mandalay Lease and the MGM/Mandalay Lease Documents, or (b) a Qualified Casino Operator.
“Replacement Note” shall have the meaning set forth in Section 2.1.5 hereof.
“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Reserve Current Year Lookback Deficiency” shall mean an amount equal to (x) the aggregate amount of Replacement Reserve Monthly Deposits which would have been funded from the beginning of the then calendar year to the date of determination had a Cash Trap Period been in effect for the entirety of such period less (y) the sum of (1) the aggregate amount expended on Replacements, PIP Work and Brand Mandated Work during such calendar year to date and (2) the aggregate amount funded into the Replacement Reserve Fund during such calendar year to date; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Current Year Lookback Deficiency shall be deemed to be zero.
“Replacement Reserve Five Year Lookback Deficiency” shall mean (i) zero, with respect to any period before December 31, 2024 and (ii) from and after January 1, 2025, an amount equal to (x) four percent (4.0%) of Net Revenue from guest rooms and Borrower-managed food and beverage operations and one half of one percent (0.5%) of all other Net Revenue (other than non-recurring items) during the Replacement Reserve Five Year Lookback Period less (y) the sum of (1) the aggregate amount expended on Replacements, PIP Work and Brand Mandated Work during the Replacement Reserve Five Year Lookback Period (including amounts expended by MGM/Mandalay Tenant pursuant to the express terms and conditions of the MGM/Mandalay Lease) and (2) the aggregate amounts funded into the Replacement Reserve

Fund during such Replacement Reserve Five Year Lookback Period; provided, if the foregoing calculation results in a negative number, the Replacement Reserve Five Year Lookback Deficiency shall be deemed to be zero.
“Replacement Reserve Five Year Lookback Period” shall mean each five (5) year period (on a rolling basis), with the first period commencing on January 1, 2020 and expiring on December 31, 2024 and the second period commencing on January 1, 2021 and expiring on December 31, 2025.
“Replacement Reserve Monthly Deposit” shall mean an amount equal to (i) four percent (4.0%) of Net Revenue from guest rooms and Borrower-managed food and beverage operations for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Fund is to be made and (ii) one half of one percent (0.5%) of all other Net Revenue (other than non-recurring items) for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Account is to be made.
“Replacement Reserve Quarterly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
“Replacement Substitute Guarantor” shall have the meaning set forth in Section 5.2.9(i) hereof.
“Replacements” shall mean FF&E, replacements and repairs required to be made to each Individual Property or the Improvements, but specifically excluding the PIP Work and Brand Mandated Work.
“Representative Borrower” shall have the meaning set forth in Section 10.6 hereof.
“Required DSCR Ratio” shall mean a Debt Service Coverage Ratio, as determined by Lender, equal to 2.50x.
“Required PLL Period” shall have the meaning set forth in Section 6.1(a)(xiii) hereof.
“Required REIT Distributions” shall mean distributions in the minimum cash amount necessary (as determined by Borrower in good faith and certified to Lender pursuant to an Officer’s Certificate) (1) to maintain the status of MGP, BREIT or Windmill REIT as a real estate investment trust and (2) to avoid payment or imposition of any entity level tax on MGP, BREIT or Windmill REIT (including pursuant to Section 4981 of the Code) that could be avoided by reason of a distribution or other action by Borrower.
“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Excess Cash Flow Reserve Funds and any other escrow fund established by the Loan Documents.
“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.
“Restricted Party” shall mean collectively, (a) Borrower, Mezzanine Borrower or Principal and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Principal, or any non-member manager; provided that an Excluded Entity shall not be a Restricted Party and with respect to clause (b), excluding any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower, Mezzanine Borrower or Principal. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.
“Restricted Pledge Party” shall mean, collectively, Borrower, Principal, Mezzanine Borrower, or any other direct or indirect equity holder in Borrower or Principal up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Property, provided, that an Excluded Entity (and any Person owning a direct or indirect interest in any Excluded Entity) shall not be a Restricted Pledge Party.
“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.
“SBE Entertainment Group Manager” shall mean, individually and/or collectively as the context may require, any subsidiary SBE Entertainment Group, and any Successor Brand Manager that assumes the rights and obligations of a SBE Entertainment Group Manager under, and in accordance with the terms of, such SBE Entertainment Group Manager’s Brand Management Agreement (as opposed to entering into a new Management Agreement).
“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal hereunder (with respect to a Total Defeasance Event) and under the Defeased Note (with respect to a Partial Defeasance Event), in each case, for all Payment Dates occurring after the Total Defeasance Date or Partial Defeasance Date (as applicable) and up to and including the Permitted Par Prepayment Date (assuming the Note or the Defeased Note (as applicable) is prepaid in full as of such Permitted Par Prepayment Date and including the outstanding principal balance and accrued interest on the Note or Defeased Note (as applicable) as of such Permitted Par Prepayment Date).

“Section 2.7 Taxes” shall mean any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Securities” shall have the meaning set forth in Section 9.1.1 hereof.
“Securities Act” shall have the meaning set forth in Section 9.1.1(h) hereof.
“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.
“Securitization Vehicle” means the issuer of certificates in a Securitization of the Loan.
“Separate Lease” shall have the meaning set forth in Section 2.5.1(a)(vii) hereof.
“Servicer” shall have the meaning set forth in Section 9.5 hereof.
“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
“Shortfall Collection Guarantor” shall mean Initial MGM/Mandalay Lease Guarantor, together with its successors and assigns.
“Shortfall Collection Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Shortfall Collection Guarantor, and acknowledged and accepted by Lender, in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“SocGen” shall have the meaning set forth in the introductory paragraph hereto.
“Special Purpose Entity” shall mean a Delaware limited partnership or Delaware limited liability company that complies with the following requirements from and after the date hereof unless it has received prior written consent to do otherwise from Lender, or, while the Loan is securitized pursuant to a rated Securitization, a Rating Agency Confirmation, and an Additional Insolvency Opinion, in each case:
(i)    is and shall be organized solely for the purpose of (A) in the case of Borrower, (I) acquiring, owning, development, constructing, renovating, improving, selling, leasing, transferring, exchanging, assigning, disposing of, operating, managing, financing, refinancing, holding an ownership interest or otherwise dealing with the applicable Individual Property and activities incidental thereto, (II) acquiring and owning a limited liability company interest in and managing and acting as the sole member of a New TRS Borrower (if Borrower is the member of such New TRS Borrower), as applicable, and (III) entering into and performing its obligations under the Loan Documents with

Lender, refinancing any Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of any Principal, acting as a general partner of the limited partnership that owns the applicable Individual Property or as member of the limited liability company that owns the applicable Individual Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;
(ii)    shall not engage in any business unrelated to the activities set forth in clause (i) of this definition of “Special Purpose Entity”;
(iii)    shall not own any real property other than the applicable Individual Property;
(iv)    does not have and shall not have assets other than (A) the applicable Individual Property and personal property and fixtures located therein or used in connection therewith necessary or incidental to its ownership and operation of the applicable Individual Property, (B) in the case of any Principal, owning the limited partnership or limited liability company interests in the applicable Individual Borrower and personal property necessary or incidental to its ownership of such interests, and (C) in the case of Borrower that is the sole member of a New TRS Borrower, owning the limited liability company interests or partnership interests in such New TRS Borrower, as applicable, and personal property necessary or incidental to its ownership of such interests;
(v)    shall not engage in, seek, consent to or permit, to the fullest extent permitted by law, (A) any dissolution, winding up, liquidation, consolidation or merger, or the division of such Person into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business other than in connection with a sale of the applicable Individual Property or as otherwise permitted by the Loan Documents or (C) in the case of a Principal, any transfer of its partnership or membership interest, except as permitted by the Loan Documents;
(vi)    shall not cause, consent to or permit any amendment of its limited partnership agreement, certificate of organization, certificate of formation, operating agreement or other formation document or organizational documents (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender except as otherwise permitted by the Loan Documents;
(vii)    if such entity is a limited partnership, shall have at least one general partner and shall have, as its only general partners, Special Purpose Entities each of which (A) is a single member Delaware limited liability company, (B) has two (2) Independent Directors or Independent Managers, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.1%;

(viii)    if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single member limited liability company set forth in this definition of “Special Purpose Entity”), shall have at least one (1) member that is a Special Purpose Entity, that is a single member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one half of one percent (0.5%) of the equity of the limited liability company;
(ix)    if such entity is a single member limited liability company, (A) shall be a Delaware limited liability company, (B) shall have at least two (2) Independent Directors or Independent Managers serving as managers of such company, (C) shall not take any Bankruptcy Action with respect to itself, or any entity for which it is the Principal, as applicable, unless two (2) Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (D) shall have two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(x)    shall not (and, if such entity is (a) a limited liability company, shall have a limited liability agreement or an operating agreement, as applicable or (b) a limited partnership, has a limited partnership agreement, that, in each case, provides that such entity shall not) (1) dissolve, merge, become subject to a division of such Person into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, liquidate, consolidate; or (2) sell all or substantially all of its assets except as otherwise permitted by the Loan Documents;
(xi)    shall at all times intend to remain solvent and shall pay its debts and liabilities (including, a fairly allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so); provided, that the foregoing shall not require any member, partner or shareholder of a Special Purpose Entity to make any additional capital contributions to a Special Purpose Entity;
(xii)    shall not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xiii)    shall maintain its bank accounts (except as contemplated by the Loan Documents with respect to any other Loan Party), books of account, books and records separate from those of any other Person, shall not permit any Affiliate or constituent party independent access to its bank account and, to the extent that it is required to file income tax returns under applicable law, shall file its own income tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is taxed as a corporation as a result of being a taxable REIT subsidiary for U.S. federal income tax purposes, shall not file a consolidated income tax return with any entity taxed as a corporation, except to the extent that it is required by law to file consolidated tax returns;
(xiv)    except as contemplated by the Loan Documents with respect to each other Loan Party, shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person;
(xv)    other than pursuant to Permitted Equipment and Vehicle Leases executed by Manager in its capacity as agent of the applicable Loan Party, shall hold its assets in its own name;
(xvi)    shall conduct its business as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Casino Operator, Manager, Franchisor/Licensor or an entity other than an Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;
(xvii)    (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity, except as provided herein with respect to each other Loan Party and such assets shall also be listed in such Loan Party’s balance sheet, as applicable;
(xviii)    except as contemplated by the Loan Documents with respect to each other Loan Party, shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, provided there is sufficient cash flow to do so, and shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;
(xix)    shall observe all partnership or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;
(xx)    following the Closing Date, shall not incur Indebtedness other than (A) in the case of Borrower, (i) the Loan, (ii) Permitted Indebtedness and (iii) such other liabilities that such Special Purpose Entity is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law; provided, however, that this covenant shall not require any shareholder, partner or member of Borrower to make additional capital contributions to any such entity; and (B) in the case of each Principal, (i) liabilities of Principal as a general partner of a limited partnership, in the capacity as such and (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Loan Party which it holds an interest in and routine administration of the Loan Party which it holds an interest in, provided that (x) the outstanding liabilities at any time shall not exceed $25,000.00 and (y) such liabilities are normal and reasonable under the circumstances; provided, however, that this covenant shall not require any partner or member of Principal to make additional capital contributions to any such entity;
(xxi)    shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted pursuant to the Loan Documents with respect to each other Loan Party or as otherwise imposed by law;
(xxii)    shall not acquire obligations or securities of its partners or members or any other owner or Affiliate, except (A) with respect to a member of a New TRS Borrower, such member’s limited liability company interest or such partner’s partnership interests in such New TRS Borrower, as applicable, and (B) with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest;
(xxiii)    shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;
(xxiv)    shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
(xxv)    except as contemplated by the Loan Documents with respect to each other Loan Party, shall not pledge its assets to secure the obligations of any other Person;
(xxvi)    shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxvii)    shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity), except as is contemplated or provided for in the Loan Documents with respect to each other Loan Party;
(xxviii)    shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or department or part of it, and has not identified itself and shall not identify itself as a division or department of any other Person;
(xxix)    other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third-party;
(xxx)    shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and, to the fullest extent permitted by law, shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;
(xxxi)    shall not have any of its obligations guaranteed by any Affiliate except (A) as provided by the Loan Documents with respect to (I) each other Loan Party and (II) the Guaranty, the Excess Cash Flow Guaranty, if applicable, and Environmental Indemnity, (B) in connection with a Franchise/License Agreement entered into in accordance with the terms and conditions hereof, including, without limitation, a guaranty of the Franchise/License Agreement, (C) in connection with a Management Agreement or Casino Management Agreement or (D) in connection with any Letter of Credit. For the avoidance of doubt, the Shortfall Collection Guaranty is expressly permitted hereunder;
(xxxii)    shall not form, acquire or hold any subsidiary, except (A) any member of a New TRS Borrower’s limited liability company interest in such New TRS Borrower, and (B) with respect to each Principal, such Principal’s membership or general partnership interest and obligations with respect to the Loan Party in which it owns an interest;
(xxxiii)    shall comply with all of the terms and provisions contained in its organizational documents;
(xxxiv)    shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true; and

(xxxv)    shall continue to be duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.
“State” shall mean the State of Nevada.
“Substitute Guarantor” shall have the meaning set forth in Section 5.2.9(h) hereof.
“Substitute Guaranty” shall have the meaning set forth in Section 5.2.9(f) hereof.
“Successor Brand Manager” shall mean to the extent the applicable Loan Party (i) does not have the right under the Brand Management Agreement to consent to the applicable manager’s assignment of the Brand Management Agreement, any Person permitted under such Brand Management Agreement, (ii) has the right to consent to such assignment in its sole discretion, a Manager approved by Borrower and reasonably approved by Lender (provided that Lender’s consent shall not be required with respect to an assignment to a Brand Manager), and (iii) has the right to consent to such assignment subject to a standard set forth in such Brand Management Agreement, a Person approved by Borrower and Lender in accordance with, and subject to, the applicable standard set forth therein.
“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the applicable Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2(a) hereof.
“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2(a) hereof.
“Taxes” shall mean all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.
“Third Party Waived DSCR Release” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Third Party Waived DSCR Release Price” shall have the meaning set forth in Section 2.5.1(a) hereof.
“Threshold Amount” shall have the meaning set forth in Section 5.1.19(b) hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender (or, if such Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.
“Total Defeasance Collateral” shall mean U.S. Obligations, which provide for interest payments (and on the Permitted Par Prepayment Date, interest payments and principal prepayments) (i) on or prior to, but as close as possible to, the Business Day immediately preceding all scheduled Payment Dates hereunder after the Total Defeasance Date and up to and including the Permitted Par Prepayment Date (assuming the Note is required to be prepaid in full as of such Permitted Par Prepayment Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Payment Dates.
“Total Defeasance Date” shall have the meaning set forth in Section 2.8.1 hereof.
“Total Defeasance Event” shall have the meaning set forth in Section 2.8.1 hereof.
“Transfer” shall have the meaning set forth in Section 5.2.9(b) hereof.
“Transferee Borrower” shall have the meaning set forth in Section 5.2.9(f) hereof.
“Transition Services Agreement” shall mean that certain Transition Services Agreement dated as of the date hereof among Borrower, Initial MGM/Mandalay Tenant, MGM Resorts International, Mandalay Bay, LLC and Mandalay Resort Group.
“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.
“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e)(ii)(B).
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Unanimous Decisions” shall have the meaning set forth in Section 10.24(b) hereof.

“Undefeased Note” shall have the meaning set forth in Section 2.8.1 hereof.
“Venue Space” shall mean any space set forth on the MGM Programming Exhibit or Mandalay Bay Programming Exhibit, each attached hereto as Schedule 1.3, other than spaces set forth in the descriptions of: (i) “Casino”, (ii) “Hotel Podium”, (iii) “Hotel Tower / Guest Rooms – Suites – Villas”, (iv) “Functioning Back of House” and (v) “Infrastructure”.
“Venue Space Management Agreement Exclusion Requirements” shall mean the satisfaction of any of the following with respect to any portion of the Venue Space: (a) the Individual Property containing the applicable portion of the Venue Space is subject to the MGM/Mandalay Lease; (b) either MGP OP or BREIT OP owns a direct and/or indirect equity interest in Borrower; (c) Borrower is directly or indirectly Controlled by, or under common Control with, a Qualified Casino Operator; (d) the applicable portion of the Venue Space is managed or licensed pursuant to a Casino Management Agreement, Brand Management Agreement, Management Agreement or Franchise/License Agreement; or (e) the applicable portion of the Venue Space is subject to a Lease.
“Voteco Entity” shall mean a newly formed Delaware limited liability company that would (i) Control Borrower (or, if applicable, Windmill REIT) and (ii) be one hundred percent (100%) owned and controlled by one or more senior management officers at (x) MGP, if MGP or MGP OP Controls the Borrower, (y) BREIT, if BREIT or BREIT OP Controls the Borrower (or, if applicable, Windmill REIT), or (z) if a Replacement Guarantor has executed and delivered a Substitute Guaranty in accordance with the terms and provisions of this Agreement, one or more senior management officers of the applicable Qualified Transferee, in each case, that satisfies applicable Gaming Laws.
“Windmill Joint Venture” shall mean MGP BREIT Venture 1 LLC.
“Windmill Joint Venture Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of MGP BREIT Venture 1 LLC, dated as of the Closing Date, by and between MGP JV Investco 1 LLC, a Delaware limited liability company and Windmill REIT, as the same may be amended, restated, replaced and/or modified from time to time in accordance with the terms and conditions of this Agreement.
“Windmill REIT” shall mean BCORE Windmill Parent LLC, a Delaware limited liability company.
“Windmill REIT LLCA” shall mean that certain Limited Liability Company Agreement of Windmill REIT dated as of January 8, 2020 as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, without the prior written consent of Lender, provided that Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, shall be required for any amendment to the Windmill REIT LLCA which grants the Series A Preferred Units Control of Borrower.

“Yield Maintenance Premium” shall mean, with respect to each Note, an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of such Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest in respect of the principal amount being prepaid under such Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on such Note is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid provided, with respect to any prepayment of any portion of the Loan that is subject to a rated Securitization and which is made after the Payment Date in August 2029 but prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium shall be zero.
Section 1.2.    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II.
GENERAL TERMS
Section 2.1.    Loan Commitment; Disbursement to Borrower.
2.1.1.    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2.    Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.
2.1.3.    The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.
2.1.4.    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) pay and/or reimburse costs or borrowings incurred in connection with the acquisition of the Property, (b) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (c) pay costs and expenses incurred in connection with the closing of the Loan and the operation of the Property and (d) distribute the balance, if any, to Borrower’s equity holders.

2.1.5.    Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, upon written notice from Lender to Borrower (the “Componentization Notice”) in connection with any Componentization Event, the principal balance of the Loan shall be divided into multiple components (“Components”). Each Component shall have an initial principal amount as Lender shall specify in such Componentization Notice, provided that (i) the sum of the principal balances of all Components shall equal the then-current outstanding principal amount of the Loan and (ii) the weighted average of the Interest Rate of all Components shall equal the then-current weighted average Interest Rate. Borrower shall be treated as the obligor with respect to each of the Components, and Borrower acknowledges that each Component may be individually beneficially owned by a separate Person. The Components need not be represented by separate physical Notes, but if requested by Lender in writing, each Component shall be represented by a separate physical Note (each, a “Replacement Note”), in which case Borrowers shall execute and return to Lender each such Replacement Note, in the same form as the Note executed and delivered on the Closing Date, promptly following Borrower’s receipt of an execution copy thereof and upon return of any Note which evidences the indebtedness secured by such Replacement Note (which may be accomplished through mutually acceptable escrow arrangements). Notwithstanding anything to the contrary contained herein, any reallocation or creation of any Components pursuant to this Section 2.1.5 (i) shall not increase (x) any monetary obligation of Borrower or Guarantor (other than as set forth in Section 2.4.4 hereof), or (y) any other obligation or liability of Borrower under the Loan Documents in any material respect (other than as set forth in Section 2.4.4 hereof) or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date (except as may be permitted pursuant to the definitions thereof), (iii) shall not affect the time periods during which Borrower or Guarantor is permitted to perform any obligations under the Loan Documents, (iv) shall not require amortization of the Loan and (v) shall not decrease any of Borrower’s or Guarantor’s rights or remedies under the Loan Documents in any respect.
Section 2.2.    Interest Rate.
2.2.1.    Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of each Note shall accrue from (and include) the Closing Date, through the end of the last Interest Period, at the applicable Interest Rate for such Note. The total interest accrued under the Loan shall be the sum of the interest accrued on each Note. Subject to the terms and conditions of Section 2.3, Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the outstanding principal balance of each Note for the related Interest Period.
2.2.2.    Interest Calculation. Interest on the outstanding principal balance of each Note shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period for which such calculation is being made by (b) a daily rate based on the Interest Rate applicable to such Note and a three hundred sixty (360) day year by (c) the outstanding principal balance of such Note.

2.2.3.    Intentionally Omitted.
2.2.4.    Intentionally Omitted.
2.2.5.    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.6.    Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3.    Loan Payment.
2.3.1.    Monthly Debt Service Payments.
(a)    Monthly Debt Service Payments Before the Anticipated Repayment Date. Borrower shall pay to Lender (i) on the Closing Date, an amount equal to interest only on the outstanding principal balance of each Note from and including the Closing Date up to and including March 5, 2020, which interest shall be calculated in accordance with the provisions of Section 2.3.2 and (ii) on each Payment Date commencing on the first Payment Date, to and including the Anticipated Repayment Date, an amount equal to the Monthly Debt Service Payment Amount. Payments pursuant to this Section 2.3.1(a) shall first be applied to interest due for the related Interest Period in which the Payment Date occurs and then to any other amounts due and unpaid pursuant to this Agreement and the other Loan Documents.
(b)    Monthly Debt Service Payments After Anticipated Repayment Date. On each Payment Date after the Anticipated Repayment Date, interest shall accrue on the Loan at the Adjusted Interest Rate and Borrower shall continue to be obligated to make payments of interest in monthly installments as set forth in this Section 2.3.1(b). Following the Anticipated Repayment Date, on each Payment Date thereafter up to and including the Maturity Date, Borrower shall pay to Lender, (i) first, an amount equal to the Monthly Debt Service Payment Amount and (ii) second, to the extent of funds available in the Excess Cash Flow Reserve

Account, an amount equal to the Monthly Additional Interest Amount. The failure to make the payment in clause (i) immediately above as and when due shall constitute an Event of Default, but the failure to make the payment in clause (ii) immediately above (or the failure to have sufficient funds available in the Excess Cash Flow Reserve Account to make such payment) as and when due shall not constitute an Event of Default. If Borrower does not pay any Monthly Additional Interest Amount pursuant to the second sentence of this Section 2.3.1(b) (such amount not paid, together with interest accrued thereon at the Adjusted Interest Rate, the “Accrued Interest”), the Accrued Interest shall remain an obligation of Borrower but Borrower’s obligation to pay such Accrued Interest shall be deferred and such Accrued Interest shall be added to the principal balance of the Loan and shall be paid on the Maturity Date to the extent not sooner paid pursuant to this Agreement.
(c)    Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all interest which has accrued or would accrue through and including the last date of the Interest Period in which the Maturity Date occurs (including, without limitation, Accrued Interest) and all other amounts due hereunder and under the Note, each Mortgage and the other Loan Documents.
2.3.2.    Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include March 5, 2020. Thereafter during the term of the Loan, each Interest Period shall commence on the sixth (6th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fifth (5th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal of the Loan due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including, (x) if such payment occurs prior to a rated Securitization, the Maturity Date or (y) if such payment occurs following a rated Securitization, the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law. For the avoidance of doubt, in the event a portion (but not all) of the Loan is subject to a rated Securitization, interest shall only be payable through and including the last day of the applicable Interest Period with respect to each Note that has been subject to a rated Securitization.
2.3.3.    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
2.3.4.    Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5.    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than (a) 2:00 p.m., New York City time, for all payments other than the payment due on the Maturity Date and (b) 3:00 p.m., New York City time, for the payment due on the Maturity Date, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
Section 2.4.    Prepayments.
2.4.1.    Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, at any time and from time to time, provided, that (i) Borrower gives Lender not less than ten (10) days’ prior written notice of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment which notice shall be revocable or subject to modification (including extension of the intended prepayment date) by Borrower at any time (the “Prepayment Notice”); and (ii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including (x) if such prepayment occurs prior to a rated Securitization, then the date on which such prepayment is made or (y) if such prepayment occurs following a rated Securitization, (1) with respect to the portion of the Loan subject to a rated Securitization, the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment or, if such prepayment occurs on a Payment Date, interest which would have accrued on the prepayment amount through and including the last day of the Interest Period related to such Payment Date (all such interest payable under this clause (y), the “Additional Interest”) and (2) with respect to the remainder portion of the loan not subject to a rated Securitization, the date on which such prepayment is made, (B) if such prepayment occurs prior to the Permitted Par Prepayment Date, the applicable Yield Maintenance Premium on the amount of the Loan which is being prepaid, and (C) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, all of Lender’s reasonable, actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such prepayment of the Loan and any actual out-of-pocket costs and expenses incurred in connection with a revoked or extended Prepayment Notice.
2.4.2.    Mandatory Prepayments. In the event Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, on the next occurring Payment Date following the date on which Lender receives such Net Proceeds to be applied in accordance with this Section 2.4.2, Borrower shall prepay or authorize Lender to apply such Net Proceeds Prepayment as a prepayment of all or a portion of the outstanding principal balance of the Loan in an amount equal to the aggregate of (a) the Net Proceeds Prepayment up to an amount equal to the Release Amount for the affected Individual Property, (b) following a rated Securitization, all Additional Interest and (c) the actual reasonable costs of Lender in connection with such prepayment to the extent such amounts are not paid to Lender in accordance with Article VI hereof (collectively, the “Mortgage Mandatory Prepayment Amount”). Amounts paid to or applied by Lender as a Mortgage Mandatory Prepayment Amount shall first be applied to amounts required to be paid by Borrower to Lender pursuant to clause (c) above and then to the amounts set forth in clauses

(a) and (b) simultaneously. Except during the continuance of an Event of Default, any Net Proceeds Prepayment to be applied pursuant to this Section 2.4.2 in excess of the Mortgage Mandatory Prepayment Amount shall be distributed to Borrower. After the occurrence of and during the continuance of an Event of Default, Lender may apply such Net Proceeds Prepayment to the Debt (until paid in full) in any order or priority in its sole discretion. No Yield Maintenance Premium or other premium, penalty or charge shall be due in connection with any prepayment made pursuant to this Section 2.4.2.
2.4.3.    Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower and shall in all instances include (i) an amount equal to the Yield Maintenance Premium if such tender or recovery occurs prior to the Permitted Par Prepayment Date, and (ii) following a rated Securitization, the Additional Interest. After the occurrence and during the continuance of an Event of Default, Lender may apply such payment to the Debt (until paid in full) in any order or priority in its sole discretion.
2.4.4.    Application of Interest and Principal to Note A and Note B. Provided no Event of Default has occurred and is continuing, (A) payments of interest on the Loan shall be applied by Lender on a pro-rata basis between Note A and Note B and such payments of interest shall be applied (i) with respect to Note A, on a pro rata and pari passu basis among each of Note A-1, Note A-2, Note A-3 and Note A-4 and (ii) with respect to Note B, on a pro rata and pari passu basis among each of Note B-1, Note B-2, Note B-3 and Note B-4 and (B) payments of principal shall be applied (i) first, to the reduction of the outstanding principal balance of each Note comprising Note A, on a pro rata and pari passu basis, until each Note comprising Note A is reduced to zero, and (ii) second, to the reduction of the outstanding principal balance of each Note comprising Note B, until each Note comprising Note B is reduced to zero. Notwithstanding anything herein to the contrary, during the continuance of any Event of Default, any payment of interest and/or principal from whatever source may be applied by Lender among the Notes in Lender’s sole discretion.
Section 2.5.    Release. Except as set forth in Section 2.4.2, this Section 2.5 or Section 2.8, no repayment or prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Mortgage on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation or Casualty, and the related release of any Lien of any Mortgage on such Property in connection with such Condemnation or Casualty, if applicable, shall be governed by and made in accordance with Section 2.4.2, Section 6.3 and Section 6.4 hereof.
2.5.1.    Release of Individual Property. (a) At any time Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i)    Borrower shall deliver notice to Lender of the proposed release of such Release Property;
(ii)    no Event of Default shall be continuing on the date that the Release Property is released from the Lien of the Mortgage thereon other than as expressly permitted below;
(iii)    Borrower shall have paid to Lender the applicable Release Amount together with any Yield Maintenance Premium then required (if any);
(iv)    Borrower shall submit to Lender, not less than ten (10) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Individual Property subject to the Loan Documents not being released);
(v)    After giving effect to such release, as of the date of such release, the Debt Service Coverage Ratio shall not be less than the Closing Date Debt Service Coverage Ratio; provided, however, that in order to satisfy the Debt Service Coverage Ratio requirement set forth in this clause (v), Borrower may make a prepayment of a portion of the Loan in accordance with Section 2.4.1 hereof or Borrower may deposit cash with Lender to be held in a Reserve Account as cash collateral for the Loan; provided, further that in the event the foregoing Debt Service Coverage Ratio requirement set forth in this clause (v) is not satisfied and the release of the Release Property is in connection with an arms-length transaction to a third party Person which is not an Affiliate of the Borrower (a “Third Party Waived DSCR Release”), Borrower shall be permitted to release such Release Property from the Lien of the Mortgage and the related Loan Documents upon the payment to Lender of an amount equal to the greater of (I) the applicable Release Amount for the Release Property together with any Yield Maintenance Premium then required (if any) and (II) the lesser of (x) one hundred percent (100%) of the Net Sales Proceeds derived from the sale of the Release Property and (y) an amount necessary to, after giving effect to such release, satisfy the Debt Service Coverage Ratio requirement set forth in this clause (v) (the greater of the immediately preceding clauses (I) and (II), the “Third Party Waived DSCR Release Price”), together with any Yield Maintenance Premium then required (if any);
(vi)    Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable actually incurred attorneys’ fees and disbursements;

provided such attorneys’ fees and expenses shall not exceed $10,000.00); provided, that Borrower shall have paid all third-party fees, costs and expenses actually incurred in connection with any such release, including but not limited to, (A) the current fee being assessed by such Servicer to effect such release, which fee shall not exceed $2,000.00; and (B) any other charges incurred in connection with the release of any Liens, including the payment of all recording charges, filing fees, taxes or other similar expenses incurred in the reasonable judgment of the Lender or the Servicer in order to effectuate the release;
(vii)    Borrower shall remove the Release Property from the MGM/Mandalay Lease and enter into a new lease with MGM/Mandalay Tenant with respect to the remaining Individual Property, such that the remaining Individual Property is subject to a “triple net” lease covering such Individual Property (a “Separate Lease”). Any Separate Lease shall (a) be on substantially the same terms and conditions as the MGM/Mandalay Lease in accordance with of the MGM/Mandalay Lease, including, without limitation, that (x) the base rent due under such Separate Lease shall equal the amount of the Base Rent (as defined in the MGM/Mandalay Lease) for the applicable Individual Property as set forth in the MGM/Mandalay Lease and (y) the MGM/Mandalay Lease Opinion Delivery Requirements shall have been satisfied with respect to the Separate Lease and (b) otherwise comply with all terms and conditions of the MGM/Mandalay Lease and the terms, conditions and restrictions on the MGM/Mandalay Lease as set forth herein as if such Separate Lease is the MGM/Mandalay Lease. For the avoidance of doubt and notwithstanding anything to the contrary herein, (x) the Release Property shall not be subject to the Lien of the Loan Documents or the Separate Lease, and (y) neither Lender’s consent nor a Rating Agency Confirmation shall be required in connection with the entry into a Separate Lease in accordance with this Section 2.5.1(a)(vii); and
(viii)    Subsequent to such release, the remaining Individual Borrower and each Principal, if any, shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof.
(b)    Intentionally omitted.
(c)    Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Individual Property in order to cure a Default or Event of Default related to such Individual Property provided that (i) prior to releasing such Individual Property, Borrower uses commercially reasonable efforts to cure such Default or Event of Default (which efforts shall not require any capital contributions to be made to Borrower or include any obligations of Borrower or Guarantor to use any operating income or Rents from the Property other than the Individual Property that is the subject of the Default or Event of Default to effectuate such cure) and (ii) such Default or Event of Default was not caused by (or at the direction of) Borrower or an Affiliate thereof in bad faith to circumvent the requirements of this Section 2.5.1 (a “Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in this Section 2.5.1, except that (I) Borrower shall not be required to satisfy the condition set forth in Section 2.5.1(a)(ii) to the extent any such Event of Default relates to the Individual Property that is the subject of the Default Release and (II)

Borrower shall not be required to satisfy the condition set forth in Section 2.5.1(a)(v) and provided, further, that with respect to any transfer of the Individual Property related to such Default Release to an Affiliate of Borrower, Borrower provides an Additional Insolvency Opinion addressing such transfer to an Affiliate. Any prepayment of the Loan in connection with a Default Release shall be deemed a voluntary prepayment, and shall be subject to satisfaction of the conditions set forth in Section 2.4.1 (other than the requirement to provide ten (10) days prior written notice); provided, that no Yield Maintenance Premium or other premium, penalty or charge shall be due in connection with any prepayment made in connection with a Default Release.
(d)    Intentionally omitted.
(e)    Notwithstanding the foregoing provisions of this Section 2.5.1, including clauses (a) and (c) hereof, if the Loan or any portion thereof is included in a REMIC Trust and the Loan to Value Ratio exceeds or would exceed 125% immediately after giving effect to the release of the applicable Individual Property, no such release will be permitted unless the Borrower pays down the principal balance of the Loan (or such portion of the Loan as is included in the REMIC Trust) by an amount not less than the greater of (A) the Release Amount or (B) the least of one of the following amounts: (i) if the Individual Property is sold, the net proceeds of an arm’s-length sale of the Release Property to an unrelated Person, (ii) the fair market value of the Release Property at the time of the release or (iii) an amount such that the Loan to Value Ratio as so determined by Lender after the release is not greater than the Loan to Value Ratio immediately prior to the release, unless the Lender receives an opinion of counsel that, if clause (B) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property.
(f)    In connection with any release or cancellation under this Section 2.5.1 or defeasance under Section 2.8, in the event that such release or defeasance would result in the release of the Individual Property owned by such Individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be automatically released (provided so long as there is only one (1) Borrower hereunder, that the Debt has been paid in full) by Lender from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement, in each case, without the need for further action or the execution of any documents. In connection with a release or cancellation of an Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to such Unencumbered Borrower, and (ii) instruments executed by Lender reasonably necessary to evidence the release or cancellation of such Unencumbered Borrower from its obligations under the Loan Documents. Without limiting the foregoing, in the event that the Cash Management Account is in the name of an Unencumbered Borrower, the release of such Unencumbered Borrower shall additionally be conditioned upon Lender’s receipt of evidence reasonably acceptable to Lender that a remaining Borrower shall have assumed all of the obligations of such Unencumbered Borrower under the Cash Management Agreement. All reasonable costs and expenses incurred by Lender in connection with such release shall be paid by Borrower.

2.5.2.    Release on Payment in Full.
(a)    If Borrower has elected to prepay or defease the entire Loan and the requirements of Section 2.4 or Section 2.8, as applicable, and this Section 2.5.2 have been satisfied or the Loan is repaid in full on the Maturity Date, the Properties shall be released from the Lien of their Mortgage and the other Loan Documents, except those obligations expressly stated to survive repayment of the Loan. In lieu of a release of the Lien of the Mortgage, at Borrower’s option, it may obtain an assignment thereto to one or more designees in accordance with this Section 2.5.2.
(b)    Borrower shall submit to Lender, not less than five (5) Business Days prior to the date on which the prepayment or defeasance will be made, a release (or assignment) of Lien (and related Loan Documents) for each Individual Property for execution by Lender. The release (or assignment) shall be in a form appropriate in jurisdiction in which the Individual Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release (or assignment), together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements and (ii) will effect such release (or assignment) in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with such release (or assignment) and the then current reasonable and customary fee being assessed by Servicer, if any, to effect such release (or assignment).
Section 2.6.    Cash Management.
2.6.1.    Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Administrative Agent for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Administrative Agent. The Lockbox Account shall be titled as set forth in the Lockbox Agreement. Borrower hereby grants to Administrative Agent for the benefit of Lender a security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Administrative Agent shall have the sole right to direct withdrawals from the Lockbox Account in accordance with and subject to the Lockbox Agreement and this Agreement and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.
(b)    Borrower shall, on or prior to the Closing Date, deliver written instructions to MGM/Mandalay Tenant to deliver all MGM/Mandalay Lease Rents payable under the Initial MGM/Mandalay Lease directly to the Lockbox Account (which written instructions may be included in the Initial MGM/Mandalay Lease). If a Replacement MGM/Mandalay Lease is entered into in accordance with the terms and provisions of this Agreement,

Borrower shall promptly deliver written instructions to any such Replacement MGM/Mandalay Tenant to deliver all MGM/Mandalay Lease Rents payable under any such Replacement MGM/Mandalay Lease directly to the Lockbox Account (which written instructions may be included in the Replacement MGM/Mandalay Lease). Borrower shall deposit all unrestricted funds received by Borrower or unrestricted funds readily available to Borrower pursuant to the express terms and provisions of the MGM/Mandalay Lease Documents into the Lockbox Account within one (1) Business Day after receipt thereof.
(c)    If the Property is not subject to the MGM/Mandalay Lease and the Property is subject to a Brand Management Agreement, subject to Section 2.6.1(e), Borrower shall cause the Brand Manager pursuant to the Brand Management Agreement, and Brand Manager shall, deliver directly to the Lockbox Account all income and proceeds to which Borrower is entitled pursuant to the Brand Management Agreement within one (1) Business Day after Borrower is entitled to distributions thereto from Brand Manager pursuant to the Brand Management Agreement. If the Property is not subject to the MGM/Mandalay Lease and such Individual Property is not subject to a Brand Management Agreement, Borrower shall (i) cause the delivery of irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to such Individual Property directly to the Lockbox Account and (ii) cause Manager to deposit all amounts received by Borrower or Manager constituting Rents into the Lockbox Account, not less than two (2) times per week during the term of the Loan.
(d)    If the Property is not subject to the MGM/Mandalay Lease and the Property is subject to a Casino Management Agreement, so long as the Property is subject to a Casino Management Agreement with a Casino Operator, subject to Section 2.6.1(e), Borrower shall cause the Casino Operator pursuant to the Casino Management Agreement, and Casino Operator shall, deliver directly to the Lockbox Account all income and proceeds to which Borrower is entitled pursuant to the Casino Management Agreement within one (1) Business Day after Borrower is entitled to distributions thereto from Casino Operator pursuant to the Casino Management Agreement.
(e)    If the Property is not subject to the MGM/Mandalay Lease, then in the event that any such amounts or any Rents in respect of the Property are paid directly to Borrower, Borrower shall deposit such amounts or such Rents into the Lockbox Account within two (2) Business Days following Borrower’s receipt thereof or if the applicable Individual Property is being managed by a Brand Manager pursuant to a Brand Management Agreement or a Casino Operator pursuant to a Casino Management Agreement, to the applicable Manager Account. Borrower shall promptly direct any Person delivering any such amounts or such other Rents directly to Borrower, to deliver such amounts or such other Rents directly to the Lockbox Account or if the applicable Individual Property is being managed by a Brand Manager pursuant to a Brand Management Agreement or a Casino Operator pursuant to a Casino Management Agreement, to the applicable Manager Account. For the avoidance of doubt, capital contributions of the indirect owners of Borrower shall not constitute Rents.
(f)    Borrower has obtained from Lockbox Bank, its agreement to transfer to the Cash Management Account (other than a reasonable peg balance and the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement), during a Cash

Trap Period upon notice from Administrative Agent to Lockbox Bank of such Cash Trap Period, in immediately available funds by federal wire transfer or ACH transfers, all amounts on deposit in the Lockbox Account not less than two (2) times per week (the “Cash Trap Sweep Instructions”). In the event of a Cash Trap Event Cure, Administrative Agent shall, within three (3) Business Days of Borrower’s written request, provide notice of such Cash Trap Event Cure to the Lockbox Bank under the Lockbox Agreement that the Cash Trap Sweep Instructions are no longer in effect and that all amounts on deposit in the Lockbox Account shall be transferred by the Lockbox Bank to an account designated by Borrower. In the event a Cash Trap Period is not in effect, all amounts on deposit in the Lockbox Account shall be transferred by Lockbox Bank to an account designated by Borrower.
(g)    Subject to Priority Waterfall Payments made pursuant to Section 3.5 of the Cash Management Agreement and Section 2.6.2(e) hereof, upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in the Lockbox Account and the Cash Management Account to the payment of the Debt in any order in its sole discretion, subject to the terms of Section 7.6 of this Agreement.
(h)    The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower, Casino Operator, Manager or Lockbox Bank.
(i)    Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto.
(j)    Borrower shall indemnify Administrative Agent and Lender and hold Administrative Agent and Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and actual and out-of-pocket costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Administrative Agent or Lender) or the performance of the obligations for which the Lockbox Account was established.
(k)    In the event that Borrower shall enter into a Brand Management Agreement or Casino Management Agreement, to the extent permitted by the terms of such Brand Management Agreement or Casino Management Agreement, and by any Gaming Laws, Borrower shall grant to Administrative Agent a security interest with respect to Borrower’s interest in each Manager Account maintained by such Brand Manager or Casino Operator and shall use commercially reasonable efforts to cause each Manager Account to be maintained as an Eligible Account. Borrower shall use commercially reasonable efforts to (i) cause such Brand Manager or Casino Operator to consent to such grant of security interest and (ii) cause the Eligible Institution holding such Manager Account to acknowledge such security interest, pursuant to a deposit account control agreement in form and substance reasonably acceptable to Lender, Eligible Institution, Borrower and such Brand Manager or Casino Operator.
2.6.2.    Cash Management Account. (a) Upon the occurrence of a Cash Trap Period, Borrower shall establish and maintain a segregated Eligible Account (the “Cash

Management Account”) to be held by Agent in trust and for the benefit of Administrative Agent for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Administrative Agent. The Cash Management Account shall be titled as set forth in the Cash Management Agreement. Borrower hereby grants to Administrative Agent for the benefit of Lender a security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Administrative Agent of the account number thereof. Administrative Agent shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
(b)    The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)    Subject to Section 2.6.2(d) hereof, all funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Administrative Agent pursuant to the terms of any Loan Document in such order and priority as Administrative Agent shall determine, subject to the terms of Section 7.6 of this Agreement.
(d)    Borrower hereby agrees that Administrative Agent may modify the Cash Management Agreement for the purpose of establishing additional sub accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Administrative Agent shall provide prior written notice thereof to Borrower no less than five (5) Business Days prior to such modification.
(e)    Notwithstanding anything contained herein or in the other Loan Documents to the contrary, Lender agrees that, notwithstanding the existence of an Event of Default, prior to a Priority Payment Cessation Event, Administrative Agent shall apply amounts on deposit in the Cash Management Account to payment of the Priority Waterfall Payments or, provided that all Priority Waterfall Payments have been made, for Protective Advances as reasonably determined by Administrative Agent. During the continuance of an Event of Default, any amounts remaining in the Cash Management Account after payment of the Priority Waterfall Payments and Protective Advances (to the extent a Priority Payment Cessation Event has not occurred) shall be applied by Administrative Agent in such order and priority as Administrative Agent shall determine, subject to the terms of Section 7.6 of this Agreement.
2.6.3.    Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
2.6.4.    Distributions to Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to or for the benefit of the Mezzanine Lender, pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents or the Mezzanine Loan Document are intended by Borrower, the Mezzanine Borrower and the Mezzanine Lender to constitute, and shall constitute, distributions from Borrower to the Mezzanine Borrower. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and the Mezzanine Lender.
Section 2.7.    Withholding Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7(a)) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.7, the term “applicable law” shall include FATCA.
(b)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.
(c)    Indemnification by Borrower. Borrower shall indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
(e)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section 2.7 Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), Section 2.7(e)(ii)(B) and Section 2.7(e)(ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Section 2.7 Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 -percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form attached hereto as Exhibit B-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Section 2.7 Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to a withholding Section 2.7 Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after tax position than the indemnified party would have been in if the Section 2.7 Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Section 2.7 Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7 for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.
(h)    Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.7, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.
Section 2.8.    Defeasance.
2.8.1.    Voluntary Defeasance.

(a)    Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease all of the remaining principal balance of the Loan, or a portion thereof solely in connection with a release of an Individual Property from the Lien of the applicable Mortgage pursuant to Section 2.5 hereof (except as otherwise provided in this Section 2.8.1(a), by and upon satisfaction of the following conditions (such event being a “Total Defeasance Event” with respect to the defeasance of the entire Loan and a “Partial Defeasance Event” with respect to a defeasance of only a portion of the Loan in connection with the release of an Individual Property pursuant to Section 2.5 hereof, in either case, each, a “Defeasance Event”):
(i)    Borrower shall provide not less than ten (10) days prior written notice to Lender specifying the Payment Date (with respect to a Total Defeasance Event such date being the “Total Defeasance Date” and with respect to a Partial Defeasance Event, such date being the “Partial Defeasance Date” in either case, each, a “Defeasance Date”) on which the applicable Defeasance Event is to occur (which notice shall be revocable and subject to modification so long as Borrower shall reimburse Lender for its actual out-of-pocket costs or expenses incurred as a result of such revocation or modification);
(ii)    Borrower shall pay to Lender all accrued and unpaid interest on the outstanding principal amount of the Loan being defeased to and including the Defeasance Date. If for any reason the Defeasance Date is not a Payment Date, Borrower shall also pay interest that would have accrued on the Note in respect of the outstanding principal amount of the Loan being defeased through and including the next Payment Date, provided, however, if the applicable Partial Defeasance Collateral or Total Defeasance Collateral, as applicable, shall include (or if the U.S. Obligations purchased with such applicable Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable, shall provide for payment of) all principal and interest computed from the Payment Date prior to the applicable Defeasance Date through the next succeeding Payment Date, Borrower shall not be required to pay such short term interest in respect of the amount of the Loan being defeased pursuant to this sentence;
(iii)    Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, each Mortgage and the other Loan Documents;
(iv)    Borrower shall deliver the Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable;
(v)    Borrower shall execute and deliver a pledge and security agreement in favor of Lender, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien and security interest in the Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable, in accordance with the provisions of this Section 2.8 (the “Defeasance Security Agreement”);

(vi)    Borrower shall deliver an opinion of counsel for Borrower in form and substance that is standard in commercial mortgage backed securitization transactions and subject only to customary qualifications, stating, among other things, that (1) Lender has a perfected security interest in the Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable, and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) if the Loan (or any portion thereof) is held in a REMIC Trust formed pursuant to a Securitization, such REMIC Trust will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;
(vii)    Following a rated Securitization, Borrower shall deliver a Rating Agency Confirmation with respect to such Total Defeasance Event or Partial Defeasance Event, as applicable, to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If reasonably required by the applicable Approved Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower from counsel satisfactory to Lender in form and substance satisfactory to Lender and the applicable Approved Rating Agencies;
(viii)    Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.8.1 have been satisfied;
(ix)    Borrower shall deliver written confirmation from an independent certified public accountant certifying that the Total Defeasance Collateral or the Partial Defeasance Collateral, as applicable, is sufficient to result in payments satisfying the requirements of the definition of Total Defeasance Collateral or Partial Defeasance Collateral, as applicable;
(x)    Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request in connection with such Total Defeasance Event or Partial Defeasance Event, as applicable;
(xi)    Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the applicable Mortgage as provided in Section 2.5.1(a)(vi) hereof (without duplication of any amounts owed pursuant to Section 2.8.1(a)(xiii), (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Approved Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees and expenses;
(xii)    In connection with a Partial Defeasance Event, (x) if no Componentization Notice has been delivered, the Notes shall be defeased sequentially relative to Note A and Note B in accordance with Section 2.4.4 hereof (as if such Partial Defeasance Event is a prepayment hereunder) or (y) if a Componentization Notice has been delivered, the note components shall be defeased sequentially, starting with the most senior note component, or in such other sequence as may be specified in such Componentization Notice. Subject to the preceding sentence, Lender shall prepare and Borrower shall execute all necessary documents to modify this Agreement and to amend and restate (A) each Note A and issue two substitute notes for each Note A, one note having a principal balance equal to the pro rata portion of the Release Amount (or, in the event of a Third Party Waived DSCR Release, the Third Party Waived DSCR Release Price) (or, in each instance, applicable portion thereof) for the applicable Release Property relative to the principal amount of such Note A (each, a “Note A Defeased Note”), and the other note having a principal balance equal to the excess of (1) the principal amount of such Note A existing immediately prior to the applicable Partial Defeasance Event, over (2) the amount of the related Note A Defeased Note (each, a “Note A Undefeased Note”) and (B) each Note B and issue two substitute notes for each Note B, one note having a principal balance equal to the pro rata portion of the Release Amount (or, in the event of a Third Party Waived DSCR Release, the Third Party Waived DSCR Release Price) (or, in each instance, applicable portion thereof) for the applicable Release Property relative to the principal amount of such Note B (each, a “Note B Defeased Note” and together with the Note A Defeased Note, individually and/or collectively, as the context may require, the “Defeased Note”), and the other note having a principal balance equal to the excess of (1) the principal amount of such Note B existing immediately prior to the applicable Partial Defeasance Event, over (2) the amount of the related Note B Defeased Note (each, a “Note B Undefeased Note”, and together with the Note A Undefeased Note, individually and/or collectively, as the context may require, the “Undefeased Note”). Each Defeased Note and the related Undefeased Note shall have identical terms as the applicable original Note except for the principal balance. Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the Defeased Note and the Undefeased Note shall not be cross-defaulted or cross-collateralized unless the Rating Agencies or Lender shall require otherwise. A Defeased Note may not be the subject of any further defeasance; and (xiii) In connection with a Partial Defeasance Event only, Borrower shall have satisfied all conditions for the release of an Individual Property in accordance with Section 2.5.1(a) hereof (or, if such Partial Defeasance Event is in connection with a Default Release, Borrower shall have satisfied all conditions for the release of an Individual Property in accordance with Section 2.5.1(c) hereof (provided, that, in either instance, Borrower shall not be required to satisfy the requirements set forth in Section 2.5.1(a)(iii)).
(b)    Borrower, pursuant to the Defeasance Security Agreement or other appropriate document, shall authorize and direct that the payments received from the Total Defeasance Collateral or the Partial Defeasance Collateral, as applicable, may be made directly to Lender and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note.

2.8.2.    Defeasance Collateral. Each of the U.S. Obligations that are part of the Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable, shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the Partial Defeasance Collateral or the Total Defeasance Collateral, as applicable, a first-priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.
2.8.3.    Successor Borrower. In connection with a Total Defeasance Event or Partial Defeasance Event under this Section 2.8, Borrower shall establish or designate a successor entity (the “Successor Borrower”) acceptable to Lender in its reasonable discretion, which shall be a Special Purpose Entity, which shall not own any assets or have any liabilities or operate any property other than the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable (except in connection with other defeased loans held in the same securitized loan pool with the Loan). Borrower shall transfer and assign all obligations, rights and duties under and to the Note or Defeased Note (as applicable) and the Security Agreement, together with the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note or Defeased Note (as applicable) and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Defeasance Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.8.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Approved Rating Agencies, incurred in connection therewith.
ARTICLE III.
CONDITIONS PRECEDENT
Section 3.1.    Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the term sheet for the Loan.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Section 4.1.    Borrower Representations. Borrower represents and warrants as of the Closing Date that:
4.1.1.    Organization. Each Borrower and each Principal has been duly organized and is validly existing and in good standing with requisite power and authority to own or lease the applicable Individual Property and to transact the businesses in which it is now engaged.

Each Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the applicable Individual Property and to transact the businesses in which it is now engaged, except to the extent the failure to possess such rights, licenses and permits would not reasonably be expected to materially and adversely affect each Borrower or any Individual Property. The sole purpose of each Borrower is as set forth in subsection (i) of the definition of “Special Purpose Entity”. The ownership interests in each Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1; provided, for the avoidance of doubt, Borrower makes no representation as to the organizational structure of MGM/Mandalay Tenant or MGM/Mandalay Lease Guarantor.
4.1.2.    Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents to which it is a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3.    No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or to Borrower’s Knowledge, by which any of Borrower’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents (and the rights and remedies of Lender provided in the Loan Documents, subject to the limitations upon the exercise of such rights and remedies pursuant to applicable Gaming Laws) to which it is a party has been obtained and is in full force and effect.
4.1.4.    Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency or any unpaid indemnification obligations for which a claim has been made now pending or to Borrower’s Knowledge, threatened against or affecting Borrower, Principal or Borrower’s interest in any Individual Property, which actions, suits, proceedings or any unpaid indemnification obligations, if determined against Borrower, Principal or Borrower’s interest in any Individual Property, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower and Principal, taken as a whole, or the condition or ownership of any Individual Property. To Borrower’s Knowledge, except as disclosed in the public filings of MGM/Mandalay Lease Guarantor, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency or any unpaid indemnification obligations for which a claim has been made now pending or threatened against or affecting MGM/Mandalay Tenant or MGM/Mandalay Lease Guarantor, which actions, suits, proceedings or any unpaid indemnification obligations, if determined against MGM/Mandalay Tenant or MGM/Mandalay Lease Guarantor, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower and Principal, taken as a whole, or the condition or ownership of any Individual Property.
4.1.5.    Agreements. Other than the MGM/Mandalay Lease, Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower or any Individual Property, or, Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound, except to the extent such default would not reasonably be expected to materially and adversely affect Borrower or any Individual Property. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of each Individual Property as permitted pursuant to clause (xx) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) Permitted Indebtedness or obligations under the Loan Documents. As of the Closing Date, other than with respect to any Leases, Casino Management Agreement, Management Agreement, Franchise/License Agreement, the CBA, the MGM/Mandalay Lease, a Letter of Credit, any documents disclosed in any Title Insurance Policy, Permitted Encumbrances and any other agreements permitted to be entered into pursuant to the terms of this Agreement, all agreements or other instruments to which Borrower is a party are (x) terminable upon no more than sixty (60) days’ prior written notice without penalty or fee or (y) with respect to such agreement or instrument, require Borrower to make payments during each calendar year during the term of such agreement or instrument in an aggregate yearly amount with respect to any Individual Property that is less than or equal to $250,000.
4.1.6.    Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any applicable Individual Property (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith and the Assignment of Security Interests, will create (a) a perfected lien on Borrower’s interests in the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and valid collateral assignments of, all personalty (including all of Borrower’s interest in and to the MGM/Mandalay Lease) to the extent a security interest may be perfected therein by the recording of the Mortgage or the filing of a financing statement under the Uniform Commercial Code, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the express terms and conditions of the MGM/Mandalay Lease, the Loan Documents and the Liens created by the Loan Documents. Except as set forth in any Title Insurance Policy, to Borrower’s Knowledge, there are no claims for payment for work, labor or materials affecting any Individual Property which are a Lien prior to, or of equal priority with, the Liens created by the Loan Documents and as to which Lender has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Lender in all respects).
4.1.7.    Solvency. Borrower has not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and Borrower has received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, or believes that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or Principal, or any of their respective constituent Persons in the last seven (7) years, and none of Borrower, Principal, or any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower or any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Principal’s assets or property, and Borrower does not have any Knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
4.1.8.    Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would be reasonably likely to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower.
4.1.9.    No Plan Assets. As of the date of this Agreement, Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Part 4, Subtitle B of Title I of ERISA, and none of the respective assets of Borrower or Guarantor constitute “plan assets” of any benefit plan investor within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA, as amended from time to time (the “Plan Asset Regulations”). Except as could not reasonably be expected, individually or in the aggregate to have a material adverse effect on Borrower or the Property, none of Borrower, Guarantor or any ERISA Affiliate is obligated to contribute to any employee benefit plan (as so defined) subject to Title IV of ERISA. Assuming compliance by Lender with paragraph (c) of Section

5.2.8 of this Agreement, transactions contemplated hereunder by or with Borrower or Guarantor are not subject to any state or other statute or regulation applicable to Borrower or Guarantor with respect to governmental plans within the meaning of Section 3(32) of ERISA which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect and which prohibit the transactions contemplated by this Agreement, including, but not limited to the exercise by Lender of any of its rights under the Loan Documents. For the avoidance of doubt, the representations set forth in this Section 4.1.9 are not intended to cover MGM or its Affiliates.
4.1.10.    Compliance. Except as set forth on the zoning report for each Individual Property delivered to Lender on or before the Closing Date, Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent such failure to comply would not reasonably be expected to have a material adverse effect on the applicable Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or to the best of Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
4.1.11.    Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan by or at the direction of Borrower (i) are true, complete and correct in all material respects (or to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date in writing and containing an express reference to any and all such concerns), (ii) accurately represent the financial condition of Borrower and the Property, in each case, in all material respects, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm and described therein as having been prepared in accordance with GAAP, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a material adverse effect on any Individual Property or the current operation thereof as an entertainment venue, arena, resort, restaurant, hotel and casino purposes and other appurtenant and related uses, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or to Borrower’s Knowledge, MGM/Mandalay Tenant and MGM/Mandalay Lease Guarantor, from that set forth in said financial statements.

4.1.12.    Condemnation. No Condemnation or other proceeding has been commenced or, to the best of Borrower’s Knowledge, is threatened or, to Borrower’s Knowledge, contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property, other than to the extent the same would not reasonably be expected to have a material adverse effect on the Individual Property affected thereby.
4.1.13.    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.14.    Utilities and Public Access. Except as set forth in the Initial MGM/Mandalay Lease, any Title Insurance Policy or any Survey or except to the extent that there is no material adverse effect on any Individual Property, (i) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses; (ii) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right of way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy; and (iii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.
4.1.15.    Not a Foreign Person. Borrower (or if Borrower is a disregarded entity for U.S. federal income tax purposes, its regarded beneficial owner) is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
4.1.16.    Separate Lots. Except as set forth in any Title Insurance Policy, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
4.1.17.    Assessments. Except as set forth in any Title Insurance Policy, to Borrower’s Knowledge, (a) there are no pending or, to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property and (b) there are not any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent such assessment would not have a material adverse effect on the Individual Property.
4.1.18.    Enforceability. The Loan Documents to which Borrower or Guarantor are a party are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents to which Borrower or Guarantor are a party are not subject to any right of rescission, set off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of such Loan Documents, or the exercise of any right thereunder, render such Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower or Guarantor has asserted any right of rescission, set off, counterclaim or defense with respect thereto.
4.1.19.    No Prior Assignment. There are no prior assignments, hypothecations or pledges of the MGM/Mandalay Lease or any portion of the MGM/Mandalay Lease Rent due and payable, except as permitted in accordance with the Loan Documents. There has been no prior assignments, hypothecations or pledges of any portion of the MGM/Mandalay Lease Rent to become due and payable which are presently outstanding, except as permitted in accordance with the Loan Documents.
4.1.20.    Insurance. Borrower has obtained and has delivered to Lender a certificate of insurance for all Policies (or certified copies of any Policy, to the extent Lender shall have requested the same) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s Knowledge, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy and would reasonably be expected to have a material adverse effect with respect to any Individual Property, Borrower’s ability to perform its obligations under the Loan Documents and/or Lender’s security interest in such Individual Property, and none of Borrower, or, to Borrower’s Knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.
4.1.21.    Use of Property. Each Individual Property is used exclusively for an entertainment venue, arena, resort, retail, restaurant, hotel, convention center and/or casino purposes and other appurtenant and related uses.
4.1.22.    Certificate of Occupancy; Licenses. Except as set forth in the zoning reports delivered to Lender in connection with the closing of the Loan, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable hospitality licenses, liquor licenses and Gaming Licenses required for the legal use, occupancy and operation of each Individual Property as a hotel and casino (collectively, the “Licenses”), have been obtained and, to Borrower’s Knowledge, are in full force and effect, except in each case, where the failure to obtain such certifications, permits, licenses or approvals or the failure of such certifications, permits, licenses or approvals to be in full force and effect does not have a material adverse effect on Borrower, taken as a whole, or any Individual Property. The use being made of each Individual Property is in conformity in all material respects with the certificate of occupancy, if any, issued for such Individual Property and, to Borrower’s Knowledge, Gaming Licenses issued for such Individual Property.
4.1.23.    Flood Zone. Except as set forth in the Surveys or the flood determinations obtained by Lender, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24.    Physical Condition. Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have a material adverse effect on such Individual Property, and except as disclosed in the property condition reports delivered to Lender in connection with the making of the Loan, to Borrower’s Knowledge (i) each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
4.1.25.    Boundaries. Except as set forth in any Survey, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of the such Individual Property, and, except as disclosed in any Survey, no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.
4.1.26.    Leases. As of the Closing Date, to Borrower’s Knowledge, no Individual Property is subject to any Leases other than the MGM/Mandalay Lease, each MGM/Mandalay Operating Sublease and the Leases described on Schedule 10 to the Initial MGM/Mandalay Lease. To Borrower’s Knowledge, except as set forth on Schedule 4.1.26, no Individual Property is subject to any Material Leases.
4.1.27.    Survey. To Borrower’s Knowledge, except as shown in any Title Insurance Policy, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto, except to the extent the same would not be reasonably be expected to have a material adverse effect on Borrower, taken as a whole, or an Individual Property.
4.1.28.    Inventory. Borrower, MGM/Mandalay Tenant or MGM/Mandalay Operating Subtenant is the owner of or leases substantially all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each Individual Property. All of the Equipment, Fixtures and Personal Property (including (x) any Personal Property owned by MGM/Mandalay Tenant that is subject to the MGM/Mandalay Lease and (y) any Personal Property owned by MGM/Mandalay Operating Subtenant) are sufficient to operate the Properties in the manner required hereunder and in the manner in which they are currently operated, except to the extent the same would not be reasonably expected to have a material adverse effect on Borrower or any Individual Property.

4.1.29.    Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid (or sufficient funds have been escrowed with the title company issuing the applicable Title Insurance Policy for such payment), and, under current Legal Requirements, each Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
4.1.30.    Special Purpose Entity/Separateness.
(a)    Except as set forth on Schedule 4.1.30, each Loan Party has at all times since its formation been and is a Special Purpose Entity.
(b)    The representations and warranties set forth in this Section 4.1.30 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
(c)    Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and each Loan Party will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. To Borrower’s Knowledge, each entity other than the Loan Parties with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.
(d)    Each Loan Party hereby represents with respect to itself and each other Loan Party that any amendment or restatement of any organizational document of any Loan Party has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.
(e)    Any amendment or restatement of any Loan Party’s organizational documents was accomplished in accordance with, and was permitted by, the relevant provisions of applicable law and the relevant provisions of said document prior to its amendment or restatement from time to time.
(f)    Each Loan Party that is a limited liability company and Principal has at all times had at least one member and each Loan Party that is a limited partnership has at all times had one general partner and one limited partner that were different Persons, as applicable.
(g)    Any payments made pursuant to the Loan Documents to or for the benefit of Borrower or Mezzanine Borrower shall constitute distributions to or at the discretion of the applicable equity owner of such entity.
(h)    The Organizational Documents for each Loan Party that is a Delaware limited liability company provide and shall at all times during the term of the Loan provide that (1) except for duties to any Loan Party as set forth in the Organizational Documents (including duties to the member and any Loan Party’s creditors solely to the extent of their respective economic interests in such Loan Party, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of a Loan Party, and (iii) the interests of any group of Affiliates of which a Loan Party is a part), the Independent Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the applicable Loan Party’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; (2) to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Director shall not be liable to Borrower, the member or any other Person bound by the applicable Loan Party’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; (3) all right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the applicable Loan Party’s Organizational Documents; (4) notwithstanding any other provision of the applicable Loan Party’s Organizational Documents to the contrary, each Independent Director, in its capacity as an Independent Director, may only act, vote or otherwise participate in those matters referred to in Section 9(j)(iii) of the applicable Loan Party’s Organizational Documents or as otherwise specifically required by the applicable Organizational Documents, and such Independent Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Borrower unless, pursuant to the provisions of Section 9(j)(iii) or as otherwise specifically provided in the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Director; and (5) such Loan Party shall not divide into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act. For avoidance of doubt, each Loan Party shall at all times be either a Delaware limited liability company or a Delaware limited partnership with a Principal that is a Delaware limited liability company.
(i)    Without limiting the foregoing in this Section 4.1.30, each Loan Party (i) has since the date of its formation been duly formed, validly existing and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business, (ii) subject to its right to contest taxes in good faith by appropriate proceedings, is not involved in any dispute with any taxing authority which is reasonably likely to have a material adverse effect on any Individual Property or the Loan Parties (taken as a whole), (iii) is not now and has never been, party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full, and (iv) has all times since the date of its formation been a single purpose, bankruptcy remote entity and complied with the separateness covenants set forth in its respective Organizational Documents.
(j)    Each Loan Party has no judgments or Liens of any nature against it except for Section 2.7 Tax liens not yet due and the Permitted Encumbrances.
(k)    Intentionally Omitted.
(1)    Each Loan Party has no material contingent or actual obligations not related to the Properties, in each case other than with respect to each Principal, such Principal’s general partnership interest and obligations with respect to the Loan Party in which it owns an interest.

4.1.31.    Intentionally Omitted.
4.1.32.    Illegal Activity. No portion of any Individual Property has been or will be purchased by Borrower with proceeds of any illegal activity.
4.1.33.    No Change in Facts or Circumstances; Disclosure. To Borrower’s Knowledge, all information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects (or to the extent any such data was incorrect in any material respect when delivered, the same has been corrected by information subsequently delivered to Lender on or prior to the date hereof). The foregoing representation shall not apply to any such financial information that constitutes projections, provided that each of Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower, taken as a whole (except to the extent further disclosed in writing to Lender). Borrower has disclosed to Lender all material facts known to Borrower and has not failed to disclose any material fact known to Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.
4.1.34.    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.35.    Embargoed Person. As of the date hereof, (a) none of the funds or other assets of Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) none of the funds or other assets of Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person has any interest of any nature whatsoever in Borrower with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) none of the funds of Borrower or any other Loan Party have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. For the avoidance of doubt, the representations set forth in this Section 4.1.35 are not intended to cover MGM or its Affiliates or any Person merely on account of the fact that such Person is the holder of (i) Publicly Traded Shares or (ii) shares of an Excluded Entity.
4.1.36.    Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware and their organizational identification numbers are listed on Schedule 4.1.36 attached hereto.
4.1.37.    Intentionally Omitted.
4.1.38.    Cash Management Account.
(a)    The Cash Management Agreement and the Lockbox Agreement and this Agreement create a perfected security interest (as defined in the Uniform Commercial Code of the State of New York) in Lockbox Account (to the extent the Lockbox Account is opened as of the date hereof) and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) in favor of Administrative Agent for the benefit of Lender, which perfected security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with prior financings that have been repaid or discharged or that will be repaid or discharged as of the closing of the Loan or in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account;
(b)    The Lockbox Account (to the extent the Lockbox Account is opened as of the date hereof) constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) constitutes a “securities account” within the meaning of the Uniform Commercial Code of the State of New York;
(c)    Pursuant and subject to the terms hereof, the Cash Management Agreement, and the Lockbox Agreement, the Lockbox Bank and Agent have agreed (or, to the extent the Lockbox Account is not opened as of the date hereof, will agree) to comply with all instructions originated by Administrative Agent, without further consent by Borrower, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;
(d)    The Lockbox Account (to the extent the Lockbox Account is opened as of the date hereof) Account and the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) are not in the name of any Person other than Borrower, as pledgor, or Administrative Agent for the benefit of Lender, as pledgee. Other than as set forth in the Cash Management Agreement or the Lockbox Agreement, Borrower has not consented to the Lockbox Bank and/or Agent complying with instructions with respect to the Lockbox Account and/or the Cash Management Account (to the extent the Cash Management Account is opened as of the date hereof) from any Person other than Administrative Agent.

4.1.39.    Management Agreement; Casino Management Agreement; Franchise/License Agreement. Borrower is not a party to any Management Agreement, Casino Management Agreement or Franchise/License Agreement as of the Closing Date.
4.1.40.    Taxes. Borrower is treated as a partnership, a disregarded entity or a taxable REIT subsidiary for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all federal income and other material Section 2.7 Taxes, returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to have been paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves. There are no Liens for Section 2.7 Taxes on or with respect to any of Borrower’s income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves.
4.1.41.    Labor. No work stoppage, labor strike, slowdown or lockout is pending or, to Borrower’s Knowledge, threatened by employees or other laborers at the Property. Except as would not reasonably be expected to have a material adverse effect on Borrower or the Property, Borrower (i) is not involved in or, to the best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees or other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has not engaged with respect to the Property, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act and (iii) other than as set forth on Schedule 5.1.20, is not a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees or other laborers at the Property.
4.1.42.    Intentionally Omitted.
4.1.43.    Intentionally Omitted.
4.1.44.    Use of Proceeds. The Loan is for commercial purposes only and is not for personal, family, household or agricultural purposes.
4.1.45.    Intentionally Omitted.
4.1.46.    Liquor Licenses. Any and all liquor licenses that exist in respect of the Property are held by Borrower, MGM/Mandalay Tenant, a MGM/Mandalay Operating Subtenant, a Manager or a Casino Operator.
4.1.47.    Intentionally Omitted.

Section 4.2.    MGM/Mandalay Lease Representations. Borrower represents and warrants as of the Closing Date that:
4.2.1.    MGM/Mandalay Lease.
(a)    The MGM/Mandalay Lease or a memorandum of thereof has been (or will be promptly after the date hereof) duly recorded. There have not been amendments or modifications to the terms of the MGM/Mandalay Lease since recordation of the MGM/Mandalay Lease (or a memorandum thereof). A true, correct and complete copy of the MGM/Mandalay Lease has been delivered to Lender.
(b)    The MGM/Mandalay Lease is in full force and effect and no default has occurred on the part of the Borrower under the MGM/Mandalay Lease, nor to Borrower’s Knowledge has any default occurred by the MGM/Mandalay Tenant (except, in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the MGM/Mandalay Lease or (ii) to Borrower’s Knowledge, a default by the MGM/Mandalay Tenant under the terms of the MGM/Mandalay Lease.
(c)    Except for the Permitted Encumbrances and other encumbrances of record, MGM/Mandalay Tenant’s interest in the MGM/Mandalay Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, each Mortgage, other than the Borrower’s fee interest in the applicable Individual Property.
(d)    No rent or other amounts due under the MGM/Mandalay Lease has been paid more than thirty (30) days in advance of its due date.
4.2.2.    MGM/Mandalay Lease Guaranty. The MGM/Mandalay Lease Guaranty is in full force and effect and no default has occurred on the part of the Borrower under the MGM/Mandalay Lease Guaranty, nor to Borrower’s Knowledge has any default occurred by the MGM/Mandalay Lease Guarantor (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in (i) a default by the Borrower under the terms of the MGM/Mandalay Lease Guaranty or (ii) to Borrower’s Knowledge, a default by the MGM/Mandalay Lease Guarantor under the terms of the MGM/Mandalay Lease Guaranty.
4.2.3.    Gaming Licenses. To Borrower’s Knowledge, MGM/Mandalay Tenant (or an Affiliate thereof) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the Property and to transact the businesses in which it is now engaged, except to the extent the failure to possess such rights, licenses and permits would not reasonably be expected to materially and adversely affect Borrower or any Individual Property. There is no proceeding, investigation or disciplinary action by or before any Governmental Authority, any Gaming Authority, under any Gaming Law or other Legal Requirement (other than any administrative proceedings or investigations in the ordinary course which are customarily performed by the Gaming Authorities on all Persons with Gaming Licenses that does not seek to refrain, enjoin, prevent or impair the operations of the Casino Component in the manner required hereunder), pending against Borrower, or to Borrower’s Knowledge, against MGM/Mandalay Tenant with respect to any Individual Property or any

Gaming License, in each case, that would reasonably be expected to materially and adversely affect the Borrower or such Individual Property.
4.2.4.    True Lease. Borrower represents and warrants that it is the express intent of Borrower that (i) the MGM/Mandalay Lease constitute a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements (and Borrower does not have Knowledge of any reason why the MGM/Mandalay Lease would not be such a “true lease”), (ii) the MGM/Mandalay Lease does not constitute a financing or convey any interest in any Individual Property other than the leasehold interest therein leased thereby and the security interest in favor of Borrower, as landlord, in the Tenant’s Pledged Property (as defined in the MGM/Mandalay Lease), and (iii) the sole interest of MGM/Mandalay Tenant in each Individual Property is that of a tenant under the MGM/Mandalay Lease.
Section 4.3.    Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and Section 4.2 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower (provided, however, such representations and warranties shall not be deemed remade as of any date after the Closing Date unless expressly required pursuant to the Loan Documents). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
Section 4.4.    Equity Capital. As of and after the date hereof, each Loan Party is, and will be organized for the purpose set forth in subclause (i) of the definition of Special Purpose Entity herein and for the purpose of investing the equity capital that was contributed to the applicable Loan Party by the applicable sole member of such Loan Party in compliance with the provisions of this Agreement. No equity capital was raised by any Individual Borrower (which, for the avoidance of doubt, shall not include contributions to such Individual Borrower by or on behalf of its sole member, as applicable).
ARTICLE V.
COVENANTS
Section 5.1.    Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of the Mortgages encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender to comply with the following covenants, and in connection therewith (provided that for so long as the Property is subject to the MGM/Mandalay Lease, such covenants shall be limited to (x) Borrower not directly taking such prohibited actions (or granting its consent under the MGM/Mandalay Lease to permit the MGM/Mandalay Tenant to take such a prohibited action to the extent such action is prohibited under the MGM/Mandalay Lease) and (y) Borrower using commercially reasonable efforts to exercise its rights under the MGM/Mandalay Lease to cause the MGM/Mandalay Tenant to satisfy its obligations under the MGM/Mandalay Lease):

5.1.1.    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower and each Individual Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor, gaming or innkeeper’s licenses. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of any Individual Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all of Borrower’s franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep each Individual Property in good working order and repair (normal wear and tear and casualty damage excepted), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall (or, for so long as such Individual Property is subject to the MGM/Mandalay Lease, use commercially reasonable efforts to cause MGM/Mandalay Tenant to) keep such Individual Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower at Borrower’s own expense (or, for so long as such Individual Property is subject to the MGM/Mandalay Lease, may permit MGM/Mandalay Tenant, at MGM/Mandalay Tenant’s own expense), may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or MGM/Mandalay Tenant is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall or shall use commercially reasonable efforts to cause MGM/Mandalay Tenant to promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or such Individual Property; and (vi) in the event the amount reasonably determined to be necessary to cause compliance with such Legal Requirements exceeds Fifteen Million and No/100 Dollars ($15,000,000.00), Borrower shall furnish such security as may be required in the proceeding or (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a rated Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, (D) a Letter of Credit, (E) cash equivalents or (F) an alternative security reasonably acceptable to Lender (or a combination thereof), to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith (except if the Property is subject to a Brand Management Agreement or Casino Management Agreement, if Borrower shall have provided Lender with evidence reasonably acceptable to Lender that a

Brand Manager or Casino Operator has reserved sufficient amounts therefor and shall be required to apply such amounts to cause such compliance in accordance with such Brand Management Agreement or Casino Management Agreement). Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding anything to the contrary contained herein, MGM/Mandalay Tenant’s exercise of its contest rights under the MGM/Mandalay Lease (including Article XII thereof) are not restricted or limited by this Section 5.1.1, and Borrower shall not be obligated to fund security or take other actions described in this Section 5.1.1 with respect to such MGM/Mandalay Tenant contest rights.
5.1.2.    Taxes and Other Charges. Except as otherwise provided in this Section 5.1.2, Borrower shall pay or cause to be paid, all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof prior to delinquency; provided, however, that Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower is making deposits into the Tax and Insurance Reserve Account and complies with the terms and provisions of Section 7.2 hereof. Except as otherwise provided in this Section 5.1.2 and subject to the terms of the MGM/Mandalay Lease, Borrower shall not later than five (5) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges then due and payable have been so paid in accordance with the terms of this Agreement (provided, however, (x) Borrower shall not be required to furnish such receipts for payment of such Taxes and Other Charges during any period that Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof or by a Manager pursuant to a Management Agreement or a Casino Operator pursuant to a Casino Management Agreement and (y) for so long as such Individual Property is subject to the MGM/Mandalay Lease, Borrower’s delivery requirement shall be limited to providing copies of any certification delivered to Borrower by MGM/Mandalay Tenant under the MGM/Mandalay Lease with respect to such payment). Except as otherwise provided in the following sentence, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien (other than Permitted Encumbrances) or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to each Individual Property (except those required to be paid directly by MGM/Mandalay Tenant or a Tenant under a Lease). Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; (vi) during a Cash Trap Period, in the event the amount of such Taxes or Other Charges shall reasonably be expected to exceed Fifteen Million and No/100 Dollars ($15,000,000.00) or if such Individual

Property is subject to a Brand Management Agreement or Casino Management Agreement, if a Brand Manager or Casino Operator has reserved sufficient amounts for such Taxes or Other Charges and shall be required to apply such amounts therefor in accordance with a Brand Management Agreement or Casino Management Agreement (with reasonable evidence thereof provided to Lender), in each case, which are required to be used for payment of such Taxes or Other Charges, Borrower shall furnish such security as may be required in the proceeding or (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a rated Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, (D) a Letter of Credit, (E) cash equivalents or (F) an alternative security reasonably acceptable to Lender (or a combination thereof), to insure payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien; and (vii) Borrower shall deliver written notice of such contest to Lender.
5.1.3.    Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, or upon Borrower obtaining Knowledge or receipt of notice thereof against any Individual Property, MGM/Mandalay Tenant and/or MGM/Mandalay Lease Guarantor, which would reasonably be expected to materially adversely affect Borrower’s condition (financial or otherwise) or business, taken as a whole, or any Individual Property.
5.1.4.    Access to Properties. Subject to the rights of Tenants, the MGM/Mandalay Tenant, guests, patrons, applicable Gaming Laws, if the Property is subject to a Brand Management Agreement, Brand Manager under such Brand Management Agreement and if the Property is subject to a Casino Management Agreement, the Casino Operator under such Casino Management Agreement, Borrower shall permit agents, representatives and employees of Lender to inspect any Individual Property or any part thereof at reasonable hours upon reasonable advance notice.
5.1.5.    Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, MGM/Mandalay Tenant’s, MGM/Mandalay Lease Guarantor’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default, in each case, of which Borrower has Knowledge.
5.1.6.    Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7.    Perform Loan Documents. Borrower shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Borrower shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
5.1.8.    Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable, actual, out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.
5.1.9.    Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
(a)    without limiting any other obligation of Borrower hereunder, upon the written request of Lender, furnish to Lender all certificates, appraisals, title and other insurance reports and agreements in Borrower’s possession, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith, provided, that, so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date, unless specifically required by the terms of this Agreement;
(b)    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all writings necessary to transfer any hospitality, liquor, gaming and other licenses held by Borrower or entities Controlled by Borrower required for the continued operation of each Individual Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor, gaming or other licenses required for the continued operation of each Individual Property and terminating existing licenses, in each case solely at the direction of Lender; and
(c)    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor license and Gaming Licenses, if applicable, held by Borrower or entities Controlled by Borrower with respect to each Individual Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default to the extent such transfer is permitted by applicable law or, to the extent such transfer is not permitted by applicable law, reasonably cooperate with Lender in obtaining new hospitality, liquor, gaming or other licenses required for the continued operation of each Individual Property and terminating existing licenses, in each case solely at the direction of Lender.
5.1.10.    Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), state of organization or formation (as set forth in Section 4.1.36 hereof) or, except as permitted pursuant to Section 5.2 hereof, Borrower’s single member limited liability or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, except as permitted pursuant to Section 5.2 hereof, without first obtaining the prior written consent of Lender; provided, however, that each Loan Party shall at all times remain a single-member Delaware limited liability company or a Delaware limited partnership with two partners, one limited partner that is a single-member Delaware limited liability company and one general partner that is a Delaware limited liability company that is wholly owned by the single-member Delaware limited liability company that is the limited partner. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in each Individual Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in their organizational identification numbers.
5.1.11.    Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with any operation of each Individual Property by Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default is continuing, in which case no such restriction shall apply) to examine Borrower’s books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and actual costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b)    For so long as the Property is subject to the MGM/Mandalay Lease, the following provisions shall apply:
(i)    Commencing with the 2020 calendar year and annually thereafter, Borrower will furnish to Lender, within one hundred twenty (120) days following the end of each calendar year, a complete copy of MGM/Mandalay Tenant’s and each MGM/Mandalay Operating Subtenant’s annual financial statements, on a combined basis (and without duplication), audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss and a balance sheet for MGM/Mandalay Tenant and each MGM/Mandalay Operating Subtenant, on a combined basis (and without duplication) in the form delivered by MGM/Mandalay Operating Subtenant pursuant to Section 23.1(b)(vi) of the Initial MGM/Mandalay Lease (and with respect to any portion of any Individual Property that is not subject to an MGM/Mandalay Operating Sublease, such financial statements containing statements of profit and loss and a balance sheet for the operations of any such Individual Property combined, if and as applicable, with its MGM/Mandalay Tenant or Replacement MGM/Mandalay Tenant, in the form delivered by MGM/Mandalay Operating Subtenant pursuant to Section 23.1(b)(vi) of the Initial MGM/Mandalay Lease) and reasonably equivalent terms and provisions in any Replacement MGM/Mandalay Lease.
(ii)    Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter after the first full calendar quarter following the date hereof, the following items: (i) an occupancy report for the subject month(s), including an average daily rate and revenue per available room for each Individual Property; (ii) trailing twelve month and year to date operating statements prepared for each calendar month, noting EBITDA, EBITDAR, Net Income, Net Revenue and Operating Expenses (as each of the foregoing are defined in the MGM/Mandalay Lease) in the form delivered by MGM/Mandalay Operating Subtenant pursuant to Section 23.1(b)(v) of the MGM/Mandalay Lease.
(iii)    Commencing with the 2021 calendar year and annually thereafter, Borrower shall submit, or cause to be submitted, to Lender the MGM/Mandalay Tenant Annual Budget promptly after Borrower’s receipt thereof. Such MGM/Mandalay Tenant Annual Budget shall be delivered to Lender for informational purposes only, and Lender shall have no approval rights with respect to any such MGM/Mandalay Tenant Annual Budget.
(c)    For so long as the Property is not subject to the MGM/Mandalay Lease, commencing with the 2020 calendar year and annually thereafter, Borrower will furnish to Lender, (i) within one hundred twenty (120) days following the end of each calendar year, a copy of Borrower’s unaudited annual financial statements and (ii) within one hundred twenty (120) days following the end of each calendar year, a complete copy of Borrower’s (or any 100% direct or indirect owner of Borrower that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that own no assets other than such ownership interest in Borrower) annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis (together with a detailed profit and loss statement/schedule with respect to each Individual Property) for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall be supplemented by, but not be limited to, amounts representing annual net cash flow, EBITDA, EBITDAR, Net Revenue and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Properties being reported upon as of such date and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender), (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iv) occupancy statistics including revenue per available room and average daily rates for the Hotel Components of each Individual Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof, to Borrower’s Knowledge, whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
(d)    For so long as the Property is not subject to the MGM/Mandalay Lease, Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each calendar quarter after the first full calendar quarter following the date hereof, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as of the relevant date as applicable: (i) an occupancy report for the subject month(s), including an average daily rate and revenue per available room; (ii) trailing twelve month and year to date operating statements prepared for each calendar month, noting EBITDA, EBITDAR, Net Revenue and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender and (iii) during a Cash Trap Period, upon the written request of Lender, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower set forth in subsection (xx) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate.
(e)    For so long as the Property is not subject to the MGM/Mandalay Lease, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of each Fiscal Year (which, subject to the immediately succeeding sentence shall be for informational purposes only). If an Event of Default is continuing or a DSCR Trigger Period is continuing, the Annual Budget currently in place shall be deemed approved; provided, that the next Annual Budget shall be subject to Lender’s reasonable written approval so long as an Event of Default is continuing or a DSCR Trigger Period is still in effect at such time, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”); provided, however, (i) Lender shall not withhold its consent with respect to expenditures necessary to comply with life, health or safety matters, (ii) for so long as the Property is subject to a Brand Management Agreement, (x) Lender shall not withhold its consent to any item contained in the Annual Budget for which Borrower shall not have the right to consent or approve pursuant to such Brand Management Agreement and (y) Lender shall respond to any request for consent subject to the standards for consent set forth in such Brand Management Agreement, and (iii) for so long as the Property is subject to a Casino Management Agreement, (x) Lender shall not withhold its consent to any item contained in the Annual Budget for which Borrower shall not have the right to consent or approve pursuant to such Casino Management Agreement and (y) Lender shall respond to any request for consent subject to the standards for consent set forth in such Casino Management Agreement, provided that, with respect to subclauses (ii) and (iii), any request for consent or approval shall either be (A) simultaneously sent to Lender by the Brand Manager or Casino Operator, as applicable, or (B) sent to Lender by Borrower within two (2) Business Days of Borrower’s receipt of such request from the applicable Brand Manager or Casino Operator, as applicable. So long as neither a DSCR Trigger Period exists nor an Event of Default has occurred and is continuing, any Annual Budget, and any amendments or modifications thereto shall be deemed an Approved Annual Budget and Lender shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget for approval pursuant to this Section 5.1.11(e), provided no Event of Default has occurred and is continuing, such Annual Budget shall be deemed approved by Lender if the Deemed Approval Requirements have been satisfied with respect to such Annual Budget. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender and provided no Event of Default has occurred and is continuing, such resubmitted Annual Budget shall be deemed approved by Lender if the Deemed Approval Requirements have been satisfied with respect to such resubmitted Annual Budget. Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget or the Deemed Approval Requirements are satisfied. Until such time that Lender approves (or is deemed to approve) a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than (i) the line items in respect of Taxes, Insurance Premiums, association fees or other expenses and charges, payments under the CBA, including without limitation, union wages, if any, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses, (ii) variable operating expenses that are directly related to increased revenues at the Properties (including, without limitation, Hotel Taxes) and (iii) life/safety or emergency repairs).
(f)    For so long as the Property is not subject to the MGM/Mandalay Lease, during the continuance of a Cash Trap Period, Borrower shall not approve (to the extent Borrower is permitted to approve or reject such operating budget pursuant to the terms of a

Management Agreement) any operating budget pursuant to a Management Agreement without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Lender shall cooperate with Borrower to follow the procedures for budget approval set forth in such Management Agreement to the extent Borrower notifies Lender thereof. During the continuance of a Cash Trap Period, Borrower shall not approve (to the extent Borrower is permitted to approve or reject such operating budget pursuant to the terms of a Casino Management Agreement) any operating budget pursuant to a Casino Management Agreement without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Lender shall cooperate with Borrower to follow the procedures for budget approval set forth in such Casino Management Agreement to the extent Borrower notifies Lender thereof.
(g)    Any reports, statements or other information required to be delivered under this Agreement may be delivered (i) via email, with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (ii) in paper form, (iii) on a diskette, or (iv) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties, MGM/Mandalay Tenant and Borrower that is provided to Lender pursuant to this Section 5.1.11(g) in connection with the Securitization to such parties requesting such information in connection with such Securitization, provided that Lender acknowledges and agrees that certain information provided by Borrower from MGM/Mandalay Tenant may include material non-public information and Lender shall comply with the treatment of such information as required by Sections 23.2 and 23.4 of the Initial MGM/Mandalay Lease and reasonably equivalent terms and provisions in any Replacement MGM/Mandalay Lease.
(h)    Intentionally omitted.
(i)    Commencing with the 2020 calendar year and annually thereafter, Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, Guarantor’s (or any one hundred percent (100%) direct or indirect owner of Guarantor that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that owns no assets other than such ownership interest in Guarantor) financial statements prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and certified by an authorized officer of Borrower, which shall include an annual balance sheet and profit and loss statement of Guarantor (or any one hundred percent (100%) direct or indirect owner of Guarantor that owns no assets other than such ownership interest and the ownership of any intermediate holding companies that owns no assets other than such ownership interest in Guarantor); provided, however, notwithstanding the foregoing, this Section 5.1.11(i) shall not apply with respect to any Guarantor which is (i) BREIT OP, (ii) BREIT, (iii) MGP or (iv) MGP OP.
(j)    If an Excess Cash Flow Guaranty is delivered to Lender pursuant to Section 7.5.2(c) of this Agreement, Borrower shall furnish to Lender, within fifteen (15) Business Days after the end of each calendar month in which the Excess Cash Flow Guaranty remains in effect, an Officer’s Certificate certifying to the amount of Guaranteed Excess Cash

Flow as of such date, together with any back up information with respect to the amount of Guaranteed Excess Cash Flow as may be reasonably requested by Lender.
5.1.12.    Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Borrower shall qualify to do business and will remain in good standing under the laws of each jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management, leasing and operation of the Properties. Borrower shall at all times during the term of the Loan, continue to own or lease (or (x) Manager as agent for Borrower in accordance with a Management Agreement or (y) Casino Operator as agent for Borrower in accordance with a Casino Management Agreement shall lease) all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfers.
5.1.13.    Title to the Properties. Borrower shall warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.
5.1.14.    Costs of Enforcement. In the event (a) that any Mortgage encumbering an Individual Property is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower and its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable, third-party attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith, but excluding regular servicing fees and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
5.1.15.    Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of Loan (including Note A and Note B), (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, each Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.

(b)    For so long as the Property is subject to the MGM/Mandalay Lease, after written request by Lender, Borrower shall use commercially reasonable efforts to deliver to Lender an estoppel certificate from MGM/Mandalay Tenant certifying to the matters required under the MGM/Mandalay Lease; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such statement more than one (1) time in any calendar year and provided, further, Borrower (if applicable) shall use commercially reasonable efforts to provide that any such estoppel shall be addressed to Lender and Mezzanine Lender.
(c)    For so long as the Property is not subject to the MGM/Mandalay Lease, after written request by Lender, Borrower shall (i) use commercially reasonable efforts to deliver to Lender upon request estoppel certificates from Manager and Casino Operator in form and substance reasonably satisfactory to Lender and (ii) use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant party to a Material Lease at any Individual Property in form and substance reasonably satisfactory to Lender; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to seek such statement more than one (1) time in any calendar year and provided, further, Borrower (if applicable) shall use commercially reasonable efforts to provide that any such estoppel shall be addressed to Lender and Mezzanine Lender.
5.1.16.    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
5.1.17.    Confirmation of Representations. If requested by Lender, Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower in the Loan Documents as of the date of the closing of such Securitization or, if any such representations require qualification on such date, setting forth such qualifications in reasonable detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date that is within thirty (30) days of the Securitization.
5.1.18.    Leasing Matters.
(a)    For so long as the Property is subject to the MGM/Mandalay Lease, Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed, shall only be required for any Lease which both (x) requires Borrower’s consent under the terms and provisions of the MGM/Mandalay Lease and (y) would otherwise require Lender’s consent pursuant to Section 5.1.18(b) in the event that the Property was not subject to the MGM/Mandalay Lease. For the avoidance of doubt, for so long as the Property is subject to the MGM/Mandalay Lease, Lender’s prior written approval shall not be required for any Lease which does not require Borrower’s consent under the terms and provisions of the MGM/Mandalay Lease.
(b)    For so long as the Property is not subject to the MGM/Mandalay Lease:
(i)    Subject to subsections (ii), (iii) and (iv) below, Borrower may enter into any lease or other rental arrangement, exercise all extensions and renewals and enter into any modification, amendments and supplements to any Leases without the prior approval of Lender, provided that, any new Lease entered into after the date hereof shall (A) have rental rates comparable to existing local market rates in all material respects, (B) be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents and (C) be subordinate to the Mortgage encumbering the applicable Individual Property and shall provide that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.
(ii)    Subject to the terms of Section 5.1.18(b)(iii), any Material Leases with respect to an Individual Property entered into after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon written request of Lender, Borrower shall furnish Lender with executed copies of all Leases; provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times per calendar year. All renewals of Leases (other than with respect to renewal or extension rights set forth in the Leases in effect as of the Closing Date) and all proposed Leases shall provide for rental rates comparable to existing local market rates in all material respects. Borrower (A) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (B) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Material Leases (regardless of when any such Material Lease was entered into) shall be permitted unless (1) by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; or (2) the exercise by a Tenant of any termination right expressly provided in any existing Material Lease or any Material Lease hereafter entered into in compliance with the conditions set forth in this Section 5.1.18; (C) shall not collect any of the rents more than one (1) month in advance (other than security deposits, payments of first month’s rent upon signing of the Lease and rent for providing rooms and banquet and meeting space and services in the ordinary course of business); (D) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (E) shall not alter, modify or change the terms of the Leases (other than Material Leases) in a manner inconsistent with the provisions of Section 5.1.18(b)(i); (F) shall not alter, modify or change the terms of any Material Lease (regardless of when any such Material Lease was entered into) without the prior written consent of Lender to the extent required by the provisions of the Loan Documents which approval shall not be unreasonably withheld, conditioned or delayed, which consent shall be subject to the deemed approval provisions set forth in this Section 5.1.18; and (G) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Except in connection with a REIT Restructuring or any MGM/Mandalay Lease, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. At any time that Lender’s approval is required under this Section 5.1.18 (other than a lease of all or substantially all of any Individual Property), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto. Nothing contained in this Section 5.1.18(b)(ii) shall be deemed to limit Borrower’s right to enter into a MGM/Mandalay Lease.
(iii)    Notwithstanding the foregoing provisions of Section 5.1.18(b)(i) and Section 5.1.18(b)(ii), Lender’s consent shall not be required in connection with (A) any Lease (or amendment, modification or termination thereof) of any Venue Space, (B) any Lease (or amendment, modification or termination thereof) that is not a Material Lease, (C) renewals, expansions (not to exceed 50,000 rentable square feet, other than with respect to Venue Space) or extensions of any Lease (including a Material Lease) by a tenant that is a party to such Lease as of the Closing Date so long as the rental terms are on market rental terms, (D) immaterial modifications (i.e., modifications that do not adversely change the economic terms or the expiration date, grant purchase options, materially reduce the obligations of a tenant or materially increase the obligations of Borrower) of any Material Lease, (E) a termination of any Material Lease arising from a default by the tenant or (F) a termination of any Material Lease based upon an express termination right contained in such Material Lease.
(iv)    Notwithstanding any other provision of this Section 5.1.18(b) to the contrary, for so long as any Individual Property is subject to a Brand Management Agreement, Borrower shall not be required to obtain the consent of Lender to any Leases that are entered into by any Brand Manager which do not require or permit the consent of Borrower in accordance with the applicable Brand Management Agreement, provided that Lender’s prior consent shall be required in connection with the entry into Leases that would otherwise constitute a Material Lease (as such term is defined as of the Closing Date). To the extent a Brand Management Agreement permits Borrower to consent or approve a Lease and Lender’s consent is required hereunder, Lender shall respond to any request for consent subject to the standards for consent set forth in such Brand Management Agreement, provided that any request for consent or approval and the related documents shall either be sent (A) by the Brand Manager simultaneously to Lender or (B) by Borrower within two (2) Business Days following Borrower’s receipt of such request for consent or approval from the applicable Brand Manager.
(v)    Notwithstanding any other provision of this Section 5.1.18(b) to the contrary, for so long as any Individual Property is subject to a Casino Management Agreement, Borrower shall not be required to obtain the consent of Lender to any Leases that are entered into by a Casino Operator which do not require or permit the consent of Borrower in accordance with such Casino Management Agreement, provided that Lender’s prior consent shall be required in connection with the entry into Leases that would otherwise constitute a Material Lease (as such term is defined as of the Closing Date). To the extent a Casino

Management Agreement permits Borrower to consent or approve a Lease and Lender’s consent is required hereunder, Lender shall respond to any request for consent subject to the standards for consent set forth in such Casino Management Agreement, provided that any request for consent or approval and the related documents shall either be sent (A) by the Casino Operator simultaneously to Lender or (B) by Borrower within two (2) Business Days following Borrower’s receipt of such request for consent or approval from the Casino Operator.
(c)    Lender shall be required to deliver, upon Borrower’s request and at Borrower’s sole cost and expense, (i) with respect to any Material Lease, a subordination, non-disturbance and attornment agreement in the form required by the MGM/Mandalay Lease or the applicable Material Lease, as applicable, or if no specific form is required, the form attached hereto as Exhibit D or in such other form that is reasonably satisfactory to Administrative Agent and (ii) with respect to any Lease that is not a Material Lease, a subordination, non-disturbance and attornment agreement in any form approved by Borrower.
5.1.19.    Alterations.
(a)    For so long as the Property is subject to the MGM/Mandalay Lease, (i) Borrower shall provide Lender with written notice of any alterations to any Improvements proposed by MGM/Mandalay Tenant that require Borrower’s prior consent under the MGM/Mandalay Lease (including, for the avoidance of doubt, any proposed Landlord Approved Capital Improvements (as defined in the Initial MGM/Mandalay Lease)) and (ii) Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed, shall only be required for any alterations which both (x) require Borrower’s consent under the terms and provisions of the MGM/Mandalay Lease and (y) would otherwise require Lender’s consent pursuant to Section 5.1.19(b) in the event that the Property was not subject to the MGM/Mandalay Lease. For the avoidance of doubt, Lender’s consent shall not be required in connection with any alterations set forth on Schedule 8 of the Initial MGM/Mandalay Lease in effect as of the Closing Date.
(b)    For so long as the Property is not subject to the MGM/Mandalay Lease, Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have a material adverse effect on Borrower’s financial condition, taken as a whole, the value of the applicable Individual Property or EBITDAR. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations (i) intentionally omitted, (ii) that will not have a material adverse effect on Borrower’s financial condition, taken as a whole, or the value of the applicable Individual Property upon completion of such alterations, and such alterations shall not exceed, with respect to each Individual Property, five percent (5.00%) of Allocated Loan Amount of such Individual Property as of the Closing Date (the “Threshold Amount”), (iii) that are specifically provided for in the Approved Annual Budget or otherwise consented to by Lender and shall be funded from the Reserve Funds in accordance with this Agreement or from amounts disbursed to Borrower in accordance with the Loan Documents, (iv) that are related to a tenant improvement, the cost of which is to be paid by the tenant pursuant to an existing Lease or a Lease entered into in accordance with the terms of this Agreement, (v) that are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (vi) intentionally omitted, (vii) for PIP Work, Brand Mandated Work and/or required by a Franchise/License Agreement, (viii) that are made by a Brand Manager in accordance with the applicable Brand Management Agreement or Casino Operator in accordance with a Casino Management Agreement and which do not require the consent of the applicable Individual Borrower, (ix) that are for decorative work performed in the ordinary course of business, (x) that are alterations required for life/safety purposes or required by applicable law, or (xi) as preapproved and set forth on Schedule 5.1.19 (the “Pre-Approved Alterations” and the alterations described in clauses (i) through (xi), the “Approved Alterations”). For the avoidance of doubt, Approved Alterations pursuant to clauses (iii) through (xi) above shall not count towards the Threshold Amount. With respect to any alteration requested to be made by a Brand Manager or Casino Operator that is not a Pre-Approved Alteration, Lender shall respond to such request for consent subject to the standards for consent set forth in the applicable Brand Management Agreement or Casino Management Agreement, provided that such request shall either be sent (A) by the applicable Brand Manager or Casino Operator simultaneously to Lender or (B) by Borrower within two (2) Business Days following Borrower’s receipt of such request for consent or approval from the applicable Brand Manager or Casino Operator and such request delivered by Borrower shall include the applicable deadline for providing a response. If the total unpaid amounts due and payable with respect to alterations to the Improvements at an Individual Property (other than Approved Alterations) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such alterations exceeding the Threshold Amount (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and, after a rated Securitization, that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to such securities, (D) a Letter of Credit, (E) cash equivalents or (F) an alternative security reasonably acceptable to Lender (or a combination thereof). Each such Alterations Deposit shall (i) be in an amount equal to the excess of the total unpaid amounts with respect to the alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and (ii) be disbursed from time to time by Lender to Borrower for completion of the alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $500,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid or will have been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest bearing account and, until disbursed in accordance with the provisions of this Section 5.1.19, shall constitute additional security for the Debt and Other

Obligations under the Loan Documents. Upon the completion of the alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case, with respect to any invoices in excess of $500,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the alterations has been paid in full or will have been paid in full upon such disbursement. At any time that Lender’s approval is required under this Section 5.1.19, provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.
5.1.20.    Operation of Property. For so long as the Property is not subject to the MGM/Mandalay Lease:
(a)    Borrower shall, and shall cause Manager to cause the Hotel Components to be at all times open for business as a hotel and to be operated, in all material respects, in accordance with a Management Agreement and in accordance with all applicable Legal Requirements, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such alterations or repairs).
(b)    Borrower shall, and shall cause Casino Operator to cause the Casino Components to be open for business as a casino and to be operated, in all material respects, in accordance with a Casino Management Agreement and in accordance with all applicable Legal Requirements, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such alterations or repairs). In the event that the Casino Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Casino Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a new Casino Management Agreement.
(c)    Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Management Agreement, Casino Management Agreement and Franchise/License Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under any Management Agreement, the Casino Management Agreement or the Franchise/License Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, and written notice received by it under any Management Agreement or Casino Management Agreement; and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement or Casino Operator under the Casino Management Agreement, in a commercially reasonable manner.

(d)    At Borrower’s sole cost and expense, Lender shall enter into a non-disturbance and attornment agreement with respect to (i) the Closing Date Four Seasons Management Agreement consistent with the requirements of the Closing Date Four Seasons Management Agreement, with such changes as are reasonably requested by Lender and/or (ii) the Closing Date Delano License Agreement consistent with the requirements of the Closing Date Delano License Agreement, with such changes as are reasonably requested by Lender.
(e)    If Borrower enters into a Management Agreement, including following termination of the Management Agreement pursuant to Section 9.4, Borrower shall use commercially reasonable efforts to cause such Manager (and not Borrower or any Affiliate of Borrower) to assume all of the obligations and liabilities under those collective bargaining agreements set forth on Schedule 5.1.20 (the “CBA”), as agent for Borrower, MGM/Mandalay Tenant or MGM/Mandalay Operating Subtenant.
(f)    Promptly upon Borrower’s receipt of the same, Borrower shall provide Lender with copies of the following: (i) notices from any multiemployer pension plans to which an employer is obligated to contribute under the CBA (the “CBA Multiemployer Plans”) to Borrower or Manager stating that such CBA Multiemployer Plan is determined to be in critical or endangered status, (ii) notices and demands from the CBA Multiemployer Plan to Borrower or Manager regarding actual withdrawal liability under such CBA Multiemployer Plan, and (iii) other than to the extent the same would not reasonably be expected to have a material adverse effect on the applicable Individual Property, written requests to the CBA Multiemployer Plan from Borrower or Manager for estimates of potential or actual withdrawal liability under the CBA Multiemployer Plan along with copies of the actual estimates when received by Borrower or Manager.
(g)    Borrower shall use commercially reasonable efforts to cause Casino Operator to post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).
(h)    Borrower shall use commercially reasonable efforts to cause Casino Operator to make all filings required under the Gaming Laws. Borrower shall use commercially reasonable efforts to cause Casino Operator to pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses with respect to the applicable Individual Property or the operations thereof. Borrower shall diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.
(i)    Upon the written request of Lender, Borrower shall deliver to Lender such evidence of compliance (by Borrower) with all Gaming Laws as shall be reasonably requested by Lender (which evidence may be in the form of an Officer’s Certificate). Borrower shall promptly deliver to Lender any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with the applicable Individual Property, in each case received by Borrower or its Affiliates. Borrower shall promptly notify Lender if has received notice (whether from any Gaming Authority or otherwise), that any Gaming License is being revoked or suspended or is reasonably likely to be revoked, suspended or is in jeopardy of being lost, or that any action is pending or reasonably likely to be taken to revoke, suspend or is in jeopardy of being lost, any of Borrower’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower, or that any action is pending or reasonably likely to be taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower.
(j)    In the event that Borrower does not have a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, any Management Agreement shall be with a Manager and shall either (i) include franchise and intellectual property rights reasonably acceptable to Lender or (ii) if a Franchise/License Agreement shall not be in place for the applicable Individual Property, Borrower shall enter into a Franchise/License Agreement.
(k)    Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall not be required to engage a Manager or Casino Operator to manage any portion of the Venue Space and may engage any Person (including, without limitation, an Affiliate of Borrower) to do so in its sole discretion at any time that any of the Venue Space Management Agreement Exclusion Requirements are satisfied with respect to such portion of the Venue Space. In the event that no Venue Space Management Agreement Exclusion Requirements are met with respect to a portion of the Venue Space, then such portion of the Venue Space must be managed in accordance with clauses (a) through (j) of this Section 5.1.20 consistent with the requirements for management of the Hotel Components until such time as one or more of the Venue Space Management Agreement Exclusion Requirements are satisfied with respect to such portion of the Venue Space.
5.1.21.    Intentionally Omitted.
5.1.22.    Embargoed Person. Each of Borrower and any other Loan Party has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any other Loan Party and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any other Loan Party or Guarantor, as applicable, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any other Loan Party or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any other Loan Party or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure. For the avoidance of doubt, the covenants set forth in this Section 5.1.22 are not intended to cover MGM or its Affiliates or any Person merely on account of the fact that such Person is the holder of either (i) Publicly Traded Shares or (ii) shares of an Excluded Entity.
5.1.23.    Intentionally Omitted.

5.1.24.    Payment of Obligations. Borrower will pay its obligations, including tax liabilities, that, if not paid, could result in a material adverse effect on the operation of the applicable Individual Property or Borrower’s ability to pay the Debt as it comes due before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect on the operation of the applicable Individual Property or Borrower’s ability to pay the Debt as it comes due, and provided that the foregoing shall not require any partners, members, shareholders or other owners of Borrower to make additional capital contributions to Borrower.
5.1.25.    Special Purpose Entity Covenants. (a) Until the Debt has been paid in full, each Loan Party shall remain a Special Purpose Entity.
(b)    Borrower shall not have any Indebtedness other than as set forth in clause (xx)(A) of the definition of “Special Purpose Entity”. Principal shall not have any Indebtedness other than as set forth in clause (xx)(B) of the definition of “Special Purpose Entity”.
(c)    Other than with respect to another Loan Party, each Loan Party shall not assume or guarantee or become obligated for the debts of any other Person, shall not hold out its credit as being available to satisfy the obligations of any other Person and shall not pledge its assets for the benefit of any other Person, in each case except as expressly permitted pursuant to the Loan Documents.
(d)    Each Loan Party will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each Affiliate of a Loan Party with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Each Loan Party covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.
(e)    Each Loan Party shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of such Loan Party and no Independent Director shall be removed other than for Cause or as a result of such Independent Director’s non collusive resignation.
5.1.26.    Taxes. Borrower will be treated as a partnership, disregarded entity or taxable REIT subsidiary for U.S. federal income tax purposes. Borrower will each timely file or cause to be filed all federal income and other material Section 2.7 Tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material Section 2.7 Taxes and related liabilities required to be paid by it, except Section 2.7 Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.27.    Supplemental Mortgage Affidavits. If, during the continuance of an Event of Default, Lender reasonably determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the date hereof and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt attributable to any such Individual Property, and Borrower shall, on demand, pay any additional taxes.
Section 5.2.    Negative Covenants. From the Closing Date until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Liens of all Mortgages encumbering the Property and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that it will not do, or permit to be done, directly or indirectly, any of the following (provided that for so long as the Property is subject to the MGM/Mandalay Lease, such covenants shall be limited to (x) Borrower not directly taking such prohibited actions (or granting its consent under the MGM/Mandalay Lease to permit the MGM/Mandalay Tenant to take such a prohibited action to the extent such action is prohibited under the MGM/Mandalay Lease) and (y) Borrower using commercially reasonable efforts to exercise its rights under the MGM/Mandalay Lease to cause the MGM/Mandalay Tenant to satisfy its obligations under the MGM/Mandalay Lease):
5.2.1.    Operation of Property. For so long as the Property is not subject to the MGM/Mandalay Lease, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld):
(a)    to the extent the Property is subject to a Casino Management Agreement, surrender, terminate or cancel such Casino Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Casino Operator (x) so long as the replacement casino operator is a Casino Operator pursuant to a Casino Management Agreement; provided, further that if Borrower (or any Affiliate thereof) does not have all appropriate Licenses (including, without limitation, all appropriate Gaming Licenses), any Casino Operator shall have all the appropriate Licenses (including, without limitation, all appropriate Gaming Licenses) and be in compliance with all applicable Legal Requirements (including, without limitation, Gaming Laws) at or prior to the time such replacement Casino Management Agreement is entered into and (y) with a MGM/Mandalay Lease, and in each case any termination fees and other sums payable to the Casino Operator being replaced are paid in accordance with the terms of the Casino Management Agreement surrendered, terminated or canceled;
(b)    to the extent the Property is subject to a Management Agreement, surrender, terminate or cancel such Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager (x) so long as the replacement manager is a Manager pursuant to a Management Agreement; provided, that if Borrower (or any Affiliate thereof) does not have all appropriate Licenses, any Manager shall have all the appropriate Licenses and be in compliance with all applicable Legal Requirements at or prior to the time such Management Agreement is entered into (and, to the extent the Management Agreement being surrendered, terminated or cancelled is not a Brand Management Agreement and Borrower does not have a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, enter into a Franchise/License Agreement) (y) with a MGM/Mandalay Lease, and in each case any termination fees and other sums payable to the Manager being replaced are paid in accordance with the terms of the Management Agreement being surrendered, terminated or canceled;
(c)    to the extent the Property is subject to a Franchise/License Agreement, surrender, terminate or cancel such Franchise/License Agreement; provided, that Borrower may, without Lender’s consent, replace the Franchisor/Licensor so long as the Borrower enters into (w) a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, (x) a Franchise/License Agreement, (y) a Brand Management Agreement or (z) a MGM/Mandalay Lease, and any termination fees and other sums payable to the Franchisor/Licensor being replaced are paid in accordance with the terms of the Franchise/License Agreement being surrendered, terminated or canceled;
(d)    reduce or consent to the reduction of the term of a Casino Management Agreement, Management Agreement or Franchise/License Agreement except in connection with the execution of a replacement Casino Management Agreement, Management Agreement, Franchise/License Agreement or MGM/Mandalay Lease;
(e)    increase or consent to the increase of the amount of any charges or fees paid or reimbursable by Borrower under a Casino Management Agreement, Management Agreement or Franchise/License Agreement, except in connection with the execution of a replacement Casino Management Agreement, Management Agreement or Franchise/License Agreement;
(f)    otherwise modify, change, supplement, alter or amend a Casino Management Agreement, Management Agreement or Franchise/License Agreement in any manner that would be materially adverse to Lender, Borrower, the Loan and/or the applicable Individual Property (provided that Borrower may modify, change, supplement, alter or amend a Casino Management Agreement, Management Agreement or Franchise/License Agreement to the extent such modification, change, supplement, alteration or modification (A) (x) does not place Lender or Borrower in a less favorable position than as set forth in such Casino Management Agreement, Management Agreement or Franchise/License Agreement, prior to such modification, change, supplement, alteration or modification, as applicable, and (y) does not impair Lender’s rights and/or remedies under the Loan Documents or otherwise adversely affect the liens created by the Loan Documents; (B) would not cause the Casino Management Agreement, Management Agreement or Franchise/License Agreement to no longer be a Casino Management Agreement, or Franchise/License Agreement, as applicable; or (C) otherwise does not waive or release any of Borrower’s rights and remedies under, the Casino Management Agreement, the Management Agreement or the Franchise/License Agreement in any material respect). To the extent Borrower has a right to consent to the same under a Casino Management Agreement or Management Agreement and Knowledge thereof, Borrower shall not, and, subject to the terms of such Casino Management Agreement or Management Agreement, as applicable, shall not permit the Casino Operator or Manager, as applicable, to subcontract any or all of its respective material management responsibilities under such Casino Management Agreement or

Management Agreement, as applicable, to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under a Casino Management Agreement, the Management Agreement or the Franchise/License Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
5.2.2.    Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for (a) Permitted Encumbrances; (b) Liens created by or permitted pursuant to the Loan Documents; and (c) easements and other similar encumbrances entered into by Borrower in the ordinary course of business for use, maintenance, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of any Individual Property or materially and adversely affect the value of any Individual Property or Borrower’s condition (financial or otherwise) or business. Without limiting the foregoing, Borrower shall not incur any PACE Debt without the prior written consent of Lender in its sole discretion.
5.2.3.    Dissolution. Except in each case to the extent permitted by the Loan Documents, Borrower shall not (a) engage in any dissolution, liquidation, division into separate and distinct entities, or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to clause (i) of the definition of “Special Purpose Entity,” (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower, (d) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction where any Individual Property is located or (e) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the Organizational Documents of the Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.
5.2.4.    Change in Business. Borrower shall not enter into any line of business other than as set forth in clause (i) of the definition of “Special Purpose Entity” or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.9(c) hereof, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.9 hereof.
5.2.5.    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person except (i) for adequate consideration and in the ordinary course of Borrower’s business, (ii) termination of Leases in accordance herewith or the forgiveness in the ordinary course of Borrower’s business, or Rent obligations in arrears in connection with a settlement with a Tenant under a Lease or, provided that in the case of a Material Lease, the amount of Rent so forgiven is less than the aggregate amount of two (2) months’ basic Rent under such Material Lease, (iii) negotiated settlements or write offs of past due guest obligations of non-Affiliates in the ordinary course of business or (iv) the cancellation or forgiveness of indebtedness of casino patrons that are non-Affiliates in the ordinary course of business in the operation of the Casino Components.
5.2.6.    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.
5.2.7.    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.
5.2.8.    ERISA.
(a)    Assuming compliance by Lender with paragraph (c) of this Section 5.2.8, Borrower shall not engage in any transactions contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code.
(b)    Borrower covenants and agrees that it will use commercially reasonable efforts to provide notice to Lender in writing if, in the reasonable judgment of the Borrower, which may be based on consultation with counsel, the assets of the Borrower constitute plan assets of any “benefit plan investor” within the meaning of the Plan Asset Regulations or any plan subject to any Applicable Similar Law.
(c)    Lender represents and warrants that, throughout the term of the Loan, no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of the Plan Asset Regulations unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless (in the case of this clause (ii)) the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law. Lender covenants and agrees that it will notify the Borrower in the event that it is aware that it is in breach of any aspect of this representation and covenant or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach any aspect of this representation and covenant.

(d)    For the avoidance of doubt, the covenants set forth in this Section 5.2.8 are not intended to cover MGM or its Affiliates.
5.2.9.    Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.
(b)    Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.9 or in connection with the release of any Individual Property in accordance with this Agreement, Borrower shall not and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options to purchase with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, (ii) enter into, or permit the Property to be subject to, any PACE Debt, (iii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in each case, (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.18 and customary occupancy agreements with short-term hotel guests, and (B) Permitted Transfers and Permitted Indebtedness, or (iv) Borrower dividing into two or more separate and distinct entities.
(c)    A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non managing membership interests or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d)    Notwithstanding the provisions of this Section 5.2.9, the following Transfers shall not require the consent of Lender or the payment of any transfer fee:
(i)    The Sale or Pledge, in one or a series of transactions, of the direct or indirect equity interests in Borrower or direct or indirect interests in any Restricted Party (excluding the direct interests in Borrower or Mezzanine Borrower, other than, for the avoidance of doubt, a Permitted Transfer set forth in clause (m) of the definition of “Permitted Transfer”); provided, that, (A) after giving effect to such Sale or Pledge (and in the case of a Sale or Pledge that is a pledge for security purposes, any subsequent foreclosure thereon), (x) (1) Borrower and Principal (on an unencumbered and look through basis) are indirectly Controlled and at least 50.1% owned by BREIT OP and/or MGP OP, provided that (I) with respect to BREIT OP, BREIT OP is owned, managed or Controlled by BREIT, a Qualified Advisor, a Qualified Transferee or a Public Vehicle and (II) with respect to MGP OP, MGP OP is managed and Controlled by MGP, a Public Vehicle or a Qualified Transferee, or (y) following a Public Sale, a Public Vehicle or, following a Permitted Assumption, the applicable Qualified Transferee (1) shall own not less than fifty-one percent (51%) of the economic and direct or indirect legal and beneficial interests in Borrower, Guarantor and Principal (on an unencumbered and look through basis) and (2) Control Borrower, Guarantor and Principal, (B) upon the written request of Lender, Borrower shall deliver to Lender notice of each sale described in this Section 5.2.9(d)(i) not less than ten (10) days following such request, (C) no Sale or Pledge of any direct interest in any Borrower, Mezzanine Borrower or Principal shall be permitted (other than, for the avoidance of doubt, a Permitted Transfer set forth in clause (m) of the definition of “Permitted Transfer”), (D) no Individual Borrower or Principal shall fail to be a Special Purpose Entity by reason of such Sale or Pledge, (E) for so long as the Loan shall remain outstanding (I) no pledge of any direct interests in any Restricted Pledge Party shall be permitted (other than pledges securing the Loan) and except that a pledge of the direct ownership interests in the most upper tier Restricted Pledge Party shall be permitted (other than pledges securing the Loan or Mezzanine Loan) if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Property and (II) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (F) with respect to any transferee that, as a result of such transfer, will hold a twenty percent (20%) or greater direct or indirect interest in, or control, Borrower and/or Principal (and such transferee owned less than twenty percent (20%) of the direct or indirect interest in Borrower and/or Principal or did not control Borrower and/or Principal on the Closing Date), Lender shall receive satisfactory “know your customer” compliance screening searches consisting of a search and evaluation of (x) OFAC sanctions and other government required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that

Borrower and/or Principal, and such transferee is not an Embargoed Person (Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (F) within fifteen (15) Business Days after Lender receives the requested information necessary to conduct such diligence). If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, (x) no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity or by and among any Excluded Entity and (y) no Restricted Pledge Party (other than Borrower, Mezzanine Borrower or Principal) shall be restricted from any Sale or Pledge of its direct or indirect assets; provided such assets are not encumbered (or required to be encumbered) by the Loan or the Mezzanine Loan. In connection with a Sale or Pledge resulting in Guarantor no longer owning direct or indirect interests in Borrower, Principal or the Property, Guarantor shall be released as a guarantor under (I) the Guaranty for any acts occurring after such Sale or Pledge; provided that Borrower delivers a Substitute Guaranty from a Qualified Transferee that Controls Borrower or is under common Control with Borrower, which Substitute Guaranty shall include all liability for all such acts for which Guarantor was so released and (II) the Excess Cash Flow Guaranty, if any, provided that Borrower shall pay to Lender an amount equal to the Guaranteed Excess Cash Flow as of such date, which amounts shall be deposited by Lender into the Excess Cash Flow Reserve Account.
(ii)    A Public Sale, provided, that (A) if after giving effect to any such Public Sale, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in any Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, to the extent a rated Securitization has occurred, the Approved Rating Agencies; (B) none of Borrower or Principal shall fail to be a Special Purpose Entity by reason of such sale, (C) no Transfer of any direct interest in Borrower or Principal, or for so long as the Mezzanine Loan remains outstanding, in the Mezzanine Borrower shall be permitted, (D) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, pledged ownership interests as security, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), (E) with respect to any transferee that, as a result of such transfer, will hold a twenty percent (20%) or greater direct or indirect interest in, or control, Borrower and/or Principal, (and such transferee owned less than twenty percent (20%) of the direct or indirect interest in Borrower and/or Principal, or did not control Borrower and/or Principal, on the Closing Date), Lender shall receive satisfactory “know your customer” compliance screening searches consisting of a search and evaluation of

(x) OFAC sanctions and other government required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that Borrower and/or Principal, and such transferee is not an Embargoed Person (Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (E) within fifteen (15) Business Days after Lender receives the requested information necessary to conduct such diligence), and (F) for so long as the Property is subject to the MGM/Mandalay Lease, any such Transfer shall comply with the terms and conditions of the MGM/Mandalay Lease and, to the extent the consent of MGM/Mandalay Tenant is required thereunder, Lender shall have been provided evidence of such consent. Upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 5.2.9(d)(ii), Guarantor shall be released as a guarantor under (I) the Guaranty for any acts occurring from and after such Public Sale; provided that Borrower delivers to Lender (x) a Substitute Guaranty for obligations and liabilities under the Guaranty occurring from and after such Public Sale from (1) a Replacement Guarantor or (2) a Public Vehicle that Controls Borrower or is under common Control with Borrower and (y) the organizational documents of such replacement guarantor, resolutions authorizing such replacement guarantor to enter into either the assumption of the Guaranty or the Substitute Guaranty and an enforceability and execution opinion covering the enforceability of such assumption of the Guaranty or the Substitute Guaranty against such replacement guarantor in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender) and (II) the Excess Cash Flow Guaranty, if any, provided that Borrower shall pay to Lender an amount equal to the Guaranteed Excess Cash Flow as of such date, which amounts shall be deposited by Lender into the Excess Cash Flow Reserve Fund. Following any Transfer in accordance with this Section 5.2.9(d)(ii), the Public Vehicle shall be deemed to be an Excluded Entity. For purposes of clarity, the provisions of Section 5.2.3 and this Section 5.2.9 shall not restrict the Public Vehicle (or any direct or indirect owner of the Public Vehicle, but excluding any Borrower and Mezzanine Borrower) from effectuating a restructuring and such Public Vehicle (or any direct or indirect owner of the Public Vehicle, but excluding any Borrower or Mezzanine Borrower) shall be permitted to effectuate a restructuring, including amending or modifying its organizational documents or commercial arrangements including any amendments or modifications reasonably determined by such Public Vehicle to be required to satisfy stock exchange, quotation system listing or trading requirements. Notwithstanding anything to the contrary contained herein, Lender’s receipt of a Rating Agency Confirmation shall not be required in connection with a Public Sale.
(iii)    Any pledge made by Mezzanine Borrower to secure the Mezzanine Loan or any other mezzanine loan created in accordance with the terms of this Agreement, in accordance with the Mezzanine Loan Documents or any Foreclosure.

(e)    In the event that any Gaming Authority requires Borrower or its direct or indirect owner to apply for a Gaming License in connection with its ownership of the Property, Borrower may, without Lender’s consent, implement a “voteco” structure which would result in (A) one hundred percent of the voting membership interests in Borrower (or a direct or indirect owner of Borrower) being owned by a Voteco Entity, (B) Voteco Entity thereafter Controlling Borrower, and (C) the direct or indirect economic interests in Borrower continuing to be owned in accordance with the requirements of this Agreement and the other Loan Documents provided that the following conditions are satisfied:
(1)    No Event of Default shall have occurred and be continuing;
(2)    Borrower shall provide Lender with no less than thirty (30) days prior written notice of the implementation of such “voteco” structure, which notice shall include organizational charts that reflect the “voteco” structure of Borrower both prior to and subsequent to the implementation of such “voteco” structure;
(3)    Borrower shall deliver to Lender copies of the organizational documents of the Voteco Entity filed with the appropriate office in the applicable state of formation, together with any authorizing resolutions and amendments to the organizational documents of Borrower or its direct or indirect owners to effectuate the “voteco” structure;
(4)    Borrower shall deliver to Lender an Additional Insolvency Opinion and new enforceability and corporate opinions as Lender shall reasonably require from Borrower’s counsel in connection with the implementation of the “voteco” structure;
(5)    with respect to any transferee that, as a result of the implementation of the “voteco” structure, will hold a twenty percent (20%) or greater direct or indirect interest in, or control, Borrower and/or Principal, (and such transferee owned less than twenty percent (20%) of the direct or indirect interest in Borrower and/or Principal, or did not control Borrower and/or Principal, on the Closing Date), Lender shall receive satisfactory “know your customer” compliance screening searches consisting of a search and evaluation of (x) OFAC sanctions and other government required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that Borrower and/or Principal, and such transferee is not an Embargoed Person (Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (5) within fifteen (15) Business Days after Lender receives the requested information necessary to conduct such diligence); and

(6)    Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section 5.2.9(e) (including, without limitation, reasonable attorneys’ fees and expenses),
(f)    No Transfer and assumption of the Loan shall occur during the period that is forty-five (45) days prior to and sixty (60) days after a rated Securitization, so long as such rated Securitization occurs within three (3) months of the date hereof. Otherwise, in addition to Borrower’s other rights expressly permitted under this Section 5.2.9, (X) a Transfer of all of the Property to a new borrower or borrowers (the “Transferee Borrower”), or (Y) a Transfer of more than forty-nine percent (49%) of the direct or indirect legal and beneficial interests in the Mezzanine Borrower or, if no Mezzanine Loan is then outstanding, Borrower, provided that, in each instance, the same does not otherwise constitute a Permitted Transfer or is not otherwise permitted by Section 5.2.9(c) (a “Majority Equity Transfer”), shall each be permitted without Lender’s consent (each, a “Permitted Assumption”), provided that Lender receives thirty (30) days’ prior written notice of such Permitted Assumption and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that in connection with any Permitted Assumption pursuant to this Section 5.2.9(f) the following additional requirements are satisfied:
(i)    Borrower shall pay Lender a transfer fee equal to $250,000.00 at the time such Permitted Assumption is consummated;
(ii)    Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (vi) below);
(iii)    Transferee Borrower or, in the case of a Majority Equity Transfer, Borrower, must be (A) a Qualified Transferee or (B) fifty-one percent (51%) or more owned (directly or indirectly) and Controlled by a Qualified Transferee;
(iv)    With respect to a Transfer of the Property, if applicable, a Transferee Borrower shall assume all of the obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender in all material respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;
(v)    Transferee Borrower and any of Transferee Borrower’s Principals (“Related Entities”) must be able to satisfy all of the applicable representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.22, 5.1.25 and 5.2.8 of this Agreement, and Transferee Borrower and the Related Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a rated Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates and agreements necessary to evidence the Permitted Assumption and an Additional

Insolvency Opinion and a due authority, execution and enforceability opinion reasonably required by Lender;
(vi)    Borrower or Transferee Borrower, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer reasonably satisfactory in form and substance to Lender;
(vii)    If the Permitted Assumption is accomplished by the conveyance of the Property rather than by assignment of all of Guarantor’s or a Restricted Party’s interests in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, as modified by the assumption agreement, confirming the lien of the Mortgages as a valid first lien on the Property and naming the Transferee Borrower as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the relevant Title Insurance Policy issued on the date hereof and any other Permitted Encumbrances;
(viii)    If the Property is subject to the MGM/Mandalay Lease at the time of the Permitted Assumption, (A) the Permitted Assumption shall be in compliance with the terms and provisions of the MGM/Mandalay Lease and the other MGM/Mandalay Lease Documents, (B) Lender shall receive evidence of any consent required under the MGM/Mandalay Lease and the other MGM/Mandalay Lease Documents (solely to the extent such consent is required thereunder) in connection with the Permitted Assumption, and (C) the Transferee Borrower shall assume all of Borrower’s obligations, liabilities and rights under the MGM/Mandalay Lease, the MGM/Mandalay Lease Documents and the MGM/Mandalay Lease SNDA;
(ix)    Intentionally omitted;
(x)    If the Property is not subject to the MGM/Mandalay Lease at the time of the Permitted Assumption, (A) the Property shall be managed by a Casino Operator, (B) (1) the Casino Components shall be managed by Casino Operator pursuant to a Casino Management Agreement and (2) the Hotel Components shall be managed by Manager pursuant to a Management Agreement and licensed, flagged and branded (I) pursuant to a Franchise/License Agreement or (II) a Brand Management Agreement or (C) the Transferee Borrower shall enter into a MGM/Mandalay Lease;
(xi)    Lender shall receive satisfactory “know your customer” compliance screening searches for Transferee Borrower and any Person that holds a twenty percent (20%) or greater direct or indirect interest in, or controls, Transferee Borrower or, in the case of a Majority Equity Transfer, Borrower (and such Person owned less than twenty percent (20%) of the direct or indirect interest in Borrower or did not control Borrower prior to the transfer), consisting of a search and evaluation of (x) OFAC sanctions and other government required sanctions lists, (y) negative news screening of such holders, if any, associated with material derogatory information that could reasonably result in anti-money laundering risk to Lender related to terrorist or other financial crimes and (z) such statutes and other information reasonably required by Lender to confirm that such Transferee Borrower or, in the case of a Majority Equity Transfer, Borrower, is not an Embargoed Person. Lender agrees to use diligent and commercially reasonable efforts to complete such “know your customer” diligence in accordance with this clause (xi) within fifteen (15) Business Days after Lender receives the requested information from Borrower (or such Transferee Borrower) necessary to conduct such diligence with respect to any such proposed Transfer; and
(xii)    To the extent the Mezzanine Loan is outstanding, Lender shall have received evidence that Mezzanine Borrower shall have complied with the applicable transfer requirements the Mezzanine Loan Agreement.
immediately upon the consummation of a Permitted Assumption pursuant to this Section 5.2.9(f), then (I) (X) each Borrower and (Y) Guarantor provided that either (1) a Qualified Transferee (other than a Casino Operator which does not otherwise satisfy clause (b) of the definition of “Qualified Transferee”) or (2) one or more substitute guarantors reasonably acceptable to Lender as of the date of such the Public Sale or such Permitted Assumption, as applicable (any such person that qualified with the requirements of subclauses (1) or (2), each a “Replacement Guarantor”) shall have executed and delivered a replacement guaranty substantially in the form of the Guaranty or otherwise in a form reasonably satisfactory to Lender (a “Substitute Guaranty”) or have assumed all of the liabilities and obligations of Guarantor under the Guaranty arising from and after the date of the Public Sale or Permitted Assumption, as applicable, shall be released from all liability under this Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents accruing from and after the date of such Substitute Guaranty and (II) so long as Borrower pays to Lender an amount equal to the Guaranteed Excess Cash Flow as of such date, which amounts shall be deposited by Lender into the Excess Cash Flow Reserve Fund, the Excess Cash Flow Guarantor under the Excess Cash Flow Guaranty shall be released from all liability under the Excess Cash Flow Guaranty. With respect to clause (I) immediately above, the foregoing release shall be effective automatically upon the date of such Substitute Guaranty, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower. For the avoidance of doubt, a Rating Agency Confirmation shall not be required in connection with a Permitted Assumption.
(g)    Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent, if such consent is required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
(h)    Notwithstanding anything to the contrary contained in this Agreement, at any time during the term of the Loan, Borrower shall have the right to cause (i) BREIT or BREIT OP, (ii) MGP or MGP OP, (iii) an MGP Affiliate, (iv) a BREIT Affiliate or (v) a Qualified Transferee (each a “Substitute Guarantor”) to execute and deliver a Substitute Guaranty with respect to either or all of the entities then comprising Guarantor. If a Substitute Guaranty is delivered in accordance with preceding sentence, Lender shall release Guarantor from its obligations hereunder upon the execution and delivery by such Substitute Guarantor of a Substitute Guaranty. In the event that Borrower replaces Guarantor with a Substitute Guarantor (other than BREIT, BREIT OP, MGP or MGP OP), Borrower shall deliver the guarantor financial statements of the Substitute Guarantor as required pursuant to Section 5.1.11 of this Agreement with respect to the Substitute Guarantor. Further, in the event that Borrower replaces Guarantor with a Substitute Guarantor, Borrower shall deliver to Lender the organizational documents of such Substitute Guarantor, resolutions authorizing such Substitute Guarantor to enter into the Substitute Guaranty and an enforceability and execution opinion covering the enforceability of the Substitute Guaranty against such Substitute Guarantor, which opinion shall be in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender).
(i)    Notwithstanding anything to the contrary contained in this Agreement, if at any time during the term of the Loan, Guarantor has been replaced with a Substitute Guarantor pursuant to Section 5.2.9(i) and thereafter such Substitute Guarantor (other than BREIT, BREIT OP, MGP or MGP OP) shall not be in compliance with Guarantor Financial Covenants of the applicable Substitute Guaranty, then Borrower shall have the right to cause (i) BREIT, (ii) BREIT OP, (iii) MGP, (iv) MGP OP, (v) (x) BREIT OP or a BREIT Affiliate and (y) MGP OP or an MGP Affiliate, on a several basis consistent with the terms set forth in Section 1.2(d) of the Guaranty executed as of the Closing Date (provided, the Liability Percentages of BREIT OP or such BREIT Affiliate, as applicable, and MGP OP or such MGP Affiliate, as applicable, shall be adjusted to reflect the applicable Liability Percentage of BREIT OP and MGP OP as of the date such replacement guaranty is entered into), (vi) another BREIT Affiliate, (vii) another MGP Affiliate or (viii) another Affiliate of Borrower that shall own a direct or indirect interest in Borrower and satisfy the Net Worth Threshold (as defined in the Guaranty), in each case, to execute and deliver a Substitute Guaranty (each, a “Replacement Substitute Guarantor”). If a Replacement Substitute Guarantor delivers a Substitute Guaranty in accordance with the preceding sentence within ten (10) Business Days of the failure of Substitute Guarantor to comply with the Guarantor Financial Covenants of the applicable Substitute Guaranty, then such failure by such Substitute Guarantor shall not be a default hereunder or under the other Loan Documents and Lender shall release such Substitute Guarantor from its obligations under the Substitute Guaranty (including, without limitation, its obligation to comply with the Guarantor Financial Covenants of the applicable Substitute Guaranty) upon the execution and delivery by such Replacement Substitute Guarantor of a Substitute Guaranty. In the event that Borrower replaces a Substitute Guarantor with a Replacement Substitute Guarantor pursuant to this Section 5.2.9(i), Borrower shall deliver an enforceability and execution opinion covering the enforceability of the Substitute Guaranty against such Replacement Substitute Guarantor which opinion shall in the same form and substance as the enforceability opinion delivered to Lender on the Closing Date (or in such other form as reasonably approved by Lender).
(j)    In connection with the delivery of any Substitute Guaranty by a Substitute Guarantor (other than BREIT, BREIT OP, MGP or MGP OP), Borrower shall cause such Substitute Guarantor to deliver an Officer’s Certificate (i) certifying that it satisfies the Guarantor Financial Covenants and (ii) attaching such Substitute Guarantor’s unaudited financial statements demonstrating such satisfaction of the Guarantor Financial Covenants to Lender’s reasonable satisfaction.

(k)    In connection with any Transfer that is permitted pursuant to this Section 5.2.9 and which is made in accordance with and otherwise satisfies the applicable terms and conditions set forth in this Section 5.2.9, in the event that (A) any direct or indirect owner of Borrower including in connection with a Public Sale or (B) a corporation or other Person that is or elects to be a real estate investment trust for federal income tax purposes acquires all or a portion of the equity interests in Borrower, Borrower shall have the right to permit a REIT Restructuring in accordance with and subject to satisfaction of, the terms and conditions set forth on Schedule 5.2.9 hereof.
(l)    At Borrower’s option, without Lender’s consent, Borrower may cause an Individual Property to be transferred from Borrower to a newly formed, wholly owned subsidiary of a Borrower or a member of a Borrower (the “New TRS Borrower”) provided that the following conditions are satisfied:
(1)    No Event of Default shall have occurred and be continuing;
(2)    The New TRS Borrower shall have a limited liability company agreement or limited partnership agreement substantially the same as the limited liability company agreement or limited partnership agreement of the Borrower (or in such other form reasonably approved by Lender) and Borrower and New TRS Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.1.25;
(3)    The New TRS Borrower shall execute and deliver such documents as are reasonably requested by Lender to evidence that the New TRS Borrower shall be bound by the Loan Documents and the Debt as a Borrower thereunder and shall have assumed the MGM/Mandalay Lease or the applicable Franchise/License Agreement, Management Agreement and/or Casino Management Agreement with respect to such Individual Property;
(4)    The New TRS Borrower shall deliver to Lender an Additional Insolvency Opinion and new enforceability and corporate opinions as Lender shall reasonably require from Borrower’s counsel with respect to the New TRS Borrower;
(5)    Borrower shall have delivered to Lender, to the extent Lender requires, in its reasonable discretion, without any cost or expense to Lender, such endorsements to the applicable Title Insurance Policy or a new title policy (if such endorsements are not available) insuring that fee simple title to the applicable Individual Property being transferred is vested in the New TRS Borrower (subject to Permitted Encumbrances) pursuant to a mortgage, deed to secure debt or deed of trust in form and substance substantially similar to the Mortgage (which may be taken by assignment from Borrower) with respect to such Individual Property delivered as of the Closing Date, hazard insurance endorsements or insurance certificates as Lender may deem reasonably necessary at the time of the transfer, all in form and substance reasonably satisfactory to Lender;

(6)    Borrower shall have furnished to Lender all appropriate evidence of the New TRS Borrower’s organization and good standing and the authorization of the signatories to execute the assumption documents contemplated by this Section 5.2.9(1) along with an incumbency certificate with respect to such documents substantially in the form delivered by Borrower to Lender on the date hereof;
(7)    Borrower, without any cost to Lender, shall furnish any information reasonably requested by Lender with respect to the New TRS Borrower for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender in order to perfect Lender’s interest in the collateral described therein; and
(8)    Borrower shall reimburse Lender for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section 5.2.9(1) (including, without limitation, reasonable attorneys’ fees and expenses).
5.2.10.    Mezzanine Loan. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Borrower shall have a one-time right to cause Mezzanine Borrower to incur additional Indebtedness in the form of a mezzanine loan after the Securitization of the whole Loan (the “Mezzanine Loan”), subject to the satisfaction of all of the following conditions precedent:
(a)    no Event of Default shall then be continuing;
(b)    the principal amount of the Mezzanine Loan shall in no event be greater than an amount equal to the amount which shall yield (x) an Aggregate LTV Ratio of sixty-seven percent (67%), and (y) a Debt Service Coverage Ratio equal to the Closing Date Debt Service Coverage Ratio;
(c)    the collateral for the Mezzanine Loan shall include only pledges of the direct or indirect equity interests in Borrower (which shall not include the Cash Management Account and shall not include any portion of the Property);
(d)    the lender of the Mezzanine Loan shall be a Person who satisfies the Eligibility Requirements or such other Person approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed);
(e)    the lender of the Mezzanine Loan shall enter into an intercreditor agreement reasonably acceptable to such lender and Lender;
(f)    Lender shall have received copies of such Mezzanine Loan Documents, together with such other certificates and legal opinions (including but not limited to an Additional Insolvency Opinion) as Lender shall reasonably request;

(g)    the Mezzanine Borrower and any other pledgors of interests in Borrower shall be structured into the organizational structure of Borrower in a manner such as not to adversely affect the bankruptcy remote nature of Borrower, which structure shall be consistent with all current Rating Agency criteria, all as determined in the reasonable opinion of Lender, provided, for the avoidance of doubt, no Rating Agency Confirmation shall be required in connection with the incurrence of the Mezzanine Loan;
(h)    all organizational documents of Borrower and all Loan Documents shall be revised and/or amended to the reasonable satisfaction of Lender to reflect such changes as are necessary for the Mezzanine Loan, including, without limitation, that a Mezzanine Loan Event of Default shall be a Cash Trap Event hereunder;
(i)    Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with such Mezzanine Loan;
(j)    at the option of Borrower and/or Mezzanine Borrower, any voluntary prepayments may be applied by the Mezzanine Borrower to the Mezzanine Loan until such Mezzanine Loan is paid in full in accordance with the Mezzanine Loan Documents without any obligation of Borrower to make a corresponding prepayment of the Loan; provided that the foregoing shall not apply to (i) prepayments made to achieve a DSCR Cure, which shall be made concurrently with a pro rata prepayment of the Loan (which portion of which prepayment applicable to the Loan shall be applied in accordance with Section 2.4.3 hereof) and the Mezzanine Loan and (ii) prepayments made from Excess Cash Flow Reserve Funds, which shall be made concurrently with a pro rata prepayment of the Loan under this Agreement and the Mezzanine Loan under the Mezzanine Loan Agreement;
(k)    provided no Event of Default is continuing, nothing herein or in any Lender Document shall prohibit Mezzanine Borrower from prepaying at a discount all or any portion of the Mezzanine Loan (including any participations thereof) (each a “Discounted Payoff’) pursuant to negotiated transactions with only the applicable Mezzanine Lender (or any participants thereof) which is accepting such Discounted Payoff consenting to such Discounted Payoff;
(l)    notwithstanding anything to the contrary contained in the Loan Documents, provided that the conditions contained in this Section 5.2.9 are met, Borrower shall be permitted to (and no notice to or consent of Lender shall be required) cause or permit an affiliate of Borrower to become (whether through assignment, contribution or other method) the direct or indirect owner of Borrower to serve as Mezzanine Borrower;
(m)    the Mezzanine Loan shall be co-terminus with the Loan; and
(n)    (1) during a Cash Trap Period (and for so long as no Event of Default has occurred and is continuing), in the event that the Mezzanine Loan (or any portion thereof) is directly or indirectly or beneficially owned by any Person that is Borrower, Mezzanine Borrower or a Broad Affiliate of Borrower or Mezzanine Borrower (an “Affiliated Mezzanine Lender”), in no instance shall the Affiliated Mezzanine Lender be permitted to receive late charges, principal (other than the pro rata prepayment of the Mezzanine Loan upon the release of an Individual Property or prepayment of the Loan in accordance with the terms and conditions of this

Agreement and the Mezzanine Loan Agreement) or interest at the Mezzanine Default Rate, even if a Mezzanine Loan Event of Default has occurred and is continuing and such Affiliated Mezzanine Lender shall only be permitted to receive interest at the non-Mezzanine Default Rate on a monthly basis, (2) during a Cash Trap Period (and for so long as no Event of Default has occurred and is continuing), for so long as the Mezzanine Loan in its entirety is not directly or indirectly or beneficially owned by an Affiliated Mezzanine Lender, Mezzanine Lender shall be permitted to receive on a monthly basis interest at the non-Mezzanine Default Rate and, if a Mezzanine Loan Event of Default has occurred and is continuing, funds sufficient to pay any other amounts then due under the Mezzanine Loan and the Mezzanine Loan Documents (other than the payment of the outstanding principal amount of the Mezzanine Loan on the maturity date of the Mezzanine Loan whether on the scheduled date for such payment or earlier due to an acceleration of the Mezzanine Loan) and (3) after the Anticipated Repayment Date, in no instance shall any Mezzanine Lender be permitted to receive any payments whatsoever.
5.2.11.    Windmill Joint Venture Agreement. Without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), for so long as (x) an MGP Affiliate is the Managing Member (as defined in the Windmill Joint Venture Agreement) of the Windmill Joint Venture and (y) MGP OP is Controlled by MGM, Borrower shall not cause or permit any termination or any modification or amendment of the Windmill Joint Venture Agreement which reduces the rights of Windmill REIT in any material respect with respect to the Joint Venture Lease Document Major Decision.
Section 5.3.    MGM/Mandalay Lease Covenants. For so long as any Individual Property is subject to the MGM/Mandalay Lease, from the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release or assignment of the Liens of the Mortgage encumbering the applicable Individual Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender to (x) not directly take any actions prohibited by this Section 5.3 (or grant its consent under the MGM/Mandalay Lease to permit the MGM/Mandalay Tenant to take such a prohibited action to the extent such action is prohibited under the MGM/Mandalay Lease) and (y) use commercially reasonable efforts to exercise its rights under the MGM/Mandalay Lease to cause the MGM/Mandalay Tenant to satisfy its obligations under the MGM/Mandalay Lease.
5.3.1.    Operation of Property. Borrower shall use commercially reasonable efforts to cause MGM/Mandalay Tenant to cause each Individual Property in all material respects to be at all times operated, managed and maintained in accordance with the Primary Intended Use (as defined in the Initial MGM/Mandalay Lease) in accordance with the Operating Standard (as defined in the Initial MGM/Mandalay Lease).
5.3.2.    MGM/Mandalay Lease.
(a)    Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the MGM/Mandalay Lease Documents in all material respects in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its rights thereunder in all material respects; (ii) use commercially reasonable efforts to enforce the performance and observance of all of the covenants required to be performed and observed by MGM/Mandalay Tenant and MGM/Mandalay Operating Subtenant

under the MGM/Mandalay Lease Documents in all material respects; (iii) promptly deliver to Lender a copy of any written (1) notice of default, breach or other material notice under the MGM/Mandalay Lease delivered or received by Borrower (including, without limitation, any breach of the Financial Covenant or Listing Covenant (as each is defined in the MGM/Mandalay Lease) and any cure thereof); (2) notice that Borrower receives stating that MGM/Mandalay Tenant is terminating the MGM/Mandalay Lease or that MGM/Mandalay Tenant is otherwise discontinuing its operation of any Individual Property; (3) notice of violation of (or claims relating to) environmental laws and regulations, in each case, received by Borrower under the MGM/Mandalay Lease Documents, (4) notice relating to the potential loss or impairment of any Gaming Licenses (whether received from MGM/Mandalay Tenant or from any Gaming Authority) (including, without limitation, any notices given under Section 23.1(b)(ix) of the MGM/Mandalay Lease); and (5) material notice in connection with a MGM/Mandalay Tenant Loan delivered by Borrower or received by Borrower in connection with any such MGM/Mandalay Tenant Loan and (iv) promptly deliver to Lender a copy of any amendment or modification to the MGM/Mandalay Lease Documents.
(b)    If, during the continuance of an Event of Default, Borrower shall default in the performance or observance of any term, covenant or condition of the MGM/Mandalay Lease to be performed or observed by Borrower, as landlord thereunder, if such default is not remedied within ten (10) Business Days of receipt of notice by Borrower from Lender, then, without limiting the generality of the other provisions of this Section 5.3.2, and without waiving or releasing Borrower from any of its obligations under this Agreement and the other Loan Documents, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the MGM/Mandalay Lease on the part of Borrower, as landlord thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the MGM/Mandalay Lease shall be kept unimpaired and free from default. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender will notify Borrower thereof. In any such event, subject to the rights of MGM/Mandalay Tenant under the MGM/Mandalay Lease, tenants, subtenants and other occupants under the Leases, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If MGM/Mandalay Tenant shall deliver to Lender a copy of any notice of default sent by MGM/Mandalay Tenant to Borrower, as landlord under the MGM/Mandalay Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the applicable Mortgage and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
(c)    In the event that it shall be determined that the MGM/Mandalay Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of MGM/Mandalay Tenant in each Individual Property is other than that of tenant under the MGM/Mandalay Lease, Borrower hereby covenants and agrees that it shall use commercially reasonable efforts to cause MGM/Mandalay Tenant’s interest in each Individual Property, however characterized, to continue to be subject and subordinate to the lien of the Mortgage, or Borrower’s fee interest in the applicable Individual Property, on all the same terms and conditions as contained in the MGM/Mandalay Lease and the applicable Mortgage and subject to the terms of the MGM/Mandalay Lease, execute and record all such documents reasonably required by Lender and reasonably approved by Borrower and MGM/Mandalay Tenant to subordinate MGM/Mandalay Tenant’s interest in the applicable Individual Property to the lien of the applicable Mortgage.
(d)    In the event that Borrower shall exercise any remedy against MGM/Mandalay Lease Guarantor pursuant to the MGM/Mandalay Lease Guaranty, including, any claim or demand for payment thereunder (“MGM/Mandalay Lease Guaranty Claim”), and if Borrower shall obtain any proceeds from any judgment against MGM/Mandalay Lease Guarantor for any MGM/Mandalay Lease Guaranty Claim (except to the extent that the amount of such MGM/Mandalay Lease Guaranty Claim was previously paid by Borrower to Lender), Borrower deposit such amounts in the Lockbox Account.
(e)    Borrower shall use commercially reasonable efforts to cause MGM/Mandalay Tenant to maintain the MGM/Mandalay Restricted Reserve Accounts in accordance with the terms and conditions of the MGM/Mandalay Lease. Borrower shall not terminate, amend or modify Borrower’s security interest in the MGM/Mandalay Restricted Reserve Accounts without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, and Borrower shall use commercially reasonable efforts to cause MGM/Mandalay Tenant to deposit funds (or cause to be deposited) (and cause the withdrawal/disbursement of such funds) in the MGM/Mandalay Restricted Reserve Accounts pursuant to the MGM/Mandalay Lease.
(f)    For so long as the Property is subject to the Initial MGM/Mandalay Lease (and solely to the extent the Initial MGM/Mandalay Lease expressly requires Borrower’s consent for such actions) or a Separate Lease (and solely to the extent the Separate Lease expressly requires Borrower’s consent for such actions), Borrower shall not consent to any of the following without Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed: (A) the Mandalay Bay Property no longer being identified as “Mandalay Bay” and/or (B) the MGM Grand Property no longer being identified as “MGM Grand”.
(g)    If MGM/Mandalay Tenant elects to provide a letter of credit as security or in lieu of depositing cash in a reserve or impound account in accordance with the MGM/Mandalay Lease, Borrower shall provide Lender with prompt written notice thereof and, if required in writing by Lender, any such letter of credit shall be in favor of Lender, and Lender shall have the right to draw thereunder in accordance with the terms and provisions of the MGM/Mandalay Lease.
(h)    In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan and otherwise no more often than one time per calendar year, Borrower shall use commercially reasonable efforts to cause MGM/Mandalay Tenant to satisfy its obligations under Section 23.1(e) of the MGM/Mandalay Lease.
(i)    Borrower shall not, without Lender’s prior written consent, which consent may be granted, conditioned or withheld in Lender’s sole discretion: (i) surrender, terminate or cancel the MGM/Mandalay Lease Documents (other than in connection with the entry into a

Separate Lease in accordance with Section 2.5.1(a)(vii) or in connection with Borrower exercising its rights following a default by MGM/Mandalay Tenant under the MGM/Mandalay Lease Documents, which may be exercised without Lender’s consent pursuant to Section 5.3.2(k) below); (ii) sell, assign or transfer the MGM/Mandalay Lease or any of the other MGM/Mandalay Lease Documents, or any of its rights thereunder (except in connection with a Transfer permitted under this Agreement); (iii) reduce or consent to the reduction of the term of the MGM/Mandalay Lease Documents; (iv) other than in connection with the entry into a Separate Lease in accordance with Section 2.5.1(a)(vii), reduce or consent to the reduction of the amount of the rent or other amounts payable to Borrower under the MGM/Mandalay Lease Documents, including, without limitation, by modifying the “triple net” nature of the MGM/Mandalay Lease; (v) other than in connection with the entry into a Separate Lease in accordance with Section 2.5.1(a)(vii), reduce or consent to the reduction of any of the liabilities or obligations of MGM/Mandalay Lease Guarantor under the MGM/Mandalay Lease Guaranty; (vi) grant a purchase option to the MGM/Mandalay Tenant; or (vii) reduce the insurance coverage required to be maintained by MGM/Mandalay Tenant under the MGM/Mandalay Lease, including, without limitation, any reduction in the required ratings of any insurance carrier, the reductions or elimination of any coverages and the material increase of any deductible, in each case, to the extent any such reduction shall be lower than the requirements otherwise applicable to Borrower hereunder in the event the MGM/Mandalay Lease shall not be in effect. In addition to any amendment or modification to the MGM/Mandalay Lease Documents which do not require the prior written consent of the Lender under Section 5.3.2(j) or Section 5.3.2(k), Borrower shall be permitted to amend the MGM/Mandalay Lease to include an additional MGM/Mandalay Tenant event of default under the MGM/Mandalay Lease (which shall require notice from Borrower) resulting from the modification, amendment, termination, or rejection of one or more Affiliate Leases without the applicable landlord’s consent (an “Affiliate Lease Cross Default”).
(j)    Other than in connection with the entry into a Separate Lease in accordance with Section 2.5.1(a)(vii), Borrower shall not, without Lender’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) to the extent not otherwise specified in Section 5.3.2(i) above, otherwise reduce the insurance coverage required to be maintained under the MGM/Mandalay Lease in any material respect, including, without limitation, any material reduction in the required ratings of any insurance carrier, any material reductions or elimination of any coverages and the material increase of any deductible or (ii) to the extent not otherwise specified in Section 5.3.2(i) above, otherwise increase the obligations of Borrower or decrease the rights of Borrower under the MGM/Mandalay Lease, in each case, in any material respect.
(k)    So long as no Event of Default shall have occurred and be continuing, upon the occurrence of default, violation or event of default (howsoever defined) by MGM/Mandalay Tenant under the MGM/Mandalay Lease and in connection with the exercise of Borrower’s rights and remedies thereunder, Borrower shall be entitled to terminate the MGM/Mandalay Lease without Lender consent (other than in connection with an Affiliate Lease Cross Default, for which any event of default notice and/or termination provided in connection therewith (x) shall require Lender’s prior written consent, which consent may be granted, conditioned or withheld in Lender’s sole discretion, and (y) following a rated Securitization, Borrower shall have obtained a Rating Agency Confirmation) and either:

(i)    enter into a Replacement MGM/Mandalay Lease with a Qualified Casino Operator, together with a Replacement MGM/Mandalay Lease Guaranty with a Replacement MGM/Mandalay Lease Guarantor (as applicable). Borrower shall promptly deliver a copy of any such Replacement MGM/Mandalay Lease to Lender, or (ii)    with respect to the Casino Component, enter into a Casino Management Agreement with a Qualified Casino Operator on an arms’-length basis and on commercially reasonable terms in form and substance reasonably acceptable to Lender, and with respect to the Hotel Component, enter into either:
(A)    a Management Agreement with a Qualified Casino Operator on commercially reasonable terms in form and substance reasonably acceptable to Lender; or
(B)    a Management Agreement with a Qualified Manager and, to the extent such Qualified Manager is not a Brand Manager and Borrower does not have a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, a Franchise/License Agreement with a Franchisor/Licensor, in each case, in form and substance reasonably acceptable to Lender, provided that, in each case, (A) Borrower shall execute such amendments to the Loan Documents as Lender shall reasonably request in connection with the termination of any such MGM/Mandalay Lease and the entry into a Replacement MGM/Mandalay Lease, Casino Management Agreement, Management Agreement and/or Franchise/License Agreement, as applicable, (B) Borrower shall deliver an Officer’s Certificate that all representations and warranties contained herein shall continue to be true, correct and complete in all material respects as of the date of any such termination and entry into a Replacement MGM/Mandalay Lease, Casino Management Agreement, Management Agreement and/or Franchise/License Agreement, as applicable (except (x) to the extent that any such representations and warranties are only made as of a specific date, and if the facts and circumstances upon which such representations and warranties are based are specific solely to a certain date, in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or (y) to the extent such representations are no longer true and correct as a result of subsequent events not caused by the actions and/or omissions of Borrower or Guarantor and such events did not separately result in a Default or Event of Default under the Loan Documents, in which case Borrower shall provide any updates to such representation or warranty and the delivery of such updated representations and warranties in accordance with the terms hereunder shall not constitute a Default or Event of Default, unless such updated representations and warranties shall disclose that a Default or an Event of Default has occurred hereunder or under the other Loan Documents which has not been cured and would reasonably be expected to have a material adverse effect on Borrower or the Property); (C) with respect to each Casino Management Agreement, Borrower shall execute and deliver to Lender an assignment of management agreement and subordination of management fees in form and substance reasonably acceptable to Lender, executed by Borrower and such Casino Operator; (D) with respect to each Management Agreement, Borrower shall execute and deliver to Lender an assignment of management agreement and subordination of management fees in form and substance reasonably acceptable to Lender, executed by Borrower and such Casino Operator or Manager, as applicable, (E) with respect to each Franchise/License Agreement, Borrower shall execute and deliver to Lender a comfort letter and/or recognition agreement in form and substance reasonably acceptable to Lender executed by Borrower and such Franchisor/Licensor; (F) with respect to each Replacement MGM/Mandalay Lease, Lender shall be entitled to receive consent and approval rights, financial statements, notices and other deliverables reasonably equivalent to such items that Lender is entitled to receive under the Initial MGM/Mandalay Lease; (G) Borrower shall promptly deliver a copy of any such Casino Management Agreement, Management Agreement and Franchise/License Agreement, as applicable; (H) Borrower shall elect to have the FF&E owned by MGM/Mandalay Tenant and/or MGM/Mandalay Operating Subtenant transferred to Borrower (or to a Replacement MGM/Mandalay Tenant or Manager) subject to and in accordance with the terms of the MGM/Mandalay Lease and any MGM/Mandalay Operating Sublease; and (I) Borrower shall pay Lender’s reasonable, out-of-pocket costs and expenses (including, without limitation, reasonable, out-pocket counsel fees) in connection with the foregoing.
(l)    Without the prior written consent of Lender (not to be unreasonably withheld, condition or delayed), Borrower shall not consent to any Transfer (including any Sale or Pledge) of any interest of MGM/Mandalay Tenant in the MGM/Mandalay Lease or MGM/Mandalay Operating Subtenant in any MGM/Mandalay Operating Sublease, in each case, that requires the consent of Borrower under the MGM/Mandalay Lease and/or any MGM/Mandalay Operating Sublease, provided, however, for the avoidance of doubt Lender’s consent shall not be required in connection with:
(i)    any assignment of the MGM/Mandalay Lease or MGM/Mandalay Tenant’s leasehold interest in the Property expressly permitted pursuant to Section 22 of the MGM/Mandalay Lease, or entry into a Permitted Sublease (as defined in the MGM/Mandalay Lease), provided that (A) to the extent Borrower has a consent or approval right over such Transfers, Borrower shall not grant any such consent or approval without first obtaining the prior written approval of Lender (such approval not to be unreasonably withheld, conditioned or delayed), (B) any such assignment or Permitted Sublease complies with the terms and provisions of the MGM/Mandalay Lease Documents, and (C) thereafter Borrower shall provide Lender with copies of all documents executed in connection with any such Transfer promptly after Borrower’s receipt thereof;
(ii)    one or more encumbrances of MGM/Mandalay Tenant’s leasehold interest in the Property pursuant to one or more mortgages and/or pledges of the direct or indirect equity interests in MGM/Mandalay Tenant, to secure the indebtedness of MGM/Mandalay Tenant and/or its direct or indirect parent entities or Affiliates (each, a “MGM/Mandalay Tenant Loan”), and (A) Borrower shall provide Lender with written notice of such proposed MGM/Mandalay Tenant Loan to the extent delivered to Borrower and the name of such lender (a “MGM/Mandalay Tenant Lender”) after receipt thereof from MGM/Mandalay Tenant, together with any copies of the definitive documentation entered into connection with such MGM/Mandalay Tenant Loan; (B) each such MGM/Mandalay Tenant Loan, together with the definitive documentation entered into in connection with such MGM/Mandalay Tenant Loan, is a Permitted Leasehold Mortgage or Permitted Credit Facility Pledge (each as defined in the MGM/Mandalay Lease) or otherwise complies with the terms and conditions of the MGM/Mandalay Lease, (C) each such mortgage or pledge agreement shall provide that any security interest granted under such mortgage or pledge agreement with respect to Tenant’s Pledged Property (as defined in the MGM/Mandalay Lease) shall, to the extent required by the MGM/Mandalay Lease, be subordinate to the lien granted in favor of Borrower and otherwise be in accordance with the terms and conditions hereunder, the MGM/Mandalay Lease SNDA and the MGM/Mandalay Tenant Loan Intercreditor Agreement (as defined below) and (D) any intercreditor agreement entered into with the MGM/Mandalay Tenant Lender shall be in form and substance reasonably acceptable to Lender (a “MGM/Mandalay Tenant Loan Intercreditor Agreement”); or
(iii)    a Transfer of up to and including one hundred percent (100%) of the direct or indirect equity interests in MGM/Mandalay Tenant and/or the leasehold interest of MGM/Mandalay Tenant in the Properties (subject to exclusion with respect to items that are not capable of being mortgaged and that, in the aggregate, are de minimis) pursuant to or at any time after a foreclosure (or conveyance in lieu thereof or pursuant to any other exercise of remedies) of the MGM/Mandalay Tenant Loan by MGM/Mandalay Tenant Lender, with the proposed transferee assuming all of the obligations, liabilities and rights of MGM/Mandalay Tenant under the MGM/Mandalay Lease and MGM/Mandalay Lease Documents being a “Foreclosure Transferee” (as such term is defined in the MGM/Mandalay Lease) and a replacement lease guarantor that is a “Qualified Transferee” (as such term is defined in the MGM/Mandalay Lease) and executing a replacement guaranty in accordance with the terms and conditions of the MGM/Mandalay Lease.
(m)    Without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), Borrower shall not grant its consent (to the extent required under the MGM/Mandalay Lease) to MGM/Mandalay Tenant to enter into any management agreement with respect to Ancillary Space (as defined in the Initial MGM/Mandalay Lease) or management agreements with respect to the Properties or a portion thereof, except in connection with MGM/Mandalay Tenant’s entry into a Permitted Management Agreement (as defined in the Initial MGM/Mandalay Lease), provided that (i) to the extent Borrower has a consent or approval right over entry into any such management agreement, Borrower shall not grant any such consent or approval without first obtaining the prior written approval of Lender (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) Borrower shall provide Lender with copies of all documents executed in connection with any such management agreement promptly after Borrower’s receipt thereof.
(n)    Without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), Borrower shall not grant its consent (to the extent required under the MGM/Mandalay Lease) to MGM/Mandalay Tenant entering into any Affiliate Agreements (as defined in the Initial MGM/Mandalay Lease) other than a Permitted Affiliate Agreement (as defined in the Initial MGM/Mandalay Lease).
(o)    Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the MGM/Mandalay Lease or any of the other MGM/Mandalay

Lease Documents without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.
(p)    Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed, shall be required in connection with the MGM/Mandalay Tenant’s creation, incurrence, assumption or suffering to exist any Lien on any portion of any Individual Property or permit any such action to be taken only to the extent such Lien both (x) requires Borrower’s consent under the terms and provisions of the MGM/Mandalay Lease and (y) would otherwise require Lender’s consent pursuant to Section 5.2.2 in the event that the Property was not subject to the MGM/Mandalay Lease.
(q)    Without Lender’s prior written approval (not to be unreasonably withheld, conditioned or delayed), Borrower shall not execute any amendment, modification, waiver or termination of any provision of the MGM/Mandalay Lease which results in the MGM/Mandalay Lease no longer requiring any MGM/Mandalay Operating Subtenant to be a Subsidiary of Tenant’s Parent (each as defined in the Initial MGM/Mandalay Lease).
5.3.3.    Transition Period. Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Transition Services Agreement in all material respects in accordance with the terms thereof and do all things necessary to preserve and to keep unimpaired its rights thereunder in all material respects; (ii) use commercially reasonable efforts to enforce the performance and observance of all of the covenants required to be performed and observed by MGM/Mandalay Tenant under the Transition Services Agreement in all material respects; (iii) promptly deliver to Lender a copy of any written notice of default, breach or other material notice under the Transition Services Agreement delivered or received by Borrower and (iv) to the extent that the Lender is not a third-party beneficiary of such Transition Services Agreement, collaterally assign to Lender, all of its rights, title and interest, in and to any such Transition Services Agreement (if applicable).
5.3.4.    Intentionally Omitted.
5.3.5.    MGM/Mandalay Tenant Actions. Notwithstanding anything to the contrary contained herein, in the event that MGM/Mandalay Tenant or MGM/Mandalay Operating Subtenant is permitted to take an action under the MGM/Mandalay Lease or any MGM/Mandalay Operating Sublease, respectively, without Borrower’s consent under the MGM/Mandalay Lease or any MGM/Mandalay Operating Sublease, respectively, then nothing contained herein shall restrict such action or require approval hereunder by Lender.
ARTICLE VI.
INSURANCE; CASUALTY; CONDEMNATION
Section 6.1.    Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)    comprehensive all risk “special form” insurance, including, but not limited to, loss caused by any type of windstorm or hail (including named storm and storm surge) on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings), but in no event less than a minimum amount of Four Billion Dollars ($4,000,000,000), with a waiver of depreciation; (B) a building ordinance coverage endorsement, coverage for loss to the undamaged portion in an amount equal to the full replacement cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Borrower; (C) providing for no deductible in excess of $250,000 for all such insurance coverage; provided, however, with respect to terrorism, providing for a deductible not to exceed $500,000 and with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the applicable Individual Property, subject to a $5,000,000 minimum (provided that, if Guarantor provides a guaranty acceptable to Lender and the Approved Rating Agencies guaranteeing any failure by Borrower to pay its obligations actually incurred with respect to that portion of the deductible that exceeds five percent (5%) of the total insurable value of an Individual Property, the deductibles for windstorm and earthquake coverage may be up to fifteen percent (15%) of the total insurable value of the Individual Property); provided, further, that (1) Borrower may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood and (D) if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss to the undamaged portion in an amount equal to the full Replacement Cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in an amount not less than the annual aggregate gross loss estimates for a 475 year event as indicated in a seismic risk analysis (such analysis to be approved by Lender and secured by the applicable Individual Borrower utilizing the most current RMS software, or its equivalent, including loss amplification, at the expense of the applicable Individual Borrower and, to the extent the Property is covered under a blanket policy, such seismic risk analysis shall include all high risk locations covered by the earthquake limit), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Subsection (i);
(ii)    business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twenty four (24) months; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iii)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance (or an equivalent) covering claims not covered by or under the terms or provisions of the below mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (1) above written in a so called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property and (4) with an agreed amount endorsement waiving co insurance provisions;
(iv)    comprehensive boiler and machinery insurance, if steam boilers or other pressure fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(v)    commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of each Mortgage to the extent the same is available;
(vi)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;
(vii)    if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the applicable state;
(viii)    umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under (v) above, including, but not limited to, supplemental coverage for employer’s liability, liquor liability and automobile liability, which umbrella liability coverage shall apply in excess of such supplemental coverage;
(ix)    the insurance required under this Section 6.1(a)(i), (ii), (v) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan. Notwithstanding anything to the contrary herein, (A) if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but, if any of the events in clauses (A)-(C) occur, Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount. For so long as TRIPRA or a subsequent statute, extension or reauthorization thereof, is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA;
(x)    Employment Practices Liability, including third-party coverage, in an amount not less than $1,000,000 (if applicable);
(xi)    Crime coverage in amounts not less than $1,000,000 (if applicable);
(xii)    Liquor Liability in amounts not less than $1,000,000 per occurrence;
(xiii)    environmental insurance against claims for pollution and remediation legal liability related to each Individual Property (“PLL Policy”), such insurance: (A) shall be for term of at least two (2) years past the date of repayment (provided, that, in no event shall the PLL Policy be required to extend more than two (2) years beyond the Maturity Date) (the “Required PLL Period”); provided, however, Borrower may obtain such PLL Policy for an initial and/or renewal policy term less than the Required PLL Period so long as (x) at least ten (10) Business Days prior to the expiration thereof, Borrower renews or extends such PLL Policy for the shorter of three (3) years or a term not less than the Required PLL Period and (y) for any time during the Required PLL Period that Borrower does not have such PLL Policy satisfying the requirements of this Section 6.1(a)(xiii) in effect, the terms of Section 9.3(b)(ix) hereof shall apply; (B) with limits of liability of no less than $25,000,000 per incident and $25,000,000 in the aggregate for each pollution condition with a self-insured retention amount of no more than $50,000 per pollution condition (except for clean-up claims for mold conditions and legionella, which may be One Million Dollars ($1,000,000), except for Lender it shall be no greater than One Hundred Thousand Dollars ($100,000)); (C) shall name Lender, with its successors, assigns and/or affiliates as an additional named insured and as a mortgagee insured per mortgagee assignment endorsements providing automatic rights of assignment in the event of defaults; (D) shall be dedicated solely to the Property and Borrower shall not be permitted to add any additional locations during the PLL Policy term; and (E) shall, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Lender) as the PLL Policy approved in place on the Closing Date; and
(xiv)    upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.
(b)    All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”),

and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s is an Approved Rating Agency and rates the applicable insurance carrier); provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) with respect to sixty percent (60%) of such insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members), Borrower shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s is an Approved Rating Agency and rates the applicable insurance carrier) (the “60% Standard”); provided, if after using commercially reasonable efforts, Borrower is unable to obtain any or all of such sixty percent (60%) of insurance coverage from insurance companies meeting the 60% Standard (the amount of such insurance Borrower is unable to obtain, the “60% Gap”), the 60% Gap shall be provided by insurance companies having a claims paying ability rating of A:X or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 60% Gap may provide more than ten percent (10%) of the overall insurance coverage) and (B) with respect to the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members), Borrower shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baal” or better by Moody’s (to the extent Moody’s is an Approved Rating Agency and rates the applicable insurance carrier) (the “40% Standard”); provided, if after using commercially reasonable efforts, Borrower is unable to obtain any or all of such forty percent (40%) of insurance coverage from insurance companies meeting the 40% Standard (the amount of such insurance Borrower is unable to obtain, the “40% Gap”), the 40% Gap shall be provided by insurance companies having a claims paying ability rating of A-:VIII or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 40% Gap may provide more than ten percent (10%) of the overall insurance coverage). The Policies described in this Section 6.1 (other than those strictly limited to liability protection) shall designate Lender as loss payee.
Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
(c)    Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) hereof (any such blanket policy, an “Acceptable Blanket Policy”), subject to review and approval by Lender based on the schedule of locations and values, and such other documentation required by Lender. Further, to the extent the Policies are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of any Individual Property (the “Radius”), the limits of such blanket insurance Policy must be sufficient to maintain coverage as set forth in Section 6.1(a)(ix) for the Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis.

(d)    All Policies provided for or contemplated by Section 6.1(a) hereof shall name Borrower as a named insured, or to the extent the coverage is provided by MGM/Mandalay Tenant, as an additional insured, and, in the case of liability policies, except for the Policy referenced in Section 6.1(a)(xiii) of this Agreement, shall name Lender as the additional insured, as its interests may appear, and in the case of property damage, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to Lender except ten (10) days’ notice for non-payment of premium.
(e)    All Policies shall contain clauses or endorsements to the effect that:
(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)    the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured; provided, that ten (10) days’ notice will be required for non-payment of premium or; if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;
(iii)    the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if the issuers will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and
(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f)    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.
(g)    In the event of foreclosure of the Mortgage with respect to an Individual Property or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder

(regardless of whether the Policies are blanket Policies) shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(h)    Notwithstanding the foregoing provisions of this Section 6.1, Borrower shall not be required to maintain the coverages on the Property required in this Section 6.1 for so long as (A) the MGM/Mandalay Lease is in full force and effect, (B) no default by MGM/Mandalay Tenant beyond any applicable notice and cure period has occurred and is continuing under the MGM/Mandalay Lease and (C) MGM/Mandalay Tenant maintains insurance policies on each Individual Property that satisfies the requirements set forth in this Section 6.1 herein (the “MGM/Mandalay Policies”) (except it is acknowledged and agreed that the MGM/Mandalay Policies are permitted to vary from the requirements of this Section 6.1 with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $5,000,000), including without limitation, naming the Lender as mortgagee/loss payee and additional insured, as applicable (collectively, conditions (A) through (C) are the “MGM/Mandalay Tenant Insurance Conditions”). To the extent any of the MGM/Mandalay Tenant Insurance Conditions are not satisfied or to the extent Lender has been informed that any of the MGM/Mandalay Tenant Insurance Conditions will result in an adverse impact to, a downgrade of or withdrawal of any rating then or to be assigned to any outstanding certificates issued or to be issued in conjunction with a Securitization of which this Loan is a part or otherwise adversely impacts the Securitization of the Loan, Borrower shall promptly, at its sole cost and expense, either (i) cause MGM/Mandalay Tenant to modify the MGM/Mandalay Policies, or to procure and maintain additional “primary” insurance coverage, as shall be necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of Section 6.1 or (ii) procure and maintain (or cause the MGM/Mandalay Tenant to procure and maintain) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as shall be necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of this Section 6.1. Notwithstanding the rating requirements set forth in Section 6.1(b), (1) MGM/Mandalay Tenant shall be permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (A) MGM/Mandalay Tenant shall replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (B) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, MGM/Mandalay Tenant shall replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth hereinabove and (2) the terrorism coverage required in Section 6.1(a)(ix), as it pertains to each Individual Property may be written by a “captive” insurance company, provided such “captive” insurance company satisfies the Captive Insurance Company Requirements.
Section 6.2.    Casualty. Subject to Section 6.4(d), if any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), and the estimated costs of completing the Restoration related to such Casualty is reasonably expected to be equal to or greater than $5,000,000, Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of such Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender to the extent such approval is required pursuant to the provisions of Section 5.1.19 hereof and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
Section 6.3.    Condemnation. Subject to Section 6.4(d), (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation (other than an immaterial temporary taking) of all or any part of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings related to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings (and, in the case of such proceedings that (i) relate to any improved portion of such Individual Property, (ii) relate to any portion of such Individual Property that, if taken, would cause such Individual Property not to comply with Legal Requirement, and/or (iii) relate to any material portion of such Individual Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings). Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, (a) if Restoration of the applicable Individual Property would be deemed feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof; provided, that, Borrower shall not be obligated to pursue completion of the Restoration if Lender is obligated to disburse Net Proceeds pursuant to Section 6.4 hereof with respect thereto (and Borrower has satisfied all applicable conditions to such disbursement) and Lender fails to disburse such proceeds and (b) if Restoration of the applicable Individual Property is not considered feasible by a prudent Lender acting reasonably based upon the nature of the Condemnation, then Lender shall apply the Net Proceeds of such Condemnation to the principal of the Loan in accordance with Section 2.4.2 hereof. If any Individual Property is sold, through foreclosure or otherwise through the exercise of other remedies available to Lender under the Loan Documents, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion of such Individual Property), the Loan to Value Ratio is greater than one hundred twenty-five percent (125%), the principal balance of the Loan (or such portion of the Loan as is included in the REMIC Trust) must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to provide ten (10) days’ notice to Lender).
Section 6.4.    Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property, provided, that in the event that the MGM/Mandalay Lease is in effect with respect the applicable Individual Property, Section 6.4(d) shall govern and control in all respects:
(a)    If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the estimated costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company directly to Borrower, may be retained by Borrower or (ii) if the same are paid by the insurance company to Lender, will be disbursed by Lender to Borrower upon receipt or shall be directed by Lender to be disbursed directly to Borrower, provided that Borrower certifies to Lender (A) that no Event of Default shall have occurred and be continuing at the time of the disbursement and (B) Borrower provides an Officer’s Certificate confirming Borrower will complete the Restoration in compliance with all of the conditions set forth in Section 6.4(b)(i)(C), (F), (G) and (H) hereof and agrees to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. Borrower shall thereafter commence and complete such Restoration with due diligence in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), Section 6.1(a)(iv), Section 6.1(a)(ix) and Section 6.1(a)(x) as a result of such damage or destruction, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”): provided, that such costs and expenses of Borrower shall only be reimbursed if Lender is reasonably certain that there will be sufficient Net Proceeds to complete the Restoration (it being understood that to the extent Net Proceeds exceed the Debt and such Net Proceeds are not being made available for Restoration, the foregoing proviso shall not apply), or (ii) the net amount of the Award, after deduction of Lender’s and Borrower’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than thirty percent (30%) of the land constituting the applicable Individual Property is taken, and such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements is located on such land;
(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion, provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;
(D)    Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;
(E)    Lender shall be reasonably satisfied, subject to a force majeure delay, that the Restoration will be completed on or before the earliest to occur of (1) the date that is four (4) years after the date Borrower (or MGM/Mandalay Tenant) can first reasonably access the applicable Individual Property for purposes of commencing restoration following such Casualty or Condemnation, subject to a force majeure delay, (2) such time as may be required under all applicable Legal Requirements to complete Restoration, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;
(F)    the applicable Individual Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);

(G)    such Casualty or Condemnation, as applicable, does not result in the loss of access to the applicable Individual Property or the related Improvements (other than to a de minimis extent);
(H)    the pro forma Debt Service Coverage Ratio after giving effect to such Restoration and the stabilization of the applicable Individual Property shall be equal to or greater than the Required DSCR Ratio;
(I)    Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be approved by Lender in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Trap Period as provided in Section 5.1.11(e); and
(J)    (x) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender or (y) a Letter of Credit reasonably satisfactory to Lender is delivered to Lender, and, in each case, are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(ii)    The Net Proceeds shall be held by Lender in an interest bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the applicable Title Insurance Policy.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant. All actual, reasonable, out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. At any time that Lender’s approval is required under this clause (iii), provided no Event of Default is continuing, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.
(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed and (ii) thereafter, five percent (5%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b)(iv) and that all approvals necessary for the re-occupancy and use of the applicable Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers (except that lien waivers from subcontractors who have performed work in the amount of $500,000 or less shall not be required) and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender or Letter of Credit delivered to Lender, as applicable, shall be held by Lender and shall be disbursed or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.
(vii)    The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (the “Excess Net Proceeds”), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
(c)    Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration in accordance with Section 6.4(a) or Section 6.4(b) or (ii) to be distributed in accordance with Section 6.4(b)(vii) hereof (as applicable, the “Net Proceeds Prepayment”) shall be applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof.
(d)    For so long as the Property is subject to an MGM/Mandalay Lease with terms and provisions reasonably equivalent to the terms and provisions regarding the disbursement of Insurance Proceeds or Condemnation Proceeds as the Initial MGM/Mandalay Lease, notwithstanding anything to the contrary contained in the Loan Documents with respect to the disbursement of Insurance Proceeds or Condemnation Proceeds (including, without limitation, Section 6.4(b)(i)), the express provisions set forth in the MGM/Mandalay Lease shall govern, provided that (A) Borrower shall have demonstrated to Lender’s reasonable satisfaction that MGM/Mandalay Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and conditions of the MGM/Mandalay Lease within four (4)

years of the date MGM/Mandalay Tenant can first reasonably access the applicable Individual Property for purposes of commencing restoration following such Casualty or Condemnation, subject to a force majeure delay as provided in the MGM/Mandalay Lease, and (B) Borrower or MGM/Mandalay Tenant has demonstrated to Lender’s reasonable satisfaction that MGM/Mandalay Tenant has sufficient available funds to complete its restoration obligations under the MGM/Mandalay Lease in the event the amount of Insurance Proceeds or Condemnation Proceeds, as applicable, is insufficient to complete the restoration required pursuant to the terms and conditions of the MGM/Mandalay Lease. For the avoidance of doubt, the parties acknowledge and agree that to the extent the applicable provisions in this Agreement are in conflict with the provisions of the MGM/Mandalay Lease, then the provisions of the MGM/Mandalay Lease shall govern and control.
(e)    Intentionally Omitted.
(f)    In addition to the foregoing, in connection with any Casualty or Condemnation, if the estimated Net Proceeds with respect to any Individual Property shall be equal to or greater than (x) the Casualty/Condemnation Threshold Amount (after despite Borrower having used commercially reasonable efforts to satisfy each of the other conditions set forth in Section 6.4(b)(i), Borrower shall be unable to satisfy all such conditions and Lender does not disburse the Net Proceeds to Borrower for Restoration) or (y) twenty five percent (25.00%) of the Allocated Loan Amount of the applicable Individual Property, then Borrower shall have the right (but not the obligation), regardless of any restrictions contained in Section 2.4 hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Amount) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.5.1(a)(i), (iv) and (vi), (vii) and (viii) and Section 2.5.1(e) hereof (if applicable), (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the date the Net Proceeds shall be made available to Borrower for such intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2 hereof (without duplication of any amounts payable pursuant to this Section 2.5.1(f)). Notwithstanding anything in Section 6.2, Section 6.3 or this Section 6.4 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.5.1(a)(i) hereof unless Borrower shall subsequently fail to pay to Lender the amounts required to be paid pursuant to Section 2.4.2 hereof. For the avoidance of doubt, no Yield Maintenance Premium or other premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment.
(g)    Notwithstanding the foregoing provisions of this Section 6.4, if the Loan or any portion thereof is included in a REMIC Trust and if immediately after giving effect to a release of any portion of the Lien (on an Individual Property or any portion of an Individual Property) following a Casualty or Condemnation (but taking into account any proposed Restoration on the remaining Individual Property), the Loan to Value Ratio is greater than 125%, the Borrower must pay down the principal balance of the Loan (or such portion of the Loan as is included in the REMIC Trust) by an amount not less than the least of one of the following amounts: (i) the Net Proceeds plus the net proceeds of any arm’s length sale of the released

Individual Property to an unrelated Person, (ii) the fair market value of the released Individual Property at the time of the release, or (iii) an amount such that the Loan to Value Ratio as so determined by Lender does not increase after the release, unless the Lender receives an opinion of counsel that, if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of the Lien.
ARTICLE VII.
RESERVE FUNDS
Section 7.1.    Intentionally Omitted.
Section 7.2.    Tax and Insurance Escrow Fund. For so long as the Property is not subject to the MGM/Mandalay Lease, the following provisions shall apply:
(a)    Borrower shall pay to Lender on each Payment Date during a Cash Trap Period, (i) one twelfth (1/12) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes, at least thirty (30) days prior to their respective due dates, and (ii) one twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”); provided that, to the extent Taxes and/or Insurance Premiums for any Individual Property are reserved for in a Manager Account maintained by (x) a Brand Manager pursuant to a Brand Management Agreement or are previously paid for by a Brand Manager pursuant to a Brand Management Agreement or (y) a Casino Operator pursuant to a Casino Management Agreement or are previously paid for by a Casino Operator pursuant to a Casino Management Agreement and Borrower delivers to Lender the invoices or other evidence of payment or that a Brand Manager or Casino Operator is holding such funds required under Section 5.1.2 and Section 6.1 hereof, the required deposit to the Tax and Insurance Escrow Fund hereunder with respect to such Individual Property will be reduced on a dollar for dollar basis by such amount. The account in which the Tax and Insurance Escrow Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Provided that sufficient amounts are on deposit in the Tax and Insurance Escrow Fund and Borrower continues to be an Affiliate of BREIT, MGP or a Public Vehicle, Lender (or Servicer) shall within five (5) Business Days after receipt of Borrower’s written request, disburse funds from the Tax and Insurance Escrow Fund to Borrower to timely pay all Taxes payable by Borrower, or to reimburse Borrower for Taxes actually paid by Borrower so long Borrower’s written request is submitted prior to Lender (or Servicer) having already paid such Taxes. Any such request for disbursement shall include an Officer’s Certificate setting forth the tax payments and jurisdictions in which such payments will be made by such disbursement.

Upon the written request of Lender, Borrower shall deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that such Taxes have been paid. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Insurance Premiums and/or thirty (30) days prior to expiration of the Policies, as the case may be. Any amounts remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be promptly returned to Borrower. In the event an Individual Property is released in accordance with the terms and provisions of this Agreement, (x) provided that no Event of Default has occurred and is continuing, Lender shall deposit into the Cash Management Account any amounts then held in the Tax and Insurance Escrow Fund and allocated to such Release Property, to be disbursed in accordance with the Cash Management Agreement and (y) effective upon the Payment Date immediately following the date of such release, Lender shall reduce the monthly deposit for Taxes by an amount equal to the Taxes attributable to such Release Property.
(b)    Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender (which blanket policy may also insure other real property owned directly or indirectly by Guarantor), Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums.
(c)    Upon the occurrence of a Cash Trap Event Cure, and provided that a Cash Trap Period is not in effect, amounts in the Tax and Insurance Reserve Account shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.
Section 7.3.    Replacements and Replacement Reserve . For so long as the Property is not subject to the MGM/Mandalay Lease, the following provisions shall apply:
7.3.1.    Replacement Reserve Fund. Borrower shall pay to Lender (i) on each Payment Date during a Cash Trap Period an amount equal to the Replacement Reserve Monthly Deposit and (ii) if a Cash Trap Period does not exist, on the first Payment Date of each calendar quarter, an amount equal to the lesser of (x) the Replacement Reserve Current Year Lookback Deficiency and (y) the Replacement Reserve Five Year Lookback Deficiency (the “Replacement Reserve Quarterly Deposit”). The funds on deposit in the Replacement Reserve Account (as defined below) shall be used to fund the cost of Replacements, PIP Work and Brand Mandated Work; provided, however, that Replacements shall not include expense items that would otherwise be expensed in the operating statements of any Individual Property pursuant to GAAP (unless such expense items are unanticipated repair and maintenance expenses in connection with Replacements not contemplated by the Annual Budget) and provided, further, that, for so long as any Individual Property is managed by (x) a Brand Manager in accordance with a Brand Management Agreement and/or (y) a Casino Operator in accordance with a Casino Management Agreement, the amounts required to be funded as a Replacement Reserve Monthly Deposit or a Replacement Reserve Quarterly Deposit shall be reduced on a dollar-for-dollar basis by any amounts deposited into a Manager Account for Replacements, PIP Work or Brand Mandated Work for the applicable calendar months as set forth in the Annual Budget and required pursuant to the terms of the Brand Management Agreement and/or Casino Management Agreement if Borrower delivers evidence reasonably satisfactory to Lender that such deposit has been made. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. In the event an Individual Property is released in accordance with the terms and provisions of this Agreement, provided that no Event of Default has occurred and is continuing, Lender shall deposit into the Cash Management Account any amounts then held in the Replacement Reserve Account and allocated to such Release Property, to be disbursed in accordance with the Cash Management Agreement.
7.3.2.    Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower for the costs of the Replacements upon satisfaction of the requirements set forth in this Section 7.3.2. In addition, Lender shall make disbursements from the Replacement Reserve Account to pay Borrower for the costs of PIP Work and/or Brand Mandated Work, upon satisfaction of the requirements set forth in this Section 7.3.2.
(b)    Lender shall disburse to Borrower the Replacement Reserve Funds from the Replacement Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least five (5) days prior to the date on which Borrower requests such payment be made and specifies the Replacements, PIP Work or Brand Mandated Work to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (iii) Lender shall have received an Officer’s Certificate: (A) stating that, to Borrower’s Knowledge, all Replacements, PIP Work or Brand Mandated Work to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, in all material respects, (B) identifying each Person that supplied materials or labor in connection with such Replacements, PIP Work or Brand Mandated Work to be funded by the requested disbursement, (C) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Replacements, PIP Work or Brand Mandated Work with the proceeds of such disbursement, and (D) stating that Borrower has obtained (or caused to be obtained) lien waivers from any contractors or subcontractors with respect to the applicable Replacements, PIP Work or Brand Mandated Work for which reimbursement is being sought. Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to any Individual Property unless such requested disbursement is in an amount greater than Ten Thousand and No/100 Dollars ($10,000) (or a lesser amount if the total amount in the Replacement Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.3.2. In no event shall Lender be obligated to disburse funds to Borrower from the Replacement Reserve Account if an Event of Default exists.

7.3.3.    Performance of Replacements.
(a)    Borrower shall make (or shall cause to be made) Replacements when required in order to keep the Property in good condition and repair and to keep the Property or any portion thereof from deteriorating consistent with the requirements of each (x) Casino Management Agreement, (y) Management Agreement and (z) Franchise/License Agreement. Borrower shall complete (or if the Property is subject to (x) a Brand Management Agreement, shall cause Brand Manager to complete all Replacements as required pursuant to and in accordance with such Brand Management Agreement or (y) a Casino Management Agreement, shall cause Casino Operator to complete all Replacements as required pursuant to and in accordance with such Casino Management Agreement) all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
(b)    During a Cash Trap Period, Lender shall have the right, at its option, to approve all contracts or work orders for amounts in excess of Five Million and No/100 Dollars ($5,000,000.00) (such approval not to be unreasonably withheld, delayed or conditioned and to the extent that any Individual Property is subject to (x) a Brand Management Agreement, such approval shall be limited to the extent that Borrower shall have the right to approve such contracts in accordance with such Brand Management Agreement and (y) a Casino Management Agreement, such approval shall be limited to the extent that Borrower shall have the right to approve such contracts in accordance with such Casino Management Agreement) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request during a Cash Trap Period, Borrower shall assign any contract or subcontract to Lender (provided, that if any Individual Property is subject to (x) a Brand Management Agreement, such assignment shall be limited to the extent that Borrower shall be permitted to assign such contracts under such Brand Management Agreement and (y) a Casino Management Agreement, such assignment shall be limited to the extent that Borrower shall be permitted to assign such contracts under such Casino Management Agreement).
(c)    During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacements and to proceed under existing contracts or to contract with third-parties to complete such Replacement and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Replacement, and during the continuance of an Event of Default, to exercise any and all other remedies available to Lender upon an Event of Default hereunder, provided, that to the extent that any Individual Property is subject to (x) a Brand Management Agreement, Lender’s rights under this Section 7.3.3(c) shall be subject to the rights of such Brand Manager to the extent that such Brand Manager is permitted to perform such Replacements pursuant to and in accordance with such Brand Management Agreement and (y) a Casino Management Agreement, Lender’s rights under this Section 7.3.3(c) shall be subject to the rights of such Casino Operator to the extent that such Casino Operator is permitted to perform such Replacements pursuant to and in accordance with such Casino Management Agreement.

(d)    During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto each Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect each Individual Property from damage (subject to the rights of Tenants, guests and patrons) (provided, that to the extent that any Individual Property is subject to (x) a Brand Management Agreement, Lender’s rights shall be subject to the rights of such Brand Manager to the extent that such Brand Manager shall perform such Replacements pursuant to and in accordance with such Brand Management Agreement and Borrower shall enforce all of its rights under such Brand Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder or (y) a Casino Management Agreement, Lender’s rights shall be subject to the rights of such Casino Operator to the extent that such Casino Operator shall perform such Replacements pursuant to and in accordance with such Casino Management Agreement and Borrower shall enforce all of its rights under such Casino Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder). All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary to complete such Replacement; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every reasonable act which Borrower might do in its own behalf to fulfill the terms of this Agreement.
(e)    Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.
(f)    If reasonably determined to be necessary and upon reasonable prior notice, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third-parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases, guests and patrons) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, and to complete any Replacements made pursuant to this Section 7.3.3 (provided, that to the extent that any Individual Property is subject to (x) a Brand Management

Agreement, Lender’s rights shall be subject to the rights of such Brand Manager to the extent that such Brand Manager shall perform such Replacements pursuant to and in accordance with such Brand Management Agreement and Borrower shall enforce all of its rights under such Brand Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder or (y) a Casino Management Agreement, Lender’s rights shall be subject to the rights of such Casino Operator to the extent that such Casino Operator shall perform such Replacements pursuant to and in accordance with such Casino Management Agreement and Borrower shall enforce all of its rights under such Casino Management Agreement to cause such Replacements to be completed in accordance with the terms thereunder). Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3. Notwithstanding the foregoing, unless a DSCR Trigger Period or an Event of Default has occurred and is continuing, such inspections shall not take place more than once per year and the cost to Borrower in connection with each shall not exceed Five Thousand and No/100 Dollars ($5,000).
(g)    The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for (i) those Liens existing on the date of this Agreement which have been approved in writing by Lender and (ii) Permitted Indebtedness).
(h)    All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
(i)    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.
7.3.4.    Failure to Make Replacements. It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice from Lender; provided, however, that if such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or any other Loan Party shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

7.3.5.    Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents or to complete the Replacements as required hereunder. Any amount remaining in the Replacement Reserve Account after the Debt has been paid in full shall be returned to Borrower.
Section 7.4.    Intentionally Omitted.
Section 7.5.    Excess Cash Flow Reserve Funds.
7.5.1.    Excess Cash Flow Reserve. During a Cash Trap Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.
7.5.2.    Release of Excess Cash Flow Reserve Funds. (a) Prior to the Anticipated Repayment Date and during a DSCR Trigger Period, so long as (x) no Event of Default has occurred and is continuing and (y) no OpCo Trigger Event has occurred and is continuing, upon written request of Borrower, Lender shall disburse within three (3) Business Days of Borrower’s request and no more frequently than bimonthly, Excess Cash Flow Reserve Funds for:
(1)    for so long as the Property is subject to the MGM/Mandalay Lease, without duplication of any amounts disbursed pursuant to subclause (a)(2), below, (i) Debt Service and/or Mezzanine Loan Debt Service, (ii) voluntary prepayment of the (A) Loan in accordance with Section 2.4.1, Section 2.5.1 or Section 6.4(c) hereof (including payment of any costs incurred with a Defeasance Event and/or the Yield Maintenance Premium) or (B) Mezzanine Loan in accordance with Section 2.4.1, Section 2.5.1 or Section 6.4(c) thereof (including payment of any costs incurred with a Defeasance Event and/or the Yield Maintenance Premium) (provided such prepayment is made pro rata between the Loan and the Mezzanine Loan), (iii) principal prepayments of the Loan in the amount necessary to achieve a DSCR Cure (which shall be applied to Note A and Note B in accordance with Section 2.4.4 hereof), (iv) costs associated with the MGM/Mandalay Lease, (v) any fees and costs payable by Borrower, including to Lender, subject to and in compliance with the Loan Documents, including, without limitation costs to extend any PLL Policy or renew, extend or purchase a Letter of Credit, (vi) legal, audit, tax and accounting (including actual costs incurred by MGP OP or BREIT OP (directly or indirectly) and its service providers for back-office accounting and for costs associated with any Individual Property or Borrower); provided that Excess Cash Flow shall not be used for expenses in connection with (A) the enforcement of any Borrower’s rights under the Loan Documents, as applicable or (B) any defense of any enforcement by Lender of its rights under the Loan Documents, (vii) Permitted REIT Distributions and (viii) such other items as reasonably approved by Lender; or

(2)    for so long as the Property is not subject to the MGM/Mandalay Lease, without duplication of any amounts disbursed pursuant to subclause (a)(1), above, (i) payment of any Operating Expenses (including management fees, franchise fees and other fees, charges or costs, payable to Casino Operator under the Casino Management Agreement, Manager under the Management Agreement or Franchisor/Licensor under the Franchise/License Agreement), (ii) emergency repairs and/or life safety issues (including any Capital Expenditures) at the applicable Individual Property which Lender will endeavor to fund within one (1) Business Day of Borrower’s request therefor, (iii) Capital Expenditures, Replacements, PIP Work and Brand Mandated Work (iv) Hotel Taxes and Custodial Funds, (v) costs incurred in connection with the purchase of any FF&E, (vi) intentionally omitted, (vii) voluntary prepayment of the (A) Loan in accordance with Section 2.4.1, Section 2.5.1 or Section 6.4(c) hereof (including payment of any costs incurred with a Defeasance Event and/or the Yield Maintenance Premium) or (B) Mezzanine Loan in accordance with Section 2.4.1, Section 2.5.1 or Section 6.4(c) thereof (including payment of any costs incurred with a Defeasance Event and/or the Yield Maintenance Premium) (provided such prepayment is made pro rata between the Loan and the Mezzanine Loan), (viii) legal, audit, tax and accounting (including actual costs incurred by MGP OP or BREIT OP (directly or indirectly) and its service providers for back-office accounting and for costs associated with the applicable Individual Property or Borrower); provided that Excess Cash Flow shall not be used for expenses in connection with (A) the enforcement of Borrower’s rights under the Loan Documents, as applicable or (B) any defense of any enforcement by Lender of its rights under the Loan Documents, (ix) costs incurred in connection with the renewal, extension or purchase of a Letter of Credit, (x) costs of Restoration in excess of available Net Proceeds, (xi) Debt Service and/or Mezzanine Loan Debt Service, (xii) any fees and costs payable by Borrower, including to Lender, subject to and in compliance with the Loan Documents, including, without limitation costs to extend any PLL Policy, (xiii) costs associated with the MGM/Mandalay Lease, existing Leases or any new Leases entered into pursuant to the terms of this Agreement, including costs related to tenant improvement allowances, leasing commissions, Tenant related Capital Expenditures, tenant inducement payments and relocation costs, vacant space preparation costs and marketing costs with respect to potential leasing at any Individual Property, (xiv) principal prepayments of the Loan or Mezzanine Loan in the amount necessary to achieve a DSCR Cure (which, with respect to the Loan, shall be applied to Note A and Note B in accordance with Section 2.4.4 hereof), (xv) Approved Alterations, (xvi) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in this Agreement and/or the Cash Management Agreement), (xvii) Permitted REIT Distributions and (xviii) such other items as reasonably approved by Lender.

Provided no Event of Default has occurred and is continuing, on each Payment Date occurring after the Anticipated Repayment Date, all funds in the Excess Cash Flow Reserve Account shall be applied by Lender (x) first, toward the Additional Interest Amount in accordance with Section 2.3.1(b) hereof and (y) second, to reduce the outstanding principal balance of the Loan, in each case, on a dollar-for-dollar basis.
(b)    Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account upon the occurrence of a Cash Trap Event Cure or the date Borrower delivers an Excess Cash Flow Guaranty pursuant to Section 7.5.2(c) hereof shall be paid to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account upon a Cash Trap Event Cure shall be paid (i) provided a cash sweep event under the Mezzanine Loan is then continuing or any amounts are then due and payable to Mezzanine Lender, to Mezzanine Lender to be held by Mezzanine Lender pursuant to the Mezzanine Loan Agreement for the purposes described therein and (ii) if the Mezzanine Loan is no longer outstanding or if there does not then exist a cash sweep event under the Mezzanine Loan and all amounts due and payable to Mezzanine Lender have been paid, to Borrower. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account after the Debt and all amounts due to Lender have been paid in full or following a Total Defeasance Event shall be paid (A) if any portion of the Mezzanine Loan is then outstanding, to Mezzanine Lender to be held by Mezzanine Lender pursuant to the Mezzanine Loan Agreement for the purposes described therein and (B) if no portion of the Mezzanine Loan is outstanding, to Borrower.
(c)    In lieu of Agent depositing all Excess Cash Flow into the Excess Cash Flow Reserve Account in accordance with Section 7.5.1 hereof and Section 4.1(i) of the Cash Management Agreement and for so long as (x) no ARD Failure Event has occurred, (y) no Event of Default has occurred and is continuing and (z) BREIT OP owns a direct and/or indirect interest in Borrower, Borrower shall have the right to cause an Excess Cash Flow Guarantor to deliver to Lender the Excess Cash Flow Guaranty, provided, that, as a condition precedent to the delivery of such Excess Cash Flow Guaranty to Lender, Borrower shall deliver to Lender, at Borrower’s sole cost and expense (i) an Additional Insolvency Opinion in respect of such Excess Cash Flow Guaranty in form and substance reasonably satisfactory to Lender if such disbursement of such amounts would cause the aggregate amount of obligations then outstanding under the Excess Cash Flow Guaranty (plus any outstanding amount under any Letter of Credit if the applicant thereunder is (x) BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in Borrower, (y) MGP OP or a subsidiary of MGP OP that directly or indirectly owns 49% or more of the equity interests in Borrower and/or (z) a subsidiary of each of BREIT OP and/or MGP OP that in the aggregate directly or indirectly owns 49% or more of the equity interests in Borrower) to exceed fifteen percent (15.00%) of the then outstanding principal balance of the Loan and (ii) a legal opinion that the Excess Cash Flow Guaranty has been duly authorized, executed and delivered by the Excess Cash Flow Guarantor, and that the Excess Cash Flow Guaranty is valid, binding and enforceable against Excess Cash Flow Guarantor in accordance with its terms, which opinions shall be in form and substance substantially similar to the opinions delivered by Borrower’s counsel upon the closing of the Loan with respect to validity, authority, execution and enforceability, and which may be relied upon by Lender and the Rating Agencies. In no instance shall Borrower be entitled to request, nor shall Lender be obligated to disburse, Excess Cash Flow to Borrower in lieu of depositing the same into the Excess Cash Flow Reserve Account if (I) an Event of Default has occurred and is continuing and/or (II) such Excess Cash Flow is not guaranteed pursuant to the Excess Cash Flow Guaranty. Notwithstanding anything contained herein to the contrary, no Person other than an Excess Cash Flow Guarantor shall be permitted to deliver the Excess Cash Flow Guaranty in accordance with this Section 7.5.2(c). Upon the earliest to occur of (i) a monetary Event of Default, (ii) a Priority Payment Cessation Event, and (iii) the delivery of a deed in lieu of foreclosure, Borrower (or Excess Cash Flow Guarantor, pursuant to the Excess Cash Flow Guaranty) shall remit to Lender an amount equal to the Guaranteed Excess Cash Flow as of such date, which amount shall at Lender’s option either be deposited by Lender into the Excess Cash Flow Reserve Account or applied in accordance with Section 7.5 as if such amounts had been contained in the Excess Cash Flow Reserve Account.
Section 7.6.    Reserve Funds, Generally. Borrower hereby grants to Lender a security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Subject to Priority Waterfall Payments made pursuant to Section 3.5 of the Cash Management Agreement and Section 2.6.2(d) hereof, upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account and shall be invested only in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. All interest or other earnings on the Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed or applied, as applicable, in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds, provided such Reserve Funds are held in an Eligible Account and invested only in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and reasonable, actual, out-of-pocket, costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent any of the foregoing results from Agent’s or Lender’s or Servicer’s gross negligence, willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured. Notwithstanding anything to the contrary contained herein, any amount remaining in the Reserve Funds after the Debt has been paid in full or a Total Defeasance Event shall be returned to Borrower.

Section 7.7.    Distributions to Mezzanine Lender.
(a)    Notwithstanding anything to the contrary contained herein, any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned (A) if any portion of the Mezzanine Loan is then outstanding, to the Mezzanine Lender to be held by the Mezzanine Lender pursuant to the Mezzanine Loan Agreement for the purposes described therein and (B) if no portion of the Mezzanine Loan is then outstanding, to Borrower.
(b)    Notwithstanding anything to the contrary contained herein, any portions of the Reserve Funds that are to be paid, returned or delivered to the Mezzanine Lender shall be in the case paid, returned or delivered to the Mezzanine Lender, deemed to be disbursed to the Mezzanine Borrower and therefrom disbursed to the Mezzanine Borrower for payment to the Mezzanine Lender.
ARTICLE VIII.
DEFAULTS
Section 8.1.    Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i)    if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt (including any deposits to the Reserve Funds to the extent Borrower is required to make any such deposits in accordance with the terms and provisions hereof) not specified in the foregoing clauses (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;
(ii)    if any of the real property Taxes or material Other Charges are not paid prior to the date upon which such payment becomes delinquent, other than those Taxes or material Other Charges being contested by Borrower or MGM/Mandalay Tenant in accordance with Section 5.1.2 hereof (provided, it shall not be an Event of Default (A) if there are sufficient funds in the Tax and Insurance Escrow Fund to pay such Taxes prior to the date upon which such payment becomes delinquent and Lender is required to use such amounts for the payment of such Taxes hereunder and Servicer or Lender fails to make such payment in accordance with the Loan Documents, or (B) if the Property is subject to the MGM/Mandalay Lease, unless MGM/Mandalay Tenant is contesting such Taxes or material Other Charges in accordance with the MGM/Mandalay Lease, Borrower shall pay, or cause to be paid, such real property Taxes or material Other Charges within ninety (90) days of the date upon which payment becomes delinquent so long as the failure to pay the same would not reasonably be expected to have a material adverse effect on the Borrower or the Property);

(iii)    if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;
(iv)    if Borrower or any other Loan Party consummates a Transfer of any portion of the Property without Lender’s prior written consent in violation of Section 5.2.9 hereof;
(v)    if any representation or warranty made by Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower or any other Loan Party shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided that if such untrue representation or warranty is susceptible of being cured, Borrower and any other Loan Party shall have the right to cure such representation or warranty within thirty (30) days of receipt of written notice from Lender;
(vi)    if Borrower or any other Loan Party shall make an assignment for the benefit of creditors;
(vii)    if a receiver, liquidator or trustee shall be appointed for Borrower or any other Loan Party or if Borrower or any other Loan Party shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower or any other Loan Party, shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any other Loan Party, upon the same not being discharged, stayed or dismissed within ninety (90) days;
(viii)    if Borrower or any other Loan Party assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(ix)    if a Guarantor Bankruptcy Event occurs with respect to Guarantor, provided, however, it shall be at Lender’s option to determine whether the foregoing shall be an Event of Default and provided, further, in any case, it shall not be an Event of Default under this Section 8.1(a)(ix) if (x) a Replacement Guarantor or Substitute Guarantor shall have assumed all of the liabilities and obligations of Guarantor under the Loan Documents executed by Guarantor or executed a Substitute Guaranty in accordance with the terms hereunder or (y) (i) MGP OP and BREIT OP are Guarantors on a several basis, (ii) one of MGP OP or BREIT OP is not subject to such Guarantor Bankruptcy Event and (iii) such Guarantor not subject to such Guarantor Bankruptcy Event agrees to increase its Liability Percentage (as defined in the Guaranty as of the Closing Date) to one hundred percent (100%);

(x)    if Borrower or any other Loan Party breaches any covenant contained in Section 5.1.25 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) (i) if such breach is inadvertent and non-recurring or (ii) if such breach is curable, if Borrower or any other Loan Party shall promptly cure such breach within thirty (30) days after such breach occurs, and (B) upon the written request of Lender, if Borrower or any other Loan Party promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;
(xi)    with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xii)    if any of the assumptions related to the Borrower or any other Loan Party, contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect, provided, however, that any such breach shall not constitute an Event of Default (A) (i) if such breach is inadvertent and non-recurring or (ii) if such breach is curable, if Borrower or any other Loan Party shall promptly cure such breach within thirty (30) days after such breach occurs, and (B) upon the written request of Lender, if Borrower or any other Loan Party promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;
(xiii)    for so long as the Property is not subject to the MGM/Mandalay Lease and is subject to a Management Agreement that is not a Brand Management Agreement, if a material default by Borrower or any other Loan Party has occurred and continues beyond any applicable cure period under the Management Agreement and if such default permits the Manager thereunder to terminate or cancel the Management Agreement, or the term of the Management Agreement expires and in each case, unless Borrower enters into (x) a Management Agreement or (y) MGM/Mandalay Lease within thirty (30) days’ notice of such default (subject to the applicable cure period) or the date of such expiration;
(xiv)    for so long as the Property is not subject to the MGM/Mandalay Lease and is subject to a Brand Management Agreement, if, without Lender’s prior written consent, (a) the Brand Management Agreement is terminated (unless within five (5) Business Days of such termination Borrower enters into (x) a Brand Management Agreement, (y) a Management Agreement that is not a Brand Management Agreement and either (1) a Franchise/License Agreement or (2) a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components or (z) a MGM/Mandalay Lease), (b) the Brand Management Agreement is materially amended in violation of the terms hereof or (c) there is a material default by Borrower under the Brand Management Agreement beyond any applicable notice or grace period that permits the Brand Manager thereunder to terminate or cancel the Brand Management Agreement and Lender delivers a written notice of Event of Default in connection therewith to Borrower (a “Brand Management Default Election Notice”) (unless, within forty-five (45) days after receipt of the Brand Management Default Election Notice, Borrower (1) cures such material default and such cure is accepted by the applicable Brand Manager or (2) enters into (x) a Brand Management Agreement, (y) a Management Agreement that is not a Brand Management Agreement and either (1) a Franchise/License Agreement or (2) a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components or (z) a MGM/Mandalay Lease);
(xv)    for so long as the Property is not subject to the MGM/Mandalay Lease and is subject to a Casino Management Agreement, if, without Lender’s prior written consent, (a) the Casino Management Agreement is terminated (unless within five (5) Business Days of such termination Borrower enters into (x) a Casino Management Agreement or (y) a MGM/Mandalay Lease), (b) the Casino Management Agreement is materially amended in violation of the terms hereof or (c) there is a material default by Borrower under the Casino Management Agreement beyond any applicable notice or grace period that permits the Casino Operator thereunder to terminate or cancel the Casino Management Agreement and Lender delivers a written notice of Event of Default in connection therewith to Borrower (a “Casino Management Default Election Notice”) (unless, within forty-five (45) days after receipt of the Casino Management Default Election Notice, Borrower (1) cures such material default and such cure is accepted by the applicable Casino Operator or (2) enters into (x) a Casino Management Agreement or (y) a MGM/Mandalay Lease);
(xvi)    if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, any other Loan Party or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
(xvii)    for so long as the Property is not subject to the MGM/Mandalay Lease and subject to a Franchise/License Agreement, if, without Lender’s prior written consent, (a) the Franchise/License Agreement is terminated (unless within five (5) Business Days of such termination Borrower enters into a (w) a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, (x) Franchise/License Agreement, (y) a Brand Management Agreement or (z) a MGM/Mandalay Lease), (b) the Franchise/License Agreement is materially amended in violation of Section 5.2.1 or (c) there is a material default by Borrower under the Franchise/License Agreement (including a default thereunder that results in a breach of Section 5.1.20 or 5.2.1 hereof) beyond any applicable notice or grace period that permits the Franchisor/Licensor thereunder to terminate or cancel the Franchise/License Agreement and Lender delivers a written notice of Event of Default in connection therewith to Borrower (a “Franchise/License Default Election Notice”) (unless, within forty-five (45) days after receipt of such Franchise/License Default Election Notice, Borrower (1) cures such material default and such cure is accepted by the Franchisor/Licensor or (2) enters into (w) a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, (x) a Franchise/License Agreement, (y) a Brand Management Agreement or (z) a MGM/Mandalay Lease);
(xviii)    Guarantor breaches any of the Guarantor Financial Covenants and a Substitute Guaranty is not delivered in accordance with the terms of the Guaranty and the Loan Agreement;
(xix)    Intentionally omitted;
(xx)    for so long as the Property is subject to the MGM/Mandalay Lease, if Borrower consents to MGM/Mandalay Tenant (A) ceasing to do business as a hotel and casino at the Property or (B) terminating such business for any reason whatsoever (in each case other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation) without Lender’s prior written consent in violation of the provisions of this Agreement;
(xxi)    for so long as the Property is subject to the MGM/Mandalay Lease, (A) Borrower amends the MGM/Mandalay Lease, MGM/Mandalay Lease Guaranty or any other MGM/Mandalay Lease Document without the prior written consent of Lender if required pursuant to this Agreement or (B) Borrower terminates (or consents to the termination of) the MGM/Mandalay Lease, MGM/Mandalay Lease Guaranty or any other MGM/Mandalay Lease Document without Lender’s prior written consent but only to the extent Lender’s prior written consent was required by the provisions of this Agreement;
(xxii)    Intentionally omitted;
(xxiii)    for so long as the Property is subject to the MGM/Mandalay Lease, Borrower consents to any Transfer of MGM/Mandalay Tenant’s leasehold interest in the Property or the MGM/Mandalay Lease without Lender’s prior written consent but only to the extent Lender’s prior written consent was required by the provisions of this Agreement; or (xxiv) if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or any other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.
(b)    During the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower or any other Loan Party and in and to all or any of the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, any other Loan Party and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.2.    Remedies. (a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or any other Loan Party under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and the other Loan Parties or at law or in equity may be exercised by Lender at any time and from time to time, to the extent permitted by applicable law, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower and each other Loan Party agree that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or any other Loan Party’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b)    With respect to Borrower, the other Loan Parties and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of all of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, during the continuance of an Event of Default, (i) Lender shall have the right from time to time to partially foreclose any Mortgage in any manner and for any amounts secured by such Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, in the event Borrower or any other Loan Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest, (ii) Lender may foreclose one or more of the Mortgages to recover such delinquent payments or (iii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose one or more of the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.
(c)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its respective true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(d)    As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale (or conveyance in lieu).
Section 8.3.    Additional Provisions Regarding MGM/Mandalay Lease. Upon the occurrence of an Event of Default hereunder arising from any default or breach by MGM/Mandalay Tenant, MGM/Mandalay Lease Guarantor, MGM/Mandalay Operating Subtenant or any of their respective Affiliates under the MGM/Mandalay Lease, any of the other MGM/Mandalay Lease Documents or any MGM/Mandalay Operating Sublease (each of the foregoing, an “MGM/Mandalay Lease Default”), Lender shall not commence any judicial or non-judicial foreclosure proceeding, exercise any power of sale, take a deed or assignment in lieu of foreclosure, obtain a receiver or take any other enforcement action to take possession or control of the Property or any portion thereof, accelerate the Debt or apply amounts in the Lockbox Account, Cash Management Account or Reserve Funds to the payment of the Debt (except for Priority Waterfall Payments) and shall not restrict Borrower’s right to make a payment or perform its obligations hereunder as a result of such Event of Default (each, an “Enforcement Action”), unless such Event of Default shall be continuing for (i) in the case of any MGM/Mandalay Lease Default which can be cured by the payment of a sum of money, five (5) Business Days after such MGM/Mandalay Lease Default and (ii) in the case of any other MGM/Mandalay Lease Default, thirty (30) days after such MGM/Mandalay Lease Default, provided, that if such non-monetary MGM/Mandalay Lease Default cannot actually be cured by Borrower within such thirty (30) day period without repaying the Loan in full, so long as Borrower shall have commenced to cure such MGM/Mandalay Lease Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such MGM/Mandalay Lease Default, so long as Borrower is thereafter diligently and expeditiously proceeding to cure the same (which for purposes of this Section 8.3 include Borrower enforcing rights and remedies under the MGM/Mandalay Lease or seeking a replacement MGM/Mandalay Tenant in accordance with the terms hereunder or seeking refinancing sources to repay the Loan in full), such period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such MGM/Mandalay Lease Default, such additional period not to exceed three hundred sixty-five (365) days after such Event of Default (which cure may include the termination of the MGM/Mandalay Lease and the entrance into (x) a new MGM/Mandalay Lease or (y) (1) a Casino Management Agreement and (2) (A) a Brand Management Agreement or (B) a Management Agreement that is not a Brand Management Agreement if (i) Borrower has a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components or (ii) Borrower does not have a license to use the MGM/Mandalay Brand Names in connection with the operation of the Hotel Components, a Franchise/License Agreement).
Section 8.4.    Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower and any other Loan Party pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any other Loan Party shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any other Loan Party or to impair any remedy, right or power consequent thereon.

ARTICLE IX.
SPECIAL PROVISIONS
Section 9.1.    Sales and Securitization.
9.1.1.    Sale of Notes and Securitization. Borrower acknowledges and agrees that Lender may (i) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents to (A) an Eligible Assignee, or (B) any other Person reasonably approved by Borrower (such approval not to be unreasonably withheld, conditioned or delayed), (ii) sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer or syndicate all or any portion of the Loan and the Loan Documents to an Affiliate of a Lender (provided that such Affiliate is (A) an Eligible Assignee (other than the requirement to satisfy the economic threshold contained in clause (i) of the definition of the Eligibility Requirements) or (B) otherwise reasonably approved by Borrower (such approval not to be unreasonably withheld, conditioned or delayed)), (iii) sell participation interests in the Loan or (iv) consummate one or more private or public securitizations of rated or unrated single class or multi class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (the transactions referred to in clause (iv) shall hereinafter be referred to as a “Securitization”). For the avoidance of doubt, in no instance shall the restriction on the sale, assignment, syndication or participation of the Loan or any portion thereof to an Eligible Assignee or to a Person otherwise reasonably approved by Borrower apply (1) to any Securitization or to any Securities issued in connection therewith, (2) to any sale or transfer of the Loan following an assumption of the Loan pursuant to Section 5.2.9(f) hereof or (3) during the continuance of an Event of Default. At the request of Lender, and to the extent not already provided by Borrower or any other Loan Party under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower, any other Loan Party or any of their respective Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such sale, syndication, participation or Securitization including, without limitation, to:
(a)    provide additional and/or updated Provided Information;
(b)    review, and comment on the Disclosure Documents delivered to Borrower, which Disclosure Documents shall be delivered for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;
(c)    deliver an updated Insolvency Opinion;
(d)    deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any

Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;
(e)    subject to Section 9.3 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Property, Borrower, each other Loan Party and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower and any applicable other Loan Party shall provide an updated representation or warranty);
(f)    if requested by Lender, review the following sections of the Disclosure Documents: (i) in the case of the term sheet, the sections titled “Executive Summary and Transaction Highlights”, “Structural Overview — Mortgage Loan Monthly Payments”, “Certain Mortgage Loan Terms”, “Property Overview”, “Sponsorship Overview” (which for the avoidance of doubt shall exclude MGM) and “Historical and Underwritten Financials” (limited to historical financials) (or sections similarly titled or covering similar subject matters) and (ii) in the case of the other Disclosure Documents, the sections titled “Summary of Offering Circular” (solely to the extent “Summary of Offering Circular” relates to Borrower, Principal, Guarantor, any Loan Party, Manager (if Manager is an Affiliated Manager), the MGM/Mandalay Lease, the Management Agreement, the Franchise/License Agreement, the Loan and the Properties), “Description of the Properties,” “Description of the Mortgages,” “Description of the Mortgage Loan,” “Description of the Borrower, Guarantor and Related Parties” (which for the avoidance of doubt shall exclude MGM), “Description of the Property Manager” (if Manager is an Affiliated Manager), “Description of the MGM/Mandalay Lease,” “Description of the Management Agreement and Management Agreement SNDA,” “Description of the Franchise/License Agreement,” “Use of Proceeds,” “Annex A — Mortgage Loan Collateral Schedule”, “Annex E — Representations and Warranties of the Borrower,” and “Annex F Organizational Structure of the Borrower” (or sections similarly titled or covering similar subject matters);
(g)    execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization; provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower, Principal or Guarantor, or (y) any other obligation or liability of Borrower under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the weighted average spread of the Loan in place immediately prior to such amendment (except following an Event of Default or due to principal payments with respect to the Loan or a Casualty or Condemnation), (iii) shall not affect the aggregate amortization of the Loan (i.e. none), (iv) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (v) shall not affect the time periods during which Borrower is permitted to perform any obligations under the Loan Documents, (vi) shall not decrease any of Borrower’s, Principal’s or Guarantor’s rights or remedies under the Loan Documents in any respect and (vii) any such amendments shall be in substantially the same form as this Agreement; and

(h)    if reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.
9.1.2.    Mezzanine Loan. Lender covenants and agrees that at no time shall Lender have the right to bifurcate the Loan into one or more mezzanine loans (i) prior to the first Securitization of the Loan without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed, provided the amendment(s) to the Loan Documents and the new mezzanine loan documents contain mezzanine provisions substantially similar to what Lender and Affiliates of Borrower have agreed to in past transactions and (ii) after the first Securitization of the Loan. Notwithstanding anything to the contrary herein, all reasonable costs and expenses incurred by Borrower and/or Lender in connection with any new mezzanine loan (including, without limitation, any documentary stamp taxes, intangible taxes and other recording taxes) shall be paid in accordance with Section 9.1.4 hereof.
9.1.3.    Intentionally Omitted.
9.1.4.    Costs. All reasonable, out-of-pocket third-party costs and expenses incurred by Borrower, any other Loan Party and Guarantor in connection with Borrower’s complying with this Section 9.1 (including, without limitation, any documentary stamp, intangible tax and any other mortgage taxes) and any fees and expenses of the Rating Agencies incurred in connection with a sale, syndication or participation of the Loan and/or Securitization shall be paid by Lender, provided, that Borrower shall be responsible for payment of all of Borrower’s, any other Loan Party’s and Guarantor’s respective attorneys’ fees and expenses.
Section 9.2.    Securitization Indemnification. (a) Borrower and each other Loan Party understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act, or the Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that any Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and each other Loan Party will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.
(b)    The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at Lender’s request in connection with each Securitization, reviewed the following sections of the Disclosure Documents: (1) in the case of the term sheet, the sections titled “Executive Summary and Transaction Highlights”, “Structural Overview — Mortgage Loan Monthly Payments”, “Certain Mortgage Loan Terms,” “Property Overview”, “Sponsorship and Management Overview” (which for the avoidance of doubt shall exclude MGM) and “Historical and Underwritten Financials” (limited to historical financials) (or sections similarly titled or covering similar subject matters) and (2) in the case of the other Disclosure Documents, the sections titled “Summary of Offering Circular” (solely to the extent “Summary of Offering Circular” relates to Borrower, Principal, Guarantor, any Loan Party, Manager (if Manager is an Affiliated Manager), the MGM/Mandalay Lease, the Management Agreement, the Franchise/License Agreement, the Loan and the Properties), “Description of the Properties,” “Description of the Mortgages,” “Description of the Mortgage Loan,” “Description of the Borrower, Guarantor and Related Parties” (which for the avoidance of doubt shall exclude MGM), “Description of the Property Manager” (if Manager is an Affiliated Manager), “Description of the MGM/Mandalay Lease,” “Description of the Management Agreement and Management Agreement SNDA,” “Description of the Franchise/License Agreement,” “Use of Proceeds,” “Annex A — Mortgage Loan Collateral Schedule,” “Annex E — Representations and Warranties of the Borrower” and “Annex F — Organizational Structure of the Borrower” or similar sections, in each case, (I) solely to the extent each of the foregoing relate to Borrower, Principal, Guarantor, any Loan Party, the Manager (if Manager is an Affiliated Manager), the MGM/Mandalay Lease, the Management Agreement, the Franchise/License Agreement, the Loan and the Properties, and (II) excluding (v) any statements and information relating to the cities and regions in which the Property are located (other than the Property addresses), including local market information and local market performance data, (w) any underwritten financial information (except to the extent such underwritten financial information is included in the Provided Information), (x) any information (including financial information or forecasted information) that is solely obtained from any third-party report, including, without limitation, zoning reports, appraisals, property condition reports or environmental reports, (y) any electronic media (except those portions of Annex A that are not otherwise excluded pursuant to this clause (A) and Annex E) and (z) any financial projections or reforecasts relating to the performance of the Properties and other Collateral (except to the extent such projections or reforecasts are included in the Provided Information) (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying the Indemnified Persons for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations) (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Indemnifying Persons may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided. Notwithstanding the foregoing, the indemnification agreement shall not require, with respect to any financial projections or reforecasts that are included in the Provided Information or in the Disclosure Documents (to the extent such projections or reforecasts are included in the Provided

Information), that the Indemnifying Persons be liable for any Liabilities resulting from the actual results being different from such projections or reforecasts so long as (i) the Indemnifying Persons had no reason to believe that such projections or reforecasts were materially inaccurate and (ii) the Indemnifying Persons have disclosed to Lender all facts known to them and have not failed to disclose any fact known to them, in each case that could be reasonably expected to cause any such projections or reforecasts or made herein to be materially misleading.
(c)    In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading; (ii) reimburse each Indemnified Person for any legal or other out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, that, notwithstanding anything to the contrary contained herein, (A) the Indemnifying Persons shall not be responsible for (x) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) relating to untrue statements or omissions in any Covered Disclosure Information for which Borrower provided reasonable prior notice to Lender in writing prior to the applicable filings under the Exchange Act, or (y) any liabilities relating to any filings under the Exchange Act (or the applicable provisions thereof) that Borrower is not first provided a reasonable opportunity to review; and (iii) the Indemnifying Persons shall not be liable for any misstatements or omissions in the applicable filings under the Exchange Act relating to Covered Disclosure Information resulting from (A) Lender’s failure to accurately transcribe written information by or on behalf of the Indemnifying Persons to Lender unless Borrower was provided a reasonable opportunity to review such filings under the Exchange Act with respect to the Covered Disclosure Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions and (B) Lender’s failure to incorporate any comment provided by Borrower in writing into the Covered Disclosure Information.
(d)    Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel and local counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
(e)    Borrower shall jointly and severally indemnify Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading, provided that, notwithstanding anything to the contrary contained herein, (i) the Indemnifying Persons shall not be responsible for any (x) liabilities relating to untrue statements or omissions in any Covered Rating Agency Information which Borrower was provided an opportunity to review and provided notice to Lender in writing prior to the pricing of any Securities or (y) any liabilities relating to any Covered Rating Agency Information (or the applicable provisions thereof) that Borrower is not first provided an opportunity to review; (ii) the Indemnifying Persons shall not be liable for any misstatements or omissions in any Covered Rating Agency Information resulting from Lender’s failure to accurately transcribe written information provided by or on behalf of the Indemnifying Persons to Lender unless Borrower was provided a reasonable opportunity to review such Covered Rating Agency Information (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions and (iii) the Indemnifying Persons shall not be liable for any portion of the Covered Rating Agency Information to the extent that the Lender does not incorporate any comment provided by Borrower in writing with respect to such Covered Rating Agency Information.
(f)    Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless (i) the Indemnifying Person shall have given the Indemnified Persons reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings and (ii) such settlement, compromise or judgment does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).
(g)    The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.
(h)    The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third-party beneficiaries under this Section 9.2.
(i)    The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
(j)    Notwithstanding anything to the contrary contained herein, Borrower and the other Loan Parties shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.
Section 9.3.    Exculpation.
(a)    Subject to the qualifications set forth in this Section 9.3, Lender shall not enforce the liability and obligation of Borrower or any other Loan Party to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan

Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any other Loan Party, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents (including, without limitation, the MGM/Mandalay Lease Rents), or any other Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower and any other Loan Party only to the extent of Borrower’s and any other Loan Party’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any other Loan Party in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 9.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower or any other Loan Party as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or any other Loan Party in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties.
(b)    Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to enforce the liability and obligation of Borrower and the other Loan Parties, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred by Lender) arising out of or incurred in connection with the following actions or omissions:
(i)    fraud or material and willful misrepresentation by Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by BREIT, MGP or Guarantor in connection with the Loan;
(ii)    willful misconduct by Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by BREIT, MGP or Guarantor, that results in physical damage or waste to the Property;
(iii)    the removal or disposal by, or on behalf, of Borrower, any other Loan Party, Guarantor, or any Affiliate of Borrower, any other Loan Party or Guarantor Controlled by BREIT, MGP or Guarantor, of any portion of the Property during the continuance of an Event of Default;

(iv)    the misappropriation or conversion by any Individual Borrower, any other Loan Party, Guarantor or any Affiliate of such Individual Borrower, any other Loan Party or Guarantor Controlled by BREIT, MGP or Guarantor of (A) any Insurance Proceeds paid by reason of a Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of any Individual Property, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one month in advance;
(v)    a material breach by Borrower or any other Loan Party or material failure by Borrower or any Loan Party to comply with the covenants set forth in Section 5.1.25(a) or (b) hereof (provided, however that (1) there shall be no liability hereunder (x) for trade payables or other operational Debt incurred in the ordinary course of business or as may otherwise be permitted in accordance with this Agreement or for the failure to pay such trade payables or operational debt as a result of insufficient funds having been generated from the Property for Borrower’s or any Loan Party’s business operations or (y) if reserve funds held by Lender and specifically allocated for such amount have not been made available to Borrower by Lender to pay such outstanding amounts, shall not, in each case, in and of itself, cause any liability under this Section 9.3(b)(v) and (2) the foregoing shall not require Borrower’s equityholders to make any additional capital contributions or loans to Borrower);
(vi)    if Borrower fails to obtain Lender’s prior written consent to any financing or other voluntary Lien encumbering any Individual Property, if such consent is required in accordance with the applicable provisions of the Loan Documents;
(vii)    any voluntary termination, or any voluntary, material modification of the MGM/Mandalay Lease (to the extent the Property is subject to the MGM/Mandalay Lease) by Borrower without Lender’s prior written consent in violation of this Agreement;
(viii)    if Borrower or any other Loan Party fails to obtain Lender’s prior written consent to any Sale or Pledge of the Property or a Transfer of the ownership interests in Borrower or the other Loan Parties, in each case, to the extent required by Section 5.2.9 hereof, and in each case, excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from the exercise of Lender’s rights under the Loan Documents or the Mezzanine Lender’s rights under the Mezzanine Loan Documents or the consummation of any remedial or enforcement action by the Lender or any holder of the Mezzanine Loan of the collateral for the Loan or the Mezzanine Loan, including, without limitation, any foreclosure, deed-in-lieu or assignment in lieu of foreclosure and the exercise of any rights of Lender or the Mezzanine Lender under the Mortgages or any Pledge Agreement, including, without limitation, any right to vote any pledged securities or any right to replace officers and directors of any Person (collectively, a “Foreclosure”), shall not be a Transfer in violation of Section 5.2.9 hereof; and

(ix)    to the extent that (A) the Property is not subject to the MGM/Mandalay Lease and (B) Borrower obtains a PLL Policy that does not run through the Required PLL Period and Borrower fails to renew, replace or extend such PLL Policy through the Required PLL Period as required under Section 6.1(a)(xiii), any liability pursuant to Section 4 of the Environmental Indemnity (other than Section 4(a)(1) thereof) that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, provided, however that there shall be no liability hereunder (x) for any amounts in excess of the applicable coverage amounts of the PLL Policy had the PLL Policy been renewed, replaced or extended through the Required PLL Period and (y) for any amounts which are recovered from the PLL Policy.
(c)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim against Borrower for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of: (A) any Individual Borrower or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition by any Person against any Individual Borrower or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which any Individual Borrower, Principal or Guarantor or any Affiliate of Borrower, Principal or Guarantor Controlled by BREIT, MGP or Guarantor colludes with, or otherwise assists, such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Principal; (C) any Individual Borrower, Principal or Guarantor or any Affiliate of Borrower, Principal or Guarantor Controlled by BREIT, MGP or Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against any Individual Borrower or Principal, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Individual Borrower or Principal, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for any Individual Borrower or Principal, or any portion of the Property; or (E) the Mortgage or other Loan Document being deemed a fraudulent conveyance or preference or otherwise being deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code, including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statues or similar laws.
Section 9.4.    Matters Concerning Manager. For so long as the Property is not subject to the MGM/Mandalay Lease and subject to a Management Agreement, if (i) other than to the extent that an Individual Property is subject to a Brand Management Agreement, an Event of Default hereunder has occurred and is continuing, (ii) Manager shall become subject to a Bankruptcy Action or (iii) to the extent that an Individual Property is subject to a Brand Management Agreement, (x) an Event of Default hereunder has occurred and is continuing, (y) an event of default by the Brand Manager under the Brand Management Agreement has occurred and is continuing, and (z) Borrower has the right to terminate the Brand Manager as a result of such event of default, Borrower shall, in each case, solely to the extent Borrower has an explicit contractual right which may be exercised without any fee or penalty, at the request of Lender, exercise its contractual rights under such Management Agreement to terminate such Management Agreement and replace such Manager with a new Manager who agrees to assume Manager’s obligations under the CBA in a manner that avoids the imposition of withdrawal liability under the CBA pursuant to a Management Agreement; provided that with respect to clause (i) above, such termination shall be upon not less than thirty (30) days’ notice (unless the Manager is an Affiliate of Borrower, in which case such notice shall not be required).
Section 9.5.    Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in curing any Event of Default hereunder and which are provided for under the Servicing Agreement or actual, out-of-pocket expenses paid by Servicer in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums), (b) the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (c) customary and reasonable servicing fees and expenses (subject to any caps set forth in this Agreement) in connection with any special requests made by Borrower to Servicer during the term of the Loan.
Section 9.6.    Matters Concerning Franchisor/Licensor. For so long as the Properties are not subject to the MGM/Mandalay Lease, if (a) an Event of Default has occurred and is continuing, and if the Franchisor/Licensor is not an Affiliate of Borrower, solely to the extent permitted pursuant to the Franchise/License Agreement (if any) or the applicable comfort letter without any fee or penalty or (b) Franchisor/Licensor shall become subject to a Bankruptcy Action, Borrower shall in each case solely to the extent Borrower has an explicit contractual right which may be exercised, at the request of Lender, exercise its contractual rights under a Franchise/License Agreement to terminate such Franchise/License Agreement and replace the

Franchisor/Licensor with a Franchisor/Licensor pursuant to a Franchise/License Agreement; provided that with respect to clause (a) above, such termination shall be after thirty (30) days’ prior written notice if Franchisor/Licensor is an Affiliate of Borrower.
Section 9.7.    Register.
(a)    The Servicer, or if no Servicer has been engaged, Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury Regulations. The entries in the Register and Participant Register shall be conclusive absent manifest error. The Borrower, Lender and the Servicer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, Lender and the Servicer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower and Lender acknowledge that the Notes are in registered form and may not be transferred except by register.
(b)    Borrower agrees that each participant pursuant to Section 9.1 shall be entitled to the benefits of Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.7(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.
Section 9.8.    Matters Concerning Casino Operator. For so long as the Property is not subject to the MGM/Mandalay Lease and is subject to a Casino Management Agreement, if an Event of Default has occurred and is continuing, solely to the extent permitted pursuant to such Casino Management Agreement without any fee or penalty, Borrower shall, solely to the extent

Borrower has an explicit contractual right which may be exercised, at the request of Lender, exercise its contractual rights under such Casino Management Agreement to terminate such Casino Management Agreement and replace the then-current Casino Operator with another Casino Operator pursuant to a new Casino Management Agreement.
ARTICLE X.
MISCELLANEOUS
Section 10.1.    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower or any other Loan Party, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 10.2.    Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 10.3.    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND THE OTHER LOAN PARTIES IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, OTHER THAN WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY, ENFORCEMENT AND FORECLOSURE OF THE SECURITY INTERESTS IN THE LOCKBOX ACCOUNT AND CASH MANAGEMENT ACCOUNT WHICH SHALL BE GOVERNED BY THE LAW OF

THE STATE OF NEW YORK, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER OR THE OTHER LOAN PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND THE OTHER LOAN PARTIES WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER AND THE OTHER LOAN PARTIES DOES HEREBY DESIGNATE AND APPOINT:
CORPORATION SERVICES COMPANY
1180 AVENUE OF THE AMERICAS, SUITE 210
NEW YORK, NEW YORK 10036-8401
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER AND THE OTHER LOAN PARTIES IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER AND THE OTHER LOAN PARTIES IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF BORROWER AND THE OTHER LOAN PARTIES (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4.    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower or such other Loan Party to any other or future notice or demand in the same, similar or other circumstances.
Section 10.5.    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 10.6.    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by electronic mail provided that, if sent by electronic mail such delivery must be accompanied or followed by a delivery method specified in clauses (a) through (c) hereof, addressed to the address, as set forth below, of the party to whom such notice is to be given (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):
If to Lender:
Citi Real Estate Funding Inc.
388-390 Greenwich Street
New York, New York 10013
Attention: Ana Rosu Marmann
Citigroup Global Markets Inc.
388-390 Greenwich Street
New York, New York 10013
Attention: Ana Rosu Marmann
Email: ana.rosu@citi.com

Barclays Capital Real Estate Inc.
745 Seventh Avenue
New York, New York 10019
Attention: Sabrina Khabie
and
Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor
New York, New York 10005
Attention: Robert Pettinato
and
Sociéte Générale Financial Corporation
245 Park Avenue
New York, New York 10167
Attention: Kevin Kelley, COO
with a copy to:
Dechert LLP
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: David W. Forti
If to Borrower:
MGM Growth Properties LLC
1980 Festival Plaza Drive, Suite 750
Las Vegas, Nevada 89135
Attention: Andy Chien
Email: achien@mgpreit.com
and
BCORE Windmill Parent LLC
c/o BREIT Operating Partnership L.P.
345 Park Avenue
New York, New York 10154
Attention: Head, U.S. Asset Management
Email: realestatenotices@blackstone.com

and
BCORE Windmill Parent LLC
c/o BREIT Operating Partnership L.P.
345 Park Avenue
New York, New York 10154
Attention: General Counsel
Email: realestatenotices@blackstone.com
with a copy to:
Email: leglanotices@mgmresorts.com (which shall not constitute notice)
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: W. Michael Bond and David Herman
Email: Michael.Bond@weil.com
Email: David.Herman@weil.com
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gregory J. Ressa, Esq. and Erik Quarfordt, Esq.
Email: gressa@stblaw.com and equarfordt@stblaw.com
A notice shall be deemed to have been given: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a Business Day.
Borrower hereby appoints MGM Grand Borrower (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Lender and signed by both the new Representative Borrower and the Representative Borrower being so replaced.
Section 10.7.    Trial by Jury. EACH OF LENDER, BORROWER AND THE OTHER LOAN PARTIES HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY

TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND THE OTHER LOAN PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, BORROWER AND THE OTHER LOAN PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER, BORROWER AND THE OTHER LOAN PARTIES.
Section 10.8.    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.9.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 10.10.    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower and any other Loan Party to any portion of the obligations of Borrower and such other Loan Parties hereunder in accordance with the Loan Documents. To the extent Borrower or any other Loan Party makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 10.11.    Waiver of Notice. Neither Borrower nor any other Loan Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or any other Loan Party and except with respect to matters for which Borrower and the other Loan Parties are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each of Borrower and the other Loan Parties hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower and the other Loan Parties.
Section 10.12.    Remedies of Borrower and the Other Loan Parties. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each of Borrower and the other Loan Parties agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and such other Loan Party’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 10.13.    Expenses; Indemnity. (a) Other than as expressly provided for in Sections 9.1.4 and 9.5, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable actually incurred attorneys’ fees, disbursements and expenses) actually incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and the other Loan Parties (including, without limitation, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property) subject to the terms and provisions of Section 9.1.4 hereof; (ii) Borrower’s and the other Loan Parties’ ongoing performance of and compliance with Borrower’s and the other Loan Parties’ agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Borrower; (v) securing Borrower’s and the other Loan Parties’ compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third-party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, any other Loan Party, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or any other Loan Party under this Agreement, the other Loan Documents or with respect to the Property (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ or any other Loan Parties’ defaults under the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5 hereof, provided, however, that Borrower and the other Loan Parties shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b)    Borrower and the other Loan Parties shall indemnify, defend and hold harmless the Indemnified Persons from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Person shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Person in any manner relating to or arising out of (i) any breach by Borrower or any other Loan Party of its obligations under, or any material misrepresentation by Borrower or any other Loan Party contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that neither Borrower nor any other Loan Party shall have any obligation to any Indemnified Person hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Person; provided, further, that this Section 10.13(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower and the other Loan Parties shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons.
(c)    Other than as provided for in Section 9.1 and Section 9.5, each of Borrower and the other Loan Parties covenants and agrees to pay for or, if Borrower or such other Loan Party fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
Section 10.14.    Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 10.15.    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or any other Loan Party may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or any other Loan Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower or any other Loan Party.
Section 10.16.    No Joint Venture or Partnership; No Third-Party Beneficiaries.
(a)    Borrower, the other Loan Parties and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower, the other Loan Parties and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)    This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and the other Loan Parties and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower and the other Loan Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 10.17.    Publicity. All news releases, publicity or advertising by Borrower, any other Loan Party or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or its Affiliates shall be subject to the prior written approval of Lender in its sole discretion. Nothing in this Section 10.17 shall prevent Borrower or any of its Affiliates from disclosing any information in connection with any investor communication or statutory reporting requirement or other Legal Requirements applicable to Borrower or any of its Affiliates.
Section 10.18.    Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
(a)    Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Individual Property; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.
(b)    To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure, Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
Section 10.19.    Waiver of Counterclaim. Each of Borrower and the other Loan Parties hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 10.20.    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and the other Loan Parties acknowledges that, with respect to the Loan, each of Borrower and the other Loan Parties shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or any other Loan Party, and Borrower and the other Loan Parties hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of Borrower and the other Loan Parties acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, the other Loan Parties or their respective Affiliates.
Section 10.21.    Brokers and Financial Advisors. Each of Borrower and the other Loan Parties hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each of Borrower and the other Loan Parties hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, or any other Loan Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 10.22.    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby and may not be contradicted by evidence of any alleged oral agreements, and all prior agreements among or between such parties, whether oral or written, between Borrower, or any other Loan Party and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 10.23.    Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Borrower under the Loan Documents shall be joint and several.
Section 10.24.    Approvals and Consents; Co-Lenders. The below Section 10.24(a) through (e) shall be of no further force and effect following a Securitization of any portion of the Loan.
(a)    Administrative Agent Decisions. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of this Section 10.24, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender with respect to (i) administrative functions with respect to the Loan, including all determinations relating to the distribution of funds in the Reserve Accounts held by Lender (subject to compliance with the terms and conditions set forth in Article VII hereof); (ii) all insurance matters, including settlement of Casualty and Condemnation proceeds and determinations regarding restoration and release of Net Proceeds pursuant to Section 6.4 hereof; (iii) confirmation (or determinations) of economic calculations under the Loan Documents (including the Aggregate LTV Ratio, Debt Service Coverage Ratio and Loan to Value Ratio); (iv) consents and approvals arising under the Loan and Loan Documents not expressly requiring the consent of Lender; (v) property level consent and approvals (or deemed approvals) including approvals of easements, zoning matters, non-disturbance agreements and REAs; (vi) budget approvals during the continuance of a Cash Trap Period or an Event of Default, (vii) Material Leases pursuant to Section 5.1.18 hereof; (viii) approvals of the Approved Annual Budget during the continuance of a Cash Trap Period or Event of Default, (ix) alterations (excluding, for the avoidance of doubt, any Replacements, PIP Work, Brand Mandated Work or Approved Alterations) if the aggregate amount required to complete such alterations exceeds the Threshold Amount; (x) changes to insurance requirements that are not otherwise contemplated pursuant to the terms and conditions hereof, (xi) approvals pursuant to Section 5.1.20, Section 5.2.1 and Section 5.3 hereof, (xii) review and confirmation of a Person’s satisfaction of the requirements set forth herein for a Replacement Guarantor, Substitute Guarantor, Public Vehicle or Qualified Transferee (but, in each case, the “know your customer” requirements of each Lender must be satisfied), (xiii) consent to or waiver of any non-monetary encumbrance of any Individual Property which is not permitted pursuant to the terms and conditions of the Loan Documents and (xiv) waiver of any non-monetary Event of Default under the Loan (collectively, the “Administrative Agent Decisions”) may, at all times when the Loan is held by more than one Lender, be given or may be waived with the written consent of Administrative Agent only and without the consultation, consent or approval of any of the other Lenders. At any time that Administrative Agent’s consent is required hereunder for an Administrative Agent Decision, provided no Event of Default is continuing, Administrative Agent’s consent shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect thereto.
(b)    Unanimous Decisions. Notwithstanding the foregoing, any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender to (i) increase the commitment of any Lender; (ii) change the principal of, or Interest Rate that has accrued or that will be charged on the outstanding principal amount of any Note; (iii) reduce the amount of any fees payable to Lender; (iv) postpone any date fixed for any payment of principal or, or interest on, the Loan (including, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor; (v) change any Lender’s Ratable Share; (vi) amend the sections of the Loan Agreement governing waivers and amendments or amend the definitions of the terms used in the Loan Agreement or any of the other Loan Documents insofar as such definitions affect amendments; (vii) release any Guarantor of its obligations except in connection with a Replacement Guarantor, Substitute Guarantor or other substitute Guaranty in accordance with the Loan Documents; (viii) except as contemplated in Section 10.24(a) above or as expressly permitted by the Loan Documents without consent, release or dispose, or consent to any Transfer of any collateral; (ix) waive any monetary Event of Default; (x) decide to accelerate the Loan during the continuance of an Event of Default; (xi) consent to or waiver of any further monetary encumbrance of the Property or pledge of the direct or indirect interest in Borrower, except as expressly permitted by the Loan Documents; (xii) enter into agreement providing for the subordination of the Loan to any other interest which would constitute a Lien against the Property or any transfers of the Property or the Loan by Borrower or of equity interests in Borrower (in each instance to the extent not permitted by this Agreement and the other Loan Documents) or (xiii) amend this Section 10.24 (collectively, the “Unanimous Decisions”) may only be given or waived, with the written consent of Administrative Agent at the written direction of all Lenders. Any consent or approval required or permitted by this Agreement or the other Loan Documents that is not a Unanimous Decision may be given or waived with the written consent of Administrative Agent only and without consultation, consent or approval of any of the other Lenders.
(c)    Replacement Administrative Agent. Prior to a Securitization of the whole Loan, there shall be an Administrative Agent for the Loan at all times when the Loan is held by more than one Lender. Citi Real Estate Funding Inc. shall be the initial Administrative Agent, provided that at any time (i) neither Citi Real Estate Funding Inc. nor any affiliate thereof owns a portion of the Loan, (ii) during the continuance of an Event of Default with respect to which Administrative Agent has provided written notice thereof to Borrower, or (iii) following a default by the Administrative Agent of its obligations under this Agreement or any Lender Documents, the Administrative Agent may resign or be replaced with a single Lender that is either then the sole Lender (of an affiliate thereof) or is a Lender (or an affiliate thereof) that (A) has otherwise been designated as the replacement Administrative Agent under the Lender Documents and (B) except in the case of clause (ii) above, has been approved by Borrower in its reasonable discretion. Upon the appointment of any successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become the Administrative Agent hereunder and any further resignation or replacement of any successor Administrative Agent shall be subject to the terms and conditions of this Section 10.24(c). Notwithstanding the foregoing, Borrower acknowledges and agrees that if the Loan is sold by any Lender such that the Loan is held by a single Lender, then automatically, and without any further action by any such Lender, all references to Administrative Agent hereunder shall be deemed to refer to such single Lender (or affiliate appointed thereby) that holds the Loan.
(d)    Lenders. Except as otherwise provided herein, at all times when the Loan is held by more than one Lender, Borrower shall have no obligation to recognize or deal directly with any Lender and Borrower may direct all notices, financial reporting, and requests for consent or approvals and any other relayed documentation or information to Administrative Agent and may conclusively rely upon the actions of Administrative Agent to bind the Lenders, notwithstanding that any particular action in question may, pursuant to this Agreement or any

Lender Document, be subject to the consent or approval of some or all of the Lenders in accordance with this Section 10.24. The Lenders, including Administrative Agent, and each of their affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower (subject to the terms hereof) or any affiliate of Borrower, or any Person who may do business with or own securities in Borrower or any affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.
(e)    Non-Consenting Lenders. If any Co-Lender declines to consent to any amendment, waiver or consent that shall have been requested in a writing by Borrower to Administrative Agent, which amendment, waiver or consent is a Unanimous Decision (a “Non-Consenting Lender”), and such amendment, waiver or consent is not approved (e.g., all other Co-Lenders have consented to such amendment, waiver or consent and such consent is insufficient in accordance with this Agreement to approve such amendment, waiver or consent), then Borrower, upon three (3) Business Days’ written notice to such Non-Consenting Lender (the “Consent Request Date”) may, at its sole expense require such Non-Consenting Lender to assign and delegate all of its interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee approved by Administrative Agent that shall assume such obligations; provided that (i) as of such Consent Request Date, no Event of Default shall have occurred and be continuing other than an Event of Default which results solely from the subject matter of the amendment, waiver or consent that such Non-Consenting Lender disapproved, (ii) such Non-Consenting Lender shall have received from the assignee Lender or Borrower payment of an amount equal to the outstanding principal amount of the Loan outstanding and owed to such Non-Consenting Lender as of the date such Non-Consenting Lender is replaced, together with accrued and unpaid interest thereon, and any other amounts due and payable to the Non-Consenting Lender hereunder and under the other Loan Documents in respect of its Loan had the Loan been repaid in full at such time, (iii) such assignment does not conflict with applicable law and (iv) such assignee Lender consents to the proposed amendment, waiver or consent on account of which Borrower shall have exercised its rights pursuant to this paragraph. A Non-Consenting Lender shall not be required to make any such assignment and delegation if prior thereto, such Non-Consenting Lender consents to the applicable amendment, waiver or consent.
(f)    At all times (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower and the other Loan Parties only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and the other Loan Parties and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.
(g)    Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, the other Loan Parties and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25.    Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
(a)    upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than two (2) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Individual Borrower or other Loan Party and the operation of each Individual Property regarding such significant business activities and business and financial developments of Borrower or other Loan Party as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and
(b)    the right, in accordance with the terms Section 5.1.11(a) of this Agreement, to examine the books and records of Borrower and the other Loan Parties at any reasonable times upon reasonable notice no more than four (4) times during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, the other Loan Parties, guests or any Tenants or other occupants of any Individual Property.
The rights described above in this Section 10.25 may be exercised by Lender on behalf of any Person which Controls Lender.
Section 10.26.    Use of Borrower Provided Information. Lender agrees that it shall use commercially reasonable efforts to use Provided Information solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan and any Securitization). Notwithstanding the foregoing, nothing in this Section 10.26 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.26, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.
Section 10.27.    Borrower Affiliate Lender. Lender agrees that the Lender Documents to which it is a party shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning all or any portion of the Loan or the Mezzanine Loan, including, without limitation, the beneficial interests in the Loan or the Mezzanine Loan as evidenced by any single or multi-class non-voting Securities in respect of any private or public securitization of the Loan or the Mezzanine Loan (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include restrictions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan including, without limitation, (i) restrictions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan, (ii) restrictions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (iii) restrictions on such Affiliate’s initiation of enforcement actions against equity collateral, (iv) restrictions on the making of protective advances, (v) restrictions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan, against Lender or any agent of Lender with respect to the duties and obligations of such Person under the Loan Documents or any Lender Document and (vi) restrictions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender, its co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan, other than in its capacity as Borrower to the extent discussions and negotiations are being conducted with Borrower (as distinct from internal discussions and negotiations among the various creditors).
Section 10.28.    Franchise/License Agreements. For the avoidance of doubt, nothing contained in this Agreement or any of the other Loan Documents is, or shall be deemed to constitute, a collateral assignment, pledge or grant of a security interest by Borrower to Lender with respect to any Franchise/License Agreement or any guaranty of Borrower of a Franchise/License Agreement in violation of such Franchise/License Agreement or guaranty of such Franchise/License Agreement.
Section 10.29.    EU Bail In Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any EEA Write Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any EEA Bail In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the EEA Write Down and Conversion Powers of any EEA Resolution Authority.
Section 10.30.    Gaming Laws.
(a)    This Agreement and the other Loan Documents are subject to the Gaming Laws. Lender acknowledges that (i) it may be subject of being called forward by any Gaming Authority or any Liquor Authority, in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into, ownership and/or operation of the Property, and the possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, shall be subject to any applicable provisions of the Gaming Laws and Liquor Laws and receipt of required approvals from the requisite Governmental Authorities.
(b)    Lender agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over Borrower, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Lender, Borrower, or to the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
MANDALAY PROPCO, LLC
MGM GRAND PROPCO, LLC,
each a Delaware limited liability company
By:    /s/ Qahir Madhany
Name:    Qahir Madhany
Title:    Authorized Signatory
[Signature Page to Loan Agreement]

CITI:
CITI REAL ESTATE FUNDING INC.
By:    /s/ Harry Kramer
Name:    Harry Kramer
Title:    Vice President
[Signature Page to Loan Agreement]

BARCLAYS:
BARCLAYS CAPITAL REAL ESTATE INC.
By:    /s/ Sabrina J. Khabie
Name:    Sabrina J. Khabie
Title:    Authorized Signatory
[Signature Page to Loan Agreement]

DB:
DEUTSCHE BANK AG, NEW YORK BRANCH
By:    /s/ Stephen H. Choe
Name:    Stephen H. Choe
Title:    Managing Director
By:    /s/ Eugene Kim
Name:    Eugene Kim
Title:    Director
[Signature Page to Loan Agreement]

SOCGEN:
SOCIÉTÉ GÉNÉRALE FINANCIAL CORPORATION
By:    /s/ Kevin Kelley
Name:    Kevin Kelley
Title:    Vice President
[Signature Page to Loan Agreement]

ADMINISTRATIVE AGENT:
CITI REAL ESTATE FUNDING INC.
By:    /s/ Harry Kramer
Name:    Harry Kramer
Title:    Vice President
[Signature Page to Loan Agreement]